  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1997

                                                     REGISTRATION NO. 333-27087
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2

                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        PERITUS SOFTWARE SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

      MASSACHUSETTS                  7371                    04-3126919
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                               304 CONCORD ROAD
                      BILLERICA, MASSACHUSETTS 01821-3485
                                (508) 670-0800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                ALLEN K. DEARY
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                        PERITUS SOFTWARE SERVICES, INC.
                               304 CONCORD ROAD
                      BILLERICA, MASSACHUSETTS 01821-3485
                                (508) 670-0800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
         PETER B. TARR, ESQ.                      MARK J. MACENKA, ESQ.
          HALE AND DORR LLP                  TESTA, HURWITZ & THIBEAULT, LLP
           60 STATE STREET                          HIGH STREET TOWER
     BOSTON, MASSACHUSETTS 02109                     125 HIGH STREET
      TELEPHONE: (617) 526-6000                BOSTON, MASSACHUSETTS 02110
      TELECOPY: (617) 526-5000                  TELEPHONE: (617) 248-7000
                                                TELECOPY: (617) 248-7100

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS BE ACCEPTED TO BUY PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 1997

                                2,900,000 SHARES


            [LOGO OF PERITUS SOFTWARE SERVICES, INC. APPEARS HERE]

                                  COMMON STOCK

  Of the 2,900,000 shares of Common Stock offered hereby, 2,800,000 shares are being sold by the Company and 100,000 shares are being sold by a Selling Stockholder. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "PTUS."

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  Proceeds to
                       Price to     Underwriting   Proceeds to      Selling
                        Public      Discount(1)     Company(2)    Stockholders
------------------------------------------------------------------------------
Per Share.........       $              $              $              $
Total(3)..........      $              $              $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $875,000.

(3) Certain Selling Stockholders of the Company have granted to the Underwriters a 30-day option to purchase up to 435,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters
    exercise this option in full, the Price to Public will total $   , the
    Underwriting Discount will total $    and the Proceeds to Selling
    Stockholders will total $   . See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the offices of Montgomery Securities on or about       , 1997.

                                  -----------

MONTGOMERY SECURITIES

            WESSELS, ARNOLD & HENDERSON

                                                     H.C. WAINWRIGHT & CO., INC.

                                        , 1997

Inside Front Cover:

    The inside front cover depicts a computer screen shot of the Peritus AutoEnhancer/2000 Software. Underneath the heading is the following text: The Peritus AutoEnhancer/2000 software automates identification of date-sensitive variables, correction of source code and generation of programs that convert data and create bridges. The screen shot labels the tasks (Set Up Identification; Analyze Data Access; Prepare Seed List; Propagate Seeds; Add Seeds; Approve Identification Phase), steps (Build Renovation Directory; PILate; Review PILation Messages; Complete Identification Setup) and functions (described below) depicted on the screen. There are a number of arrows emanating from the screen that describe the various functions in the Company's AutoEnhancer/2000 software:

     Segmentation:
     -------------
     Load the software to be renovated into the renovation center, put it under source code control and verify its completeness.

     Identification:
     ---------------
     Convert the source code to PIL, augment the seed list using the adaptive seed generator and propagate the seed information through the software to identify the date-sensitive variables.

     Correction:
     -----------
     Correct the source code according to the correction strategy selected (data expansion, logic correction or a hybrid).

     Bridge:
     -------
     Build the required bridges by generating wrappers, filters and converters.

     Adaptation:
     -----------
     Identify and annotate the date-sensitive job control and note any record size changes.

     Verification:
     -------------
     Reconcile the correction audit trail and compare the compile results from the pre- and post-renovation source code.

     Packaging:
     ----------
     Package the renovated source code and generated source code for return to the client.

The Powered by Peritus logo is in the lower right corner of the page.

Gatefold Graphic

     The gatefold graphic is a matrix composed of rows and columns and entitled "Year 2000 Mass Change Renovation -- Powered by Peritus." The left column of the matrix identifies each of the four rows: (i) Phases, (ii) Tasks, (iii) Technology and (iv) Capacity. The first row (Phases) identifies the phases of a year 2000 renovation: assessment, correction and test. The second row (Tasks) describes the tasks of each phase: (i) under assessment--perform inventory, analyze business exposure, resolve dispositions, analyze impact and plan renovation; (ii) under correction--identify date-sensitive variables, correct code, generate bridges and generate data converters; and (iii) under test-- perform unit tests, perform system tests and deploy into production. The third row (Technology) describes the technology with the following text: The AutoEnhancer/2000 software is designed to be interoperable with third party assessment and testing tools. The diagram indicates that the technology for an assessment phase is provided by third party assessment tool providers, the technology for the correction phase (and part of the assessment and test phases) resides with Peritus AutoEnhancer/2000 and the technology for the test phase resides with third party test tool providers. The last row (Capacity) describes the capacity of a year 2000 renovation with the following text:
Peritus licenses its AutoEnhancer/2000 software directly and indirectly to end users and value added integrators. As of April 30, 1997, the AutoEnhancer/2000 software was installed in more than 45 installations. The last row of the graph shows graphical representations of various renovation centers: clients, value added integrators (VAI's) and Peritus.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus (i) reflects the filing in May 1997 of Articles of Amendment to the Company's Articles of Organization redesignating the Company's Class A Voting Common Stock as Common Stock (the "Common Stock"), (ii) gives effect upon the closing of this offering to the lapse of the Redeemable Common Stock Right and the conversion of the Company's Class B Non-Voting Common Stock (the "Class B Common Stock"), Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (together, the "Convertible Preferred Stock") into an aggregate of 3,822,903 shares of Common Stock and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Underwriting" and Note 10 of Notes to the Company's Consolidated Financial Statements.

                                  THE COMPANY

  Peritus Software Services, Inc. ("Peritus" or the "Company") provides software products and services that enable organizations to improve the productivity, quality and effectiveness of their information technology ("IT") systems maintenance or "software evolution" functions. The Company's solutions, which employ software tools, methodologies and processes, are designed to automate the labor-intensive processes involved in conducting "mass change" and other software maintenance tasks. In 1996, the Company released its first software product, its AutoEnhancer/2000 software, which is aimed at the most pressing mass change challenge, the "year 2000 problem." The Company licenses this software directly to end users as well as through consultants, systems integrators (together, "value added integrators") and distributors. The Company also provides software maintenance outsourcing services to large organizations that seek to enhance the productivity of their IT systems and application software maintenance functions.

  Organizations worldwide are faced with the challenge of modifying, enhancing and adapting their IT systems and evolving their software to respond to a changing and more competitive business environment. This challenge has increased with the broadening complexity of IT and the continued evolution of mainframe systems, as well as the advent of distributed, client/server computing and the proliferation of third-party enterprise software applications. One of the most crucial software evolution challenges facing IT departments is the cost-effective implementation of mass changes to application systems and their associated databases. Examples of mass change problems include the year 2000 problem, which is the inability of certain computer systems to properly interpret dates for the year 2000 and beyond, the European Union's expected conversion to the euro currency, the anticipated expansion in the number of digits in Japan's telephone numbers and the extension of the number of digits or other characters in zip codes, product codes and account numbers.

  According to its January 1993 ADM Research Note, Gartner Group, Inc. estimated that, within the established worldwide IT infrastructure, up to 200 billion lines of COBOL software code have been written to support applications, many of which are mission-critical. In addition, between 60% to 80% of the average annual IT application development budget is spent on the maintenance of legacy applications. Although the maintenance function within IT departments has received little management attention historically, the impending year 2000 problem, with an estimated cost of between $300 and $600 billion to fix, represents the most significant IT maintenance challenge to date.

  The Company's AutoEnhancer/2000 software is designed to automate the critical correction phase of a year 2000 renovation. The Company has entered into agreements with a number of leading value added integrators and distributors, including Bull HN Information Systems Inc., a related party, CIBER, Inc., Computer Sciences Corp., IBM Global Services and Keane, Inc., which license the Company's software tool for use in serving their clients. The Company also licenses its AutoEnhancer/2000 software tool directly to end users, including Metropolitan Life Insurance Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are employing the tool in-house as part of their year 2000 renovation efforts. During 1996 and the three months ended March 31, 1997, revenue from the licensing of the AutoEnhancer/2000 software represented 33.9% and 52.7% of the Company's total revenue, respectively, and the Company expects that such license revenue will continue to represent a significant percentage of its total revenue for the foreseeable future. In June 1997, the Company entered into a joint marketing agreement with VIASOFT, Inc., a provider of enterprise application management solutions, to form a joint marketing arrangement that would combine complementary product and services offerings in a "best practice" suite of year 2000 solutions.

  The Company's software maintenance outsourcing services are provided on a fixed-fee basis and employ the Company's proprietary software tools, methodologies and processes to generate productivity gains through the automation of the software evolution process. Under maintenance outsourcing engagements, the Company typically assumes responsibility for providing software maintenance services for the client. Productivity gains can be realized through contract pricing that guarantees reductions in IT costs and/or measurable improvements in the quality and throughput of maintenance tasks. The Company provides its outsourcing services pursuant to multi-year engagements to a number of large organizations, including Advanced Micro Devices, Inc., Bull HN Information Systems Inc., a related party, Computervision Corporation, MicroAge Computer Center, Inc., NYNEX and Stratus Computer, Inc. The Company also provides its productivity-enhancing maintenance techniques to clients that maintain their source code in-house through the Company's technology transfer services.

  The Company's objective is to establish leadership in providing solutions based on software tools and methodologies that significantly enhance the productivity of the software evolution process. The Company intends to accomplish this goal by developing additional product extensions from its core technology that are aimed at specific mass change challenges. In addition, the Company intends to leverage the relationships developed through its year 2000 products and services into long-term outsourcing engagements and future mass change sales opportunities.

  Peritus is a Massachusetts corporation organized in August 1991. The Company's principal executive offices are located at 304 Concord Road, Billerica, Massachusetts 01821-3485, and its telephone number is (508) 670-0800.

                                  THE OFFERING

 Common Stock offered by the Company................  2,800,000 shares
 Common Stock offered by the Selling Stockholder....    100,000 shares
 Common Stock to be outstanding after the offering.. 12,809,648 shares (1)
 Use of proceeds.................................... For (i) repayment of certain existing
                                                     indebtedness, (ii)
                                                     research and development,
                                                     (iii) working capital and
                                                     other general corporate
                                                     purposes and (iv) possible
                                                     acquisitions.
 Nasdaq National Market symbol...................... PTUS

--------
(1) Based on the number of shares of Common Stock outstanding on May 31, 1997. Excludes an aggregate of 3,025,613 shares of Common Stock reserved under the Company's 1992 Long-Term Incentive Plan, all of which shares were subject to outstanding options as of May 31, 1997 at a weighted average exercise price of $2.28 per share. Also excludes an aggregate of 2,350,000 shares of Common Stock reserved under the Company's 1997 Stock Incentive Plan, 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan, 469,500 of which shares were subject to outstanding options as of May 31, 1997 at an exercise price of $10.00 per share. Also excludes 312,500 shares of Common Stock issuable upon the exercise of outstanding warrants as of May 31, 1997 at an exercise price of $1.60 per share. See "Management--Executive Compensation" and Notes 10 through 14 of Notes to the Company's Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS
                                                                    ENDED
                                YEAR ENDED DECEMBER 31,           MARCH 31,
                          ------------------------------------  ---------------
                          1992    1993   1994   1995    1996     1996     1997
                          -----  ------ ------ ------- -------  -------  ------
STATEMENT OF OPERATIONS
 DATA:
Revenue:
  Outsourcing services... $ 746  $1,798 $7,130 $16,400 $10,190  $ 2,244  $2,519
  License................   --      --     --      --    6,526      --    4,144
  Other services.........   117     433    742   2,105   2,519      404   1,196
                          -----  ------ ------ ------- -------  -------  ------
    Total revenue (1)....   863   2,231  7,872  18,505  19,235    2,648   7,859
Cost of revenue:
  Outsourcing services...   517     841  4,700   9,602   8,488    2,234   2,045
  License................   --      --     --      --      162      --      127
  Other services.........   103     306    319   2,421   2,931      506   1,289
                          -----  ------ ------ ------- -------  -------  ------
    Total cost of
     revenue.............   620   1,147  5,019  12,023  11,581    2,740   3,461
                          -----  ------ ------ ------- -------  -------  ------
Gross profit (loss)......   243   1,084  2,853   6,482   7,654      (92)  4,398
Total operating
 expenses................   357     889  2,209   6,189  12,398    2,762   3,942
                          -----  ------ ------ ------- -------  -------  ------
Income (loss) from
 operations..............  (114)    195    644     293  (4,744)  (2,854)    456
Net income (loss)........ $(112) $  188 $  305 $    55 $(4,921) $(2,712) $  406
Pro forma net income
 (loss) per share (2)....                              $ (0.46)          $ 0.03
Weighted average shares
 used to compute pro
 forma net income (loss)
 per share (2)...........                               10,695           12,711

                                                            MARCH 31, 1997
                                                        ------------------------
                                                                    PRO FORMA
                                                        ACTUAL   AS ADJUSTED (3)
                                                        -------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $ 5,022      $31,711
Working capital........................................   8,406       35,095
Total assets...........................................  15,712       42,401
Long-term debt, net of current portion.................   1,476          533
Redeemable stock.......................................  12,546          --
Stockholders' equity (deficit).........................  (3,160)      37,018

--------
(1) Revenue (in thousands) from related parties in the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 was $745, $824, $4,317, $10,124, $6,443, $1,179 and $975,
    respectively. See the Company's Consolidated Financial Statements.
(2) See Note 2 of Notes to the Company's Consolidated Financial Statements for an explanation of the determination of pro forma net income (loss) per share.
(3) Gives effect to (i) the conversion of all outstanding shares of Class B Common Stock and Convertible Preferred Stock into Common Stock and the lapse of the Redeemable Common Stock Right upon the closing of this offering, and (ii) the sale by the Company of the 2,800,000 shares of Common Stock offered hereby, and the application of a portion of the estimated net proceeds therefrom to repay certain indebtedness, at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses. See "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

  Information contained in this Prospectus includes "forward-looking statements" that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. The Company faces many risks and uncertainties, including without limitation those described in this Prospectus under the caption "Risk Factors." Because of these many risks and uncertainties, the Company's actual results may differ materially from any results presented in or implied by the forward-looking statements included in this Prospectus.

                                ----------------

  Peritus is a registered trademark of the Company, Automate: 2000 is a registered service mark of the Company and AutoEnhancer/2000 is a trademark of the Company. Other trademarks and service marks used in this Prospectus are the property of their respective owners.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

LIMITED OPERATING HISTORY; NET LOSS

  The Company was founded in August 1991 and began operations in 1992. Most of the Company's revenue to date has been attributable to software maintenance outsourcing and other services, and the Company had no license revenue prior to 1996. The Company's software maintenance AutoEnhancer/2000 software, which the Company anticipates will provide the principal source of new license revenue for the foreseeable future, has a limited history of client acceptance and use. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by organizations in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade its technologies and commercialize products and services that incorporate such technologies and achieve market acceptance for its products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company incurred a net loss of $4,921,000 during 1996, and there can be no assurance that the Company will achieve or sustain profitability.

POTENTIAL FLUCTUATIONS IN QUARTERLY PERFORMANCE

  The Company's revenue and operating results have varied substantially from quarter to quarter. The Company's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size and nature of the Company's individual outsourcing, technology transfer, insourcing and licensing transactions; unforeseen difficulties in performing such transactions; the performance of the Company's value added integrators and distributors; the timing of the introduction and the market acceptance of new services, products or product enhancements by the Company or its competitors; the relative proportions of revenue derived from license fees and professional services; changes in the Company's operating expenses; personnel changes; foreign currency exchange rates and fluctuations in economic and financial market conditions.

  The timing, size and nature of individual outsourcing, technology transfer, insourcing and licensing transactions are important factors in the Company's quarterly operating results. Many such transactions involve large dollar amounts, and the sales cycle for these transactions is often lengthy and unpredictable. In addition, the sales cycle associated with these transactions is subject to a number of uncertainties, including clients' budgetary constraints, the timing of clients' budget cycles and clients' internal approval processes. There can be no assurance that the Company will be successful in closing such large transactions on a timely basis or at all. In addition, as the Company begins to derive a greater proportion of total revenue from license revenue, the Company may realize a disproportionate amount of its revenue and income in the last month of each quarter and, as a result, the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a given quarter. Accordingly, delays in product delivery or in the closing of sales near the end of a quarter could cause quarterly revenue and, to a greater degree, operating results to fall substantially short of anticipated levels. Most of the Company's outsourcing engagements are performed on a fixed-price basis and, therefore, the Company bears the risk of cost overruns and inflation. A significant percentage of the Company's revenue derived from these engagements is recognized on the percentage-of-completion method, which requires revenue to be recorded over the term of a client contract. A loss is recorded at the time when current estimates of project costs exceed unrecognized revenue. The Company's operating results may be adversely affected by inaccurate estimates of contract completion costs.

  The Company's expense levels are based, in part, on its expectations as to future revenue and are fixed, to a large extent, in the short term. As a result, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenue in relation to the Company's expectations would have an immediate and material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company plans to increase operating expenses to expand its research and development, client technical support and professional services staff, sales force and administrative infrastructure. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in quarterly and annual results of operations.

  Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that future revenue and operating results will not vary substantially. It is also possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON YEAR 2000 MARKET

  The growth in the Company's revenue in 1996 and the three months ended March 31, 1997 resulted primarily from increased demand for the Company's services and products relating to resolution of the year 2000 problem. Although the Company believes that the market for products and services relating to the year 2000 problem will grow as the year 2000 approaches, there can be no assurance that this market will develop to the extent anticipated by the Company, if at all. Significant expense for sales and marketing may be required to inform potential clients of the year 2000 problem and the need for products and services addressing the problem. There can be no assurance that the year 2000 solution providers will devote the resources necessary to effectively inform potential clients of this problem or that potential clients will understand or acknowledge the problem. In addition, affected organizations may not be willing or able to allocate the resources, financial or otherwise, to address the problem in a timely manner. Many organizations may attempt to resolve the problem internally rather than contract with outside firms such as the Company and value added integrators to which the Company licenses its software products. Due to these factors, development of the market for year 2000 products and services is uncertain and unpredictable. If the market for year 2000 products and services fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations could be materially adversely affected.

NEED TO DEVELOP ADDITIONAL PRODUCTS AND SERVICES

  The Company currently generates significant revenue from, and devotes significant resources to, products and services that address the year 2000 problem. Although the Company believes that the demand for its products and services relating to the year 2000 problem will continue to exist for some time after the year 2000, this demand will diminish significantly over time and will eventually disappear. There can be no assurance that the Company will be able to expand successfully its business beyond the year 2000 market. Specifically, there can be no assurance that mass change markets such as those associated with Europe's expected conversion to the euro currency or Japan's anticipated telephone number expansion will develop or reach the size currently estimated or that the Company will successfully develop or market products and services capable of handling such mass changes. The failure to diversify and develop additional products and services would have a material adverse effect on the Company's business, financial condition and results of operations.

CONCENTRATION OF CLIENTS AND CREDIT RISK; RELATED PARTY TRANSACTIONS

  To date, the Company's revenue has been dependent on a few major clients, Bull HN Information Systems Inc., a related party ("Bull"), Stratus Computer, Inc. ("Stratus"), Computervision Corporation ("Computervision"), Metropolitan Life Insurance Company ("Met Life"), IBM Global Services ("IBM") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). During the three months ended March 31, 1997, Merrill Lynch, Met Life and IBM represented approximately 26.1%, 14.0% and 10.6% of the Company's total revenue, respectively. During 1996, Bull, Merrill Lynch and Stratus represented approximately 29.0%, 14.6% and 12.1% of the Company's total revenue, respectively. During 1995, Bull, Stratus and Computervision represented approximately 50.3%, 12.9% and 11.0% of the Company's total revenue, respectively. During 1994, Bull and Computervision represented approximately 51.7% and 29.3% of the

Company's total revenue, respectively. In addition, the Company's ten largest clients represented approximately 82.2%, 77.9%, 90.5% and 92.1% of the Company's total revenue in the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Most of the Company's contracts with its clients are terminable at will by either party upon written notice in accordance with the terms of the contract, at which time payment for services rendered to date is due. In addition, certain contracts provide for limited price protection and related notice provisions that could require the Company to adjust the pricing provisions of these contracts. To date, the Company has not made any such adjustments. Although the Company's largest clients have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon revenue from a small number of clients. There can be no assurance that the Company's major clients will continue to purchase products and services from the Company at current levels, if at all, or that the Company will be able to replace revenue from such clients with revenue from other clients. The loss of, or a significant reduction in revenue from, any of the Company's major clients could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, with such a large percentage of the Company's revenue attributable to a small number of clients, the loss of one or more major clients could have a material adverse effect on the Company's liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Certain Transactions" and Note 8 of Notes to the Company's Consolidated Financial Statements.

MANAGEMENT OF GROWTH

   The Company's business has grown significantly in size and complexity over the past three years. Total revenue increased from $7,872,000 in 1994 to $19,235,000 in 1996. In addition, the number of employees increased from 130 to 229 during the same period, and the Company expects to hire additional personnel during 1997. The growth in the size and complexity of the Company's business as well as its client base has placed and is expected to continue to place a significant strain on the Company's management and operations. Certain members of the Company's senior management team have been with the Company for less than a year, and the Company's senior management has had limited experience in managing publicly traded companies. The Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new development, managerial, finance, sales and marketing and support personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in hiring or retaining such personnel. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations.

DEPENDENCE UPON THIRD-PARTY CHANNELS; POTENTIAL FOR CHANNEL CONFLICT

  The Company offers its products and services directly to end users through its sales force and indirectly through third-party channels, which include value added integrators and distributors. Although sales through third-party channels accounted for only 16.6% of the Company's total revenue in the three months ended March 31, 1997, the Company expects to rely to a significant degree on its value added integrators and distributors to provide sales and marketing presence and name recognition, as well as the resources necessary to offer large-scale, comprehensive software maintenance solutions, including solutions relating to the year 2000 problem. Although the Company dedicates significant resources to develop its indirect channels, there can be no assurance that the Company will be able to attract and retain a sufficient number of qualified firms to successfully sell and market its products. While the Company has granted exclusive marketing rights to certain distributors in defined geographic territories, these firms are not prohibited from entering into similar arrangements with the Company's competitors. The failure of the Company to maintain its current third-party channels or develop other third-party channels, the Company's inability to adequately support the requirements of its third-party channels, the development of competitive products and services by the Company's value added integrators and distributors or the entry by such firms into alliances with competitors of the Company would substantially limit the Company's ability to provide its products and services and, accordingly, would have a material adverse effect on the Company's business, financial condition and results of operations.

  In June 1997, the Company entered into a joint marketing agreement with VIASOFT, Inc. ("VIASOFT") to form a joint marketing arrangement that would combine complementary product and service offerings in a "best practice" suite of year 2000 solutions. There can be no assurance, however, that such marketing arrangement will yield a suite of year 2000 solutions or that such solutions will be accepted by the marketplace. There also can be no assurance that the Company will enter into "best practice" marketing arrangements with any other firm or that any such arrangements would be successful.

  Selling through indirect channels may also limit the Company's contacts with end users of its products and services. As a result, the Company's ability to accurately forecast sales, evaluate client satisfaction and recognize emerging client requirements may be hindered. The Company's strategy of selling its products directly to end users and indirectly through third-party channels may result in distribution channel conflicts. The Company's direct sales efforts may compete with those of its indirect channels and, to the extent different value added integrators and distributors target the same clients, they may also come into conflict with each other. There can be no assurance that channel conflicts will not materially adversely affect its relationship with existing value added integrators or distributors or adversely affect its ability to attract new value added integrators and distributors. In addition, if the Company is successful in increasing product sales through third-party channels, the Company expects that any material increase in the Company's indirect sales as a percentage of total revenue may materially adversely affect the Company's average selling prices and gross margins due to potentially lower average license fees from indirect channels. See "Business-- Sales and Marketing."

COMPETITION

  The market for the Company's products and services is intensely competitive and is characterized by rapid change in technology and user needs and the frequent introduction of new products. The anticipated growth in the mass change and year 2000 industries is expected to attract additional competitors, some of which may offer additional products and services. There are no significant barriers to entry in the year 2000 industry. In addition, the Company faces competition in the software maintenance outsourcing services market. A number of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than those of the Company and certain of the Company's value added integrators and distributors. As a result, there can be no assurance that the Company's products and services, including the solutions offered by the Company's value added integrators and distributors, will compete effectively with those of their respective competitors. The Company's value added integrators and distributors may also offer or develop products and services that compete with the Company's products and services. There can be no assurance that such value added integrators and distributors will not give higher priority to the sales of these or other competitive products and services. See "Business--Competition."

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

  The future success of the Company's growth strategy will depend to a significant extent on its ability to attract, train, motivate and retain highly skilled software professionals, particularly project managers, software engineers and other senior technical personnel. The Company believes that there is a shortage of, and significant competition for, software development professionals with the skills and experience necessary to perform the services offered by the Company. The Company's ability to maintain and renew existing engagements and obtain new business depends, in large part, on its ability to hire and retain technical personnel with the IT skills that keep pace with continuing changes in software evolution, industry standards and technologies and client preferences. The inability to hire additional qualified personnel could impair the Company's ability to satisfy its growing client base, requiring an increase in the level of responsibility for both existing and new personnel. There can be no assurance that the Company will be successful in retaining current or future employees.

FIXED-PRICE, FIXED-TIME FRAME CONTRACTS

  As a core element of its business philosophy, the Company's strategy is to offer its outsourcing and technology transfer services on fixed-price, fixed-time frame contracts, rather than contracts in which payment to the Company is determined solely on a time-and-materials basis. These contracts are terminable by either party generally upon prior written notice. Although the Company uses its proprietary tools and methodologies and its past project experience to reduce the risks associated with estimating, planning and performing the fixed-price projects, the Company's standard outsourcing and technology transfer agreements provide for a fixed-fee based on projected reductions in a client's maintenance costs and increases in a client's maintenance productivity. The Company's failure to estimate accurately the resources, costs and time required for a project or its failure to complete its contractual obligations within the time frame committed could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL FOR CONTRACT LIABILITY

  The Company's products and services relating to software maintenance, especially solutions addressing the year 2000 problem, involve key aspects of its clients' computer systems. A failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its products and services. Despite this precaution, there can be no assurance that the limitations of liability set forth in its contracts would be enforceable or would otherwise protect the Company from liability for damages. Additionally, the Company maintains general liability insurance coverage, including coverage for errors and omissions. However, there can be no assurance that such coverage will continue to be available on acceptable terms, or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any contract liability claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations.

SOFTWARE ERRORS OR BUGS

  The Company's software products and tools are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs or viruses may result in loss of or delay in market acceptance, a failure in a client's system or loss or corruption of client data. Although the Company has not experienced material adverse effects resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its clients, errors will not be found in new products, which errors could have a material adverse effect upon the Company's business, financial condition and results of operations.

INTEGRATION OF ACQUISITIONS

  In January 1996, the Company acquired Vista Technologies Incorporated, a developer of computer-aided engineering software. Although the Company has no existing commitments or agreements regarding any acquisitions, it may in the future seek acquisitions of businesses, products and technologies that are complementary to those of the Company. There can be no assurance that the Company will ultimately effect any such acquisition, or that the Company will be able to integrate successfully into its operations any business that it may acquire. The process of integrating an acquired company's business into the Company's operations may result in ongoing and extraordinary operating difficulties and expenditures, may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business and may result in charges to operating results. In addition, future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Acquisitions also involve other risks, including entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees. There can be no assurance that a given acquisition, whether or not consummated, would not have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED PROTECTION OF PROPRIETARY RIGHTS

  The Company relies on a combination of patent, copyright, trademark and trade secret laws and license agreements to establish and protect its rights in its software products and proprietary technology. In addition, the Company currently requires its employees and consultants to enter into nondisclosure and assignment of invention agreements to limit use of, access to and distribution of its proprietary information. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate. The laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by the Company to protect its proprietary rights, it may be possible for unauthorized third parties to copy aspects of the Company's products, reverse engineer, develop similar technology independently or obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not develop technologies similar or superior to the Company's technology or design around the proprietary rights owned by the Company.

  The Company has entered into license agreements with a limited number of clients that allow these clients access to and use of the Company's AutoEnhancer/2000 software source code for certain purposes. Access to the Company's source code may increase the likelihood of misappropriation or misuse by third parties.

  The Company has filed two patent applications with the United States Patent and Trademark Office (the "PTO") pertaining to technologies, processes and methodologies with respect to the Company's software. Neither of these patents has been granted and there can be no assurance that a patent will be issued pursuant to either of these applications or that, if granted, such patent would survive a legal challenge to its validity or provide meaningful or significant protection to the Company. Some competitors of the Company have announced the filing with the PTO of patent applications relating to fixing and assessing the year 2000 problem. The Company expects that the risk of infringement claims against the Company might increase because its competitors might successfully obtain patents for software products and processes or because new and overlapping processes and methodologies used in such services will become more pervasive, increasing the likelihood of infringement. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that the assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, if at all. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company maintains trademarks and service marks to identify its various service offerings, products and software. Although the Company has registered one trademark and one service mark with the PTO and has several trademark and service mark applications pending in the United States and foreign jurisdictions, not all of the applications have been granted and, even if granted, there can be no assurance that a particular trademark or service mark will survive a legal challenge to its validity or provide meaningful or significant protection to the Company. In some cases, entities other than the Company are using certain trademarks and service marks, either in jurisdictions in which the Company has not filed an application or in which the Company is using a mark in a different manner than a third party. There may be some risk of infringement claims against the Company in the event that a service or product of the Company is too similar to that of another entity that is using a similar mark.

DEPENDENCE ON THIRD-PARTY TECHNOLOGY

  The Company's proprietary software is currently designed, and may in the future be designed, to work on or in conjunction with certain third-party hardware and/or software products. If any of these current or future third-party vendors were to discontinue making their products available to the Company or to licensees of the Company's software or to increase materially the cost to the Company or its licensees to acquire, license or purchase the third-party vendors' products, or if a material problem were to arise in connection with the ability of the Company to design its software to properly use or operate with third-party hardware and/or software products, the Company would be required to redesign its software to function with or on alternative third-party products or attempt to develop internally a replacement for the third-party products. In such an event, interruptions in the availability or functioning of the Company's software and delays in the introduction of new products and services may occur until equivalent technology is obtained. There can be no assurance that an alternative source of suitable technology would be available or that the Company would be able to develop an alternative product in sufficient time or at a reasonable cost. The failure of the Company to obtain or develop alternative technologies or products on a timely basis and at a reasonable cost could have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

  The market for the Company's products and services is characterized by rapidly changing technology, evolving industry standards and new product introductions and enhancements that may render existing products obsolete. As a result, the Company's market position could erode rapidly due to unforeseen changes in the features and functionality of competing products. The Company's future success will depend in part upon its ability to enhance its existing products and services and to develop and introduce new products and services to meet changing client requirements. The process of developing products and services such as those offered by the Company is extremely complex and is expected to become increasingly complex and expensive in the future with the introduction of new platforms and technologies. There can be no assurance that the Company will successfully complete the development of new products in a timely fashion or that the Company's current or future products will satisfy the needs of its target market.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

  The Company's business depends on a small number of key managerial personnel. The loss of any of these key individuals could have a material adverse effect on the Company's operations. In particular, the Company's operations, particularly its research and development efforts, are dependent on Dr. Dominic K. Chan, the Company's Chairman and Chief Executive Officer. Dr. Chan is not subject to an employment agreement with the Company. See "Management--Employment Agreements."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  Although the Company's international revenue represented only 9.4% of total revenue during 1996, the Company has subsidiaries in Spain and India and distributors in Canada, Italy and Japan, and intends to expand its international sales activities as part of its business strategy. To date, substantially all of the Company's international revenue has been attributable to revenue generated by the Company's majority-owned Spanish subsidiary, Persist Servicios Software, S.A. In order to expand international sales, the Company must establish additional foreign operations, hire additional personnel and establish relationships with additional value added integrators and distributors. This will require significant management attention and financial resources and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to address international market demand for the Company's products and services. The Company's international sales are primarily denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. In addition, the Company's international business may be subject to a variety of risks, including difficulties in collecting international accounts receivable or obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition or results of operations.

DEPENDENCE ON INDIA OFFSHORE SOFTWARE DEVELOPMENT CENTER

  The Company has recently established an offshore software development center in Bangalore, India that is intended to provide the Company with a cost advantage as well as the ability to provide 24-hour coverage for its outsourcing services clients. To provide its service delivery model, the Company must maintain communications between its offices, the offices of its clients in the U.S. and the Bangalore offshore software development facility. Any loss of the Company's ability to transmit voice and data through satellite communications to India could have a material adverse effect on the Company's business, financial condition and results of operations. In the past, India has experienced significant inflation, low growth in gross domestic product and shortages of foreign exchange. India also has experienced civil unrest and terrorism and, in the past, has been involved in conflict with neighboring countries. No assurance can be given that the Company will not be adversely affected by changes in inflation, interest rates, taxation, social stability or other political, economic or diplomatic developments in or affecting India in the future. In addition, the Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and Indian government actions concerning the economy could have material adverse effect on private sector entities, including the Company. During recent years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Certain of those benefits that directly affect the Company include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy. The elimination of any of the benefits realized by the Company from its Indian operations could have a material adverse effect on the Company's business financial condition and results of operations.

IMMIGRATION ISSUES

  The Company believes that its success in part has resulted from its ability to attract and retain persons with technical and project management skills from other countries. As of May 31, 1997, approximately four of the Company's U.S.-based employees were working for the Company in the H-1B, non-immigrant work permitted visa classification. There is a limit on the number of new H-1B petitions that the Immigration and Naturalization Service may approve in any government fiscal year, and in years in which this limit is reached, the Company may be unable to obtain H-1B visas necessary to bring critical foreign employees to the U.S. Compliance with existing U.S. immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain H-1B employees in the U.S., could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON GOVERNMENT CONTRACTS

  One of the Company's strategies is to sell its products and services directly or indirectly to state, federal and foreign government agencies. Any failure to obtain a contract award, or a delay on the part of a government agency in making the award or of ordering products and services under an awarded contract, could have a material adverse effect on the financial performance of the Company within a given period. Other risks involved in government sales are the larger discounts (and thus lower margins) typically involved in government sales, the dependence of the Company on the ability of the prime contractor to obtain the award, the unpredictability of funding for various government programs, the ability of the government agency to unilaterally terminate the prime contract, and the dependence on the creditworthiness of the prime contractor (some of which are relatively small organizations without substantial funds). The Company anticipates that government sales may constitute a significant but fluctuating portion of its revenue in the future.

CONTROL BY DIRECTORS AND OFFICERS

  Upon completion of this offering, the Company's officers and directors, and their affiliates, will beneficially own approximately 47.3% of the Company's outstanding Common Stock. As a practical matter, these stockholders, if acting together, would have the ability to elect the Company's directors and may have the ability to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

BROAD DISCRETION AS TO USE OF PROCEEDS

  The Company intends to use a portion of the net proceeds from this offering to repay outstanding subordinated indebtedness. The remaining net proceeds will be used, as determined by management in its sole discretion, for research and development, working capital and general corporate purposes, as well as for the possible acquisition of additional businesses and technologies that are complementary to the current or future business of the Company. However, the Company has not determined the specific allocation of the remaining net proceeds among the various uses described above. Accordingly, investors in this offering will rely upon the judgment of the Company's management with respect to the use of proceeds, with only limited information concerning management's specific intentions. See "Use of Proceeds."

NO PUBLIC MARKET

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Investors should be aware that market prices for securities of software companies such as the Company are highly volatile.

DIVIDENDS

  No cash dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

DILUTION

  Purchasers of shares of Common Stock in this offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 2,900,000 shares offered hereby, approximately 174,252 shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 139,231 additional shares of Common Stock, which are not subject to the Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus (and assuming no exercise of outstanding options), approximately 9,596,165 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Promptly following the consummation of this offering, the Company intends to register an aggregate of 400,000 shares of Common Stock issuable under its 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan. In addition, the Company intends to register approximately 4,975,613 shares of Common Stock issuable under its 1992 Long-Term Incentive Plan and 1997 Stock Incentive Plan following the 90th day after the date of this Prospectus. Holders of approximately 10,707,071 shares of Common Stock (including 1,080,906 shares of Common Stock that may be acquired pursuant to the exercise of vested options held by them and exercisable within 60 days of June 30,
1997) have agreed, pursuant to the Lock-Up Agreements, not to sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of such shares for 180 days after the date of the final Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 5,719,112 shares of Common Stock are entitled to certain piggyback and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

POTENTIAL ADVERSE EFFECTS OF ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

  The Company's Amended and Restated Articles of Organization and Amended and Restated By-laws contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. For instance, the Company's Amended and Restated By-laws provide that special meetings of stockholders may be called only by the President, the Board of Directors or the holders of at least 80% of the voting securities of the Company. In addition, the Massachusetts General Laws provide that stockholders may take action without a meeting only by the unanimous written consent of all stockholders. The Company's Board of Directors is also divided into three classes, as nearly equal in size as possible, with staggered three-year terms. Upon completion of this offering, the Company will be subject to an anti-takeover provision of the Massachusetts General Laws which prohibits, subject to certain exceptions, a holder of 5% or more of the outstanding voting stock of the Company from engaging in certain activities with the Company, including a merger, stock or asset sale. The foregoing provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered by the Company hereby are estimated to be $27,769,000, assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses. The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholder. "See Principal and Selling Stockholders."

  The Company intends to use approximately $1,080,000 of the net proceeds from this offering to repay in full the outstanding indebtedness, and the related prepayment premiums, outstanding under a certain Secured Subordinated Note due June 30, 2002 (the "MCRC Note") issued to Massachusetts Capital Resource Company and bearing interest at a rate of 10% per annum. The Company used the proceeds from the MCRC Note for working capital purposes.

  The Company plans to use the balance of the net proceeds from this offering for research and development, working capital and other general corporate purposes. The Company may also use a portion of the net proceeds of this offering to fund acquisitions of complementary businesses, products or technologies, although there are currently no commitments or agreements with respect to any such acquisitions.

  Pending use of the net proceeds, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments. Other than the portion of the proceeds to be used to repay outstanding indebtedness, the Company does not believe it can accurately estimate the amounts to be used for each purpose at this time. See "Risk Factors--Broad Discretion as to Use of Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its shares of Common Stock. The Company currently intends to retain all of its earnings, if any, to finance future growth and therefore does not anticipate paying cash dividends in the foreseeable future. Under the terms of the Company's credit agreements there are certain restrictions on the Company's ability to declare and pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 6 and 7 of Notes to the Company's Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997 on an actual, pro forma and pro forma as adjusted basis. The information set forth in the table below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds."

                                                MARCH 31, 1997
                                ----------------------------------------------------------
                                                                          PRO FORMA
                                  ACTUAL          PRO FORMA(1)        AS ADJUSTED(1)(2)
                                ---------------  ----------------    ---------------------
                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Capital lease obligations.....  $           170    $           170        $           170
Long-term debt, net of current
 portion......................            1,306              1,306                    363
                                ---------------    ---------------        ---------------
    Total long-term debt......            1,476              1,476                    533
                                ---------------    ---------------        ---------------
Redeemable convertible
 preferred stock, no par
 value;
 Series A--1,903,525 shares
  authorized, issued and
  outstanding actual; none
  issued and outstanding pro
  forma and pro forma as
  adjusted....................            6,094                --                     --
 Series B--1,818,182 shares
  authorized, issued and
  outstanding actual; none
  issued and outstanding pro
  forma and pro forma as
  adjusted....................            6,158                --                     --
Redeemable common stock
 right........................              294                --                     --
                                ---------------    ---------------        ---------------
    Total redeemable stock....           12,546                --                     --
                                ---------------    ---------------        ---------------
Stockholders' equity
 (deficit):
 Common stock, $.01 par value;
  50,000,000 shares authorized
  pro forma and pro forma as
  adjusted; 9,979,023 shares
  issued and outstanding pro
  forma; 12,779,023 shares
  issued and outstanding pro
  forma as adjusted (3).......              --                 100                    128
 Class A common stock, no par
  value; 13,295,000 shares
  authorized; 6,156,114 shares
  issued and outstanding
  actual; no shares issued and
  outstanding pro forma and
  pro forma as adjusted.......            2,209                --                     --
 Class B common stock, no par
  value; 275,000 shares
  authorized; 101,196 shares
  issued and outstanding
  actual; no shares issued and
  outstanding pro forma and
  pro forma as adjusted.......              164                --                     --
 Additional paid-in capital...              --              14,819                 42,560
 Accumulated deficit..........           (5,446)            (5,446)                (5,583)
 Note receivable from
  stockholder.................              (58)               (58)                   (58)
 Cumulative translation
  adjustment..................              (29)               (29)                   (29)
                                ---------------    ---------------        ---------------
    Total stockholders' equity
     (deficit)................           (3,160)             9,386                 37,018
                                ---------------    ---------------        ---------------
      Total capitalization....  $        10,862    $        10,862        $        37,551
                                ===============    ===============        ===============

--------
(1) Gives effect to (i) the filing of an amendment to the Company's Articles of Organization in May 1997 redesignating the Company's Class A Common Stock as Common Stock, $.01 par value, and increasing the number of authorized shares of Common Stock to 50,000,000, (ii) the lapse of the Redeemable Common Stock Right and the conversion of all outstanding shares of the Company's Class B Common Stock and Convertible Preferred Stock into an aggregate of 3,822,903 shares of Common Stock upon the closing of this offering, and (iii) the filing of an amendment to the Company's Articles of Organization upon the closing of this offering to eliminate the Company's Class B Common Stock and existing series of Convertible Preferred Stock and to authorize 5,000,000 shares of undesignated Preferred Stock.
(2) Reflects the issuance and sale by the Company of 2,800,000 shares of Common Stock offered hereby and the application of a portion of the net proceeds therefrom to repay certain indebtedness, at an assumed initial public offering price of $11.00 per share after deducting the estimated underwriting discount and offering expenses.
(3) Excludes an aggregate of 3,056,238 shares of Common Stock reserved under the Company's 1992 Long-Term Incentive Plan, all of which shares were subject to outstanding options as of March 31, 1997 at a weighted average exercise price of $2.26 per share. Also excludes an aggregate of 2,350,000 shares of Common Stock, which includes 469,500 shares that were subject to outstanding options at May 31, 1997 at an exercise price of $10.00 per share, reserved under the Company's 1997 Stock Incentive Plan, 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan, which plans were adopted by the Board of Directors and approved by the stockholders of the Company in May 1997. Also excludes 312,500 shares of Common Stock issuable upon the exercise of outstanding warrants as of March 31, 1997 at an exercise price of $1.60 per share. See "Management-- Executive Compensation" and Notes 10 through 14 of Notes to the Company's Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1997 was $8,960,000, or $0.90 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding, after giving effect to the mandatory conversion of the Company's Class B Common Stock and Convertible Preferred Stock and the lapse of the Redeemable Common Stock Right upon the completion of this offering. After giving effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and offering expenses, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $36,592,000, or $2.86 per share. This represents an immediate increase in such pro forma net tangible book value of $1.96 per share to existing stockholders and an immediate dilution of $8.14 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates the per share dilution:

   Assumed initial public offering price per share...............       $11.00
     Pro forma net tangible book value per share as of March 31,
      1997....................................................... $0.90
     Increase per share attributable to this offering............  1.96
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         2.86
                                                                        ------
   Dilution per share to new investors...........................       $ 8.14
                                                                        ======

  The following table summarizes, on a pro forma basis as of March 31, 1997, the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share by the existing stockholders and by the new investors assuming the sale by the Company of 2,800,000 shares at an assumed initial public offering price of $11.00 per share (before deducting the estimated underwriting discount and offering expenses):

                                SHARES PURCHASED  TOTAL CONSIDERATION
                               ------------------ -------------------
                                                                       AVERAGE
                                                                      PRICE PER
                                 NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                               ---------- ------- ----------- ------- ---------
   Existing stockholders(1)..   9,979,023   78.1% $14,388,000   31.8%   $1.44
   New investors.............   2,800,000   21.9   30,800,000   68.2    11.00
                               ----------  -----  -----------  -----
     Total...................  12,779,023  100.0% $45,188,000  100.0%
                               ==========  =====  ===========  =====

--------
(1) Sales by the Selling Stockholder in this offering will reduce the number of shares held by existing stockholders to 9,879,023, or 77.3% of the total number of shares of Common Stock outstanding after this offering (or 9,444,023 shares and 73.9% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,900,000, or 22.7% of the total number of shares of Common Stock outstanding after this offering (or 3,335,000 shares and 26.1% if the Underwriters' over-allotment option is exercised in full).

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below for the three years ended December 31, 1996, and as of December 31, 1995 and 1996, are derived from the Company's Consolidated Financial Statements, which appear elsewhere in this Prospectus and which have been audited by Price Waterhouse LLP, independent accountants. The selected financial data set forth below as of December 31, 1994 are derived from the Company's audited financial statements, which are not included in this Prospectus. The selected financial data as of and for the years ended December 31, 1992 and 1993 are derived from the Company's unaudited financial statements, which are not included in this Prospectus. The selected consolidated financial data for the three months ended March 31, 1996 and 1997, and as of March 31, 1997, are derived from the Company's unaudited consolidated financial statements which appear elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the Consolidated Financial Statements which appear elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for these unaudited periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                                     THREE MONTHS
                                                                         ENDED
                                 YEAR ENDED DECEMBER 31,               MARCH 31,
                          ----------------------------------------  ----------------
                           1992    1993   1994    1995      1996      1996     1997
                          ------  ------ ------  -------  --------  --------  ------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue:
 Outsourcing services...  $  746  $1,798 $7,130  $16,400  $ 10,190  $  2,244  $2,519
 License................     --      --     --       --      6,526       --    4,144
 Other services.........     117     433    742    2,105     2,519       404   1,196
                          ------  ------ ------  -------  --------  --------  ------
  Total revenue (1).....     863   2,231  7,872   18,505    19,235     2,648   7,859
                          ------  ------ ------  -------  --------  --------  ------
 Cost of revenue:
 Outsourcing services...     517     841  4,700    9,602     8,488     2,234   2,045
 License................     --      --     --       --        162       --      127
 Other services.........     103     306    319    2,421     2,931       506   1,289
                          ------  ------ ------  -------  --------  --------  ------
  Total cost of
   revenue..............     620   1,147  5,019   12,023    11,581     2,740   3,461
                          ------  ------ ------  -------  --------  --------  ------
 Gross profit (loss)....     243   1,084  2,853    6,482     7,654       (92)  4,398
                          ------  ------ ------  -------  --------  --------  ------
 Operating expenses:
 Sales and marketing....      76     265    366    2,129     3,116       654   1,383
 Research and
  development...........       7     196    560    1,703     6,033     1,360   1,634
 General and
  administrative........     274     428  1,283    2,357     3,249       748     925
                          ------  ------ ------  -------  --------  --------  ------
  Total operating
   expenses.............     357     889  2,209    6,189    12,398     2,762   3,942
                          ------  ------ ------  -------  --------  --------  ------
 Income (loss) from
  operations............    (114)    195    644      293    (4,744)   (2,854)    456
 Interest income
  (expense), net........       2     --     (63)    (203)     (296)      (38)     27
                          ------  ------ ------  -------  --------  --------  ------
 Income (loss) before
  income taxes, minority
  interest and equity in
  loss of less than
  majority-owned
  company...............    (112)    195    581       90    (5,040)   (2,892)    483
 Provision (benefit) for
  estimated income
  taxes.................     --        7    179       (8)     (143)     (142)     48
                          ------  ------ ------  -------  --------  --------  ------
 Income (loss) before
  minority interest and
  equity in loss of less
  than majority-owned
  company...............    (112)    188    402       98    (4,897)   (2,750)    435
 Minority interest in
  consolidated
  subsidiary............     --      --     --       (43)      (24)       38     (29)
 Equity in loss of less
  than majority-owned
  company...............     --      --     (97)     --        --        --      --
                          ------  ------ ------  -------  --------  --------  ------
 Net income (loss)......  $ (112) $  188 $  305  $    55  $ (4,921) $ (2,712) $  406
                          ======  ====== ======  =======  ========  ========  ======
 Pro forma net income
  (loss) per share (2)..                                  $  (0.46)           $ 0.03
                                                          ========            ======
 Weighted average shares
  used to compute pro
  forma net income
  (loss) per share(2)...                                    10,695            12,711

                                            DECEMBER 31,
                                  ----------------------------------  MARCH 31,
                                  1992   1993   1994   1995   1996      1997
                                  ----  ------ ------ ------ -------  ---------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents....... $--   $    2 $  339 $  264 $ 7,388   $ 5,022
 Working capital (deficit).......  (19)    338  1,267  2,218   8,218     8,406
 Total assets....................  540   1,075  2,924  7,179  17,725    15,712
 Long-term debt, net of current
  portion........................  224     491    777  1,792   1,538     1,476
 Redeemable stock................  --      --     --     --   12,287    12,546
 Stockholders' equity (deficit)..  202     498    867  1,802  (3,302)   (3,160)

-------
(1) Revenue (in thousands) from related parties in the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 was $745, $824, $4,317, $10,124, $6,443, $1,179 and $975,
    respectively. See the Company's Consolidated Financial Statements.
(2) See Note 2 of Notes to the Company's Consolidated Financial Statements for an explanation of the determination of pro forma net income (loss) per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains certain forward-looking statements. Actual results could differ materially. See "Risk Factors."

OVERVIEW

  Peritus was founded in 1991 to address the growing market for managing and maintaining the installed base of software in organizations. The Company focused its efforts on the delivery of software maintenance outsourcing services until 1995, when it began to devote significant resources to the development of software tools addressing the problems associated with mass changes to application systems and their associated databases, particularly the year 2000 problem. In 1996, the Company began licensing its AutoEnhancer/2000 software, which was designed to address the year 2000 problem, to value added integrators and directly to end users. In 1996, the Company expanded its research and development efforts through the acquisition of Vista Technologies Incorporated, a developer of computer-aided engineering software ("Vista").

  The Company derives its revenue from software maintenance outsourcing services, software and methodology licensing and other services sold directly to end users or indirectly via value added integrators and distributors, and its clients include primarily Fortune 1000 companies and similarly sized business and government organizations worldwide. The Company's products and services are marketed through its direct sales force, both domestically and in Spain, through value added integrators operating worldwide and through international distributors in Canada, Italy and Japan.

 Revenue Recognition Policies

  The Company's outsourcing services are generally offered under multi-year, fixed-price, fixed-time frame contracts. In connection with the delivery of its outsourcing services, the Company assesses a client's IT costs and agrees to provide services at a price generally below the internal costs of the client. Revenue under these contracts is recognized using the percentage-of-completion method and is based on the ratio that labor-hours incurred to date bear to estimated total labor-hours at completion, provided that collection of the related receivable is probable. Because the labor-hours associated with the Company's outsourcing services are typically higher in the early phases of the contract, revenue is also typically higher in such phases and declines over the term of the contract. Under the percentage-of-completion method, the Company updates on a quarterly basis its completion estimates of each contract to reflect changes in projected completion costs or dates. The cumulative impact of any revision in estimates is reflected in each quarterly financial reporting period in which the change in the estimate becomes known. When the revised estimates indicate a loss on the contract, such loss is provided for currently in its entirety. As the Company bears the risk of cost overruns and inflation associated with multi-year, fixed-price, fixed-time frame contracts, the Company's operating results may be adversely affected by inaccurate estimates of contract completion costs and dates. These contracts may be revised by the Company and the client when a significant change in the scope or cost of a project arises that neither the Company nor the client had anticipated. These contracts are terminable at will by either party upon written notice in accordance with the terms of the contract, at which time payment for services rendered to date is due.

  The Company licenses its software products and methodologies directly and indirectly (via distributors) to end users and to value added integrators for their use in serving their clients. License fees charged to end users are fixed, with the amount of the fee based on the estimated total lines of code to be processed. Revenue from end-user licenses is recognized when software and methodologies have been delivered to the end user, all significant contractual obligations have been met and collection of the related receivable is probable. License fees charged to value added integrators and distributors are generally royalties based on lines of code processed or to be processed. Revenue derived from these usage-based licenses is recognized when licensed software has been delivered, the fee is fixed or determinable, all significant contractual obligations have been met and collection of the related receivable is probable.

  Other services provided by the Company include technology transfer engagements (including insourcing engagements expected to begin in 1997), product training, value added integrator and distributor sales training, consulting services and software product maintenance. Other services also include direct delivery contracts, in which the Company provides full year 2000 renovations and pilot year 2000 renovations for clients using the Company's AutoEnhancer/2000 software. Pilot projects are generally priced to the client at the Company's estimated cost of providing such services. Revenue from direct delivery contracts is recognized over the duration of such contracts as work is performed and defined milestones are attained. Any estimated losses on direct delivery contracts are recorded in their entirety in the period in which they become known. Revenue from technology transfer engagements, product and sales training and consulting services is billed on a time-and-materials basis and is recognized as the services are provided. With respect to the Company's proposed insourcing services, the Company intends to charge a royalty for client productivity gains resulting from such services, the revenue from which will be recognized as such gains are realized by the client. Revenue from software product maintenance contracts on the Company's licensed products, including client support bundled with the initial license fee, is deferred and recognized ratably over the contractual periods during which the services are provided.

 Client Concentration

  During the past several years, the Company's revenue has been dependent on a few major clients. During the three months ended March 31, 1997, revenue from three clients accounted for 26.1%, 14.0% and 10.6% of the Company's total revenue, respectively. During 1996, revenue from three clients accounted for 29.0%, 14.6% and 12.1% of the Company's total revenue. During 1995, revenue from three clients accounted for 50.3%, 12.9% and 11.0% of the Company's total revenue, and in 1994 revenue from two clients accounted for 51.7% and 29.3% of the Company's total revenue. The largest client in each of 1996, 1995 and 1994 was a related party of the Company. See Note 8 of Notes to the Company's Consolidated Financial Statements. The Company's ten largest clients in the three months ended March 31, 1997 and each of 1996, 1995 and 1994 accounted for approximately 82.2%, 77.9%, 90.5% and 92.1% of the Company's total revenue, respectively. The Company anticipates that this concentration of clients as a percentage of the Company's total revenue will diminish in the future but that the Company will continue to depend to a significant extent upon revenue from a small number of clients. See "Risk Factors--Concentration of Clients and Credit Risk; Related Party Transactions."

 Capitalized Software Costs

  In accordance with Statement of Financial Accounting Standards ("SFAS") 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company is required to capitalize software development costs incurred after the establishment of the technological feasibility of a product. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. As releases of the Company's products over the three years ended December 31, 1996 have generally occurred soon after technological feasibility has been established, the costs subject to capitalization have not been material and thus have not been capitalized. In January 1996, the Company acquired Vista for total consideration of $815,000 in a transaction accounted for under the purchase method of accounting. Approximately $150,000 of the acquisition price was allocated to software technology and is being amortized over three years to cost of revenue. See Note 2 of Notes to the Company's Consolidated Financial Statements.

 Spanish Subsidiary

  In September 1994, the Company, along with two other investors, established Persist Servicios Software, S.A. ("Persist") to provide software maintenance services in Spain and Portugal. The Company's initial equity position in Persist was 40.0%. In 1995, Persist signed two outsourcing agreements and increased staff to deliver these contracts. Also in 1995, the Company acquired a majority interest in Persist and, accordingly, began to consolidate the financial statements of Persist with those of the Company. Persist continues to provide outsourcing services to clients and has also begun to license the AutoEnhancer/2000 software in Spain and Portugal. See Note 3 of Notes to the Company's Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in the Company's consolidated statement of operations:

                                                          THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          MARCH 31,
                              --------------------------  ---------------------
                               1994     1995      1996       1996       1997
                              -------  -------  --------  ----------  ---------
Revenue:
  Outsourcing services.......    90.6%    88.6%     53.0%       84.7%     32.1%
  License....................     --       --       33.9         --       52.7
  Other services.............     9.4     11.4      13.1        15.3      15.2
                              -------  -------  --------  ----------  --------
    Total revenue (1)........   100.0    100.0     100.0       100.0     100.0
                              -------  -------  --------  ----------  --------
Cost of revenue:
  Outsourcing services.......    59.7     51.9      44.1        84.4      26.0
  License....................     --       --        0.8         --        1.6
  Other services.............     4.1     13.1      15.3        19.1      16.4
                              -------  -------  --------  ----------  --------
    Total cost of revenue....    63.8     65.0      60.2       103.5      44.0
                              -------  -------  --------  ----------  --------
Gross profit (loss)..........    36.2     35.0      39.8        (3.5)     56.0
                              -------  -------  --------  ----------  --------
Operating expenses:
  Sales and marketing........     4.6     11.5      16.2        24.7      17.6
  Research and development...     7.1      9.2      31.4        51.4      20.8
  General and administra-
   tive......................    16.3     12.7      16.9        28.2      11.8
                              -------  -------  --------  ----------  --------
    Total operating ex-
     penses..................    28.0     33.4      64.5       104.3      50.2
                              -------  -------  --------  ----------  --------
  Income (loss) from
   operations................     8.2      1.6     (24.7)     (107.8)      5.8
Interest income (expense),
 net.........................    (0.8)    (1.1)     (1.5)       (1.4)      0.3
                              -------  -------  --------  ----------  --------
  Income (loss) before income
   taxes, minority interest
   and equity in loss of less
   than majority-owned
   company...................     7.4      0.5     (26.2)     (109.2)      6.1
Provision (benefit) for
 estimated income taxes......     2.3      --       (0.7)       (5.4)      0.6
                              -------  -------  --------  ----------  --------
  Income (loss) before
   minority interest and
   equity in loss of less
   than majority-owned
   company...................     5.1      0.5     (25.5)     (103.8)      5.5
Minority interest in
 consolidated subsidiary.....     --      (0.2)     (0.1)        1.4      (0.4)
Equity in loss of less than
 majority-owned company......    (1.2)     --        --          --        --
                              -------  -------  --------  ----------  --------
  Net income (loss)..........     3.9%     0.3%   (25.6)%    (102.4)%      5.1%
                              =======  =======  ========  ==========  ========

--------
(1) Revenue from related parties in the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 represented 54.8%, 54.7%, 33.5%, 44.5% and 12.4% of total revenue, respectively.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

 REVENUE

  Total revenue increased 196.8% to $7,859,000 in the three months ended March 31, 1997 from $2,648,000 in the three months ended March 31, 1996. This increase was primarily due to the initial licensing of the Company's AutoEnhancer/2000 software, as well as from increases in other services revenue and, to a lesser extent, outsourcing services revenue. International revenue increased 273.5% to $732,000 in the three months ended March 31, 1997 from $196,000 in the three months ended March 31, 1996. As a percentage of total revenue, international revenue increased to 9.3% in the three months ended March 31, 1997 from 7.4% in the three months ended March 31, 1996. Substantially all of the Company's international revenue for the three months ended March 31, 1997 and 1996 was attributable to revenue generated by Persist.

  Outsourcing Services. Outsourcing services revenue increased 12.3% to $2,519,000 in the three months ended March 31, 1997 from $2,244,000 in the three months ended March 31, 1996. As a percentage of total revenue, outsourcing services revenue decreased to 32.0% in the three months ended March 31, 1997 from 84.7% in the three months ended March 31, 1996. The increase in outsourcing services revenue in absolute dollars was primarily attributable to the addition of two new outsourcing contracts in late 1996 and was partially offset by the recognition of lesser amounts of revenue under the percentage-of-completion method on existing contracts that were in their later phases. The decrease in outsourcing services revenue as a percentage of total revenue reflects the contribution of license revenue to total revenue during the three months ended March 31, 1997. Outsourcing services remain a major component of the solutions offered by the Company, and the Company anticipates that such services will continue to account for a significant portion of total revenue for the foreseeable future.

  License. License revenue was $4,144,000 in the three months ended March 31, 1997, or 52.7% of total revenue. The Company recognized no license revenue in the three months ended March 31, 1996. The Company's license revenue in the three months ended March 31, 1997 was primarily attributable to the delivery of licensed software to two end users and to license fees from value added integrators.

  Other Services. Other services revenue increased 196.0% to $1,196,000 in the three months ended March 31, 1997 from $404,000 in the three months ended March 31, 1996. As a percentage of total revenue, other services revenue was 15.2% in the three months ended March 31, 1997 compared to 15.3% in the three months ended March 31, 1996. The increase in other services revenue in absolute dollars was primarily attributable to an increase in consulting, training and client support services relating to the Company's year 2000 products and services. This increase was partially offset by a decrease in direct delivery services for one significant pilot year 2000 renovation.

 COST OF REVENUE

  Cost of Outsourcing Services Revenue. Cost of outsourcing services revenue consists primarily of salaries, benefits and overhead costs associated with delivering outsourcing services to clients. The cost of outsourcing services revenue decreased 8.5% to $2,045,000 in the three months ended March 31, 1997 from $2,234,000 in the three months ended March 31, 1996. Cost of outsourcing services revenue decreased as a percentage of outsourcing services revenue to 81.2% in the three months ended March 31, 1997 from 99.6% in the three months ended March 31, 1996. The decrease in the cost of outsourcing services revenue as a percentage of outsourcing services revenue was due primarily to the re-deployment in late 1996 of underutilized resources to research and development and support activities, partially offset by the addition of resources necessary to provide services under the two new outsourcing contracts.

  Cost of License Revenue. Cost of license revenue consists primarily of salaries, benefits and related overhead costs associated with materials packaging and freight. Cost of license revenue was $127,000 in the three months ended March 31, 1997, or 3.1% of license revenue. There was no cost of license revenue in the three months ended March 31, 1996. These costs were attributable to the licensing of the Company's AutoEnhancer/2000 software.

  Cost of Other Services Revenue. Cost of other services revenue consists primarily of salaries, benefits and related overhead costs associated with delivering other services to clients. Cost of other services revenue increased 154.7% to $1,289,000 in the three months ended March 31, 1997 from $506,000 in the three months ended March 31, 1996. Cost of other services revenue as a percentage of other services revenue decreased to

107.8% in the three months ended March 31, 1997 from 125.2% in the three months ended March 31, 1996. Costs exceeded revenue in the three months ended March 31, 1996 primarily as a result of expected cost overruns on one significant pilot engagement, which subsequently became a significant product license. Costs exceeded revenue in the three months ended March 31, 1997 due to increased staffing in the Company's client support, training and consulting organizations in anticipation of future revenue primarily related to the introduction of the Company's year 2000 products and services.

 OPERATING EXPENSES

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related overhead costs for Company personnel; sales referral fees to third parties; advertising programs; and other promotional activities. Sales and marketing expenses increased 111.5% to $1,383,000 in the three months ended March 31, 1997 from $654,000 in the three months ended March 31, 1996. As a percentage of total revenue, sales and marketing expenses decreased to 17.6% in the three months ended March 31, 1997 from 24.7% in the three months ended March 31, 1996. The increase in expenses in absolute dollars was primarily attributable to increased staffing, commissions, including an increase in sales referral fees to third parties, and promotional activities in conjunction with the launch of the Company's AutoEnhancer/2000 software. The Company intends to increase the amount of expenditures for sales and marketing in 1997, both domestically and internationally. There can be no assurance that these expenditures will result in increased revenue.

  Research and Development. Research and development expenses consist primarily of salaries, benefits and related overhead costs for engineering and technical personnel and outside engineering consulting services associated with developing new products and enhancing existing products. Research and development expenses increased 20.1% to $1,634,000 in the three months ended March 31, 1997 from $1,360,000 in the three months ended March 31, 1996. As a percentage of total revenue, research and development expenses decreased to 20.8% in the three months ended March 31, 1997 from 51.4% in the three months ended March 31, 1996. The increase in research and development expenses in absolute dollars was primarily attributable to increased staffing for the product development efforts for the Company's year 2000 products and services and mass change technologies, including an increase in staffing effected through new hires and internal transfers. The Company intends to employ additional research and development staff and therefore anticipates that research and development expenses will increase in absolute dollars in 1997.

  General and Administrative. General and administrative expenses consist primarily of salaries and related costs for the finance and accounting, human resources, legal services, information systems and other administrative departments of the Company, as well as legal and accounting expenses and the amortization of goodwill associated with the Vista acquisition. General and administrative expenses increased 23.7% to $925,000 in the three months ended March 31, 1997 from $748,000 in the three months ended March 31, 1996. As a percentage of total revenue, general and administrative expenses decreased to 11.8% in the three months ended March 31, 1997 from 28.3% in the three months ended March 31, 1996. The increase in general and administrative expenses in absolute dollars was primarily due to additions to the Company's administrative staff to support growth, higher professional fees and increases in other general corporate expenses. The Company anticipates that general and administrative expenses will increase in absolute dollars in 1997 in part due to increased costs associated with becoming a publicly held company.

  Interest Income (Expense), Net. Interest income (expense), net is primarily composed of interest income from cash balances and interest expense on debt. Interest income, net of $27,000 in the three months ended March 31, 1997 compares to interest expense, net of $38,000 in the three months ended March 31, 1996. This change was primarily attributable to decreased interest expense on lesser borrowings by the Company as well as increased interest income from increased cash balances.

  Provision (Benefit) for Income Taxes. The Company recorded an income tax provision of $48,000 in the three months ended March 31, 1997, versus a benefit of $142,000 in the three months ended March 31, 1996.

The provision was the result of an increase in taxable income, which was partially offset by the Company's expected utilization in 1997 of previously generated net operating loss carryforwards. The usage of these net operating loss carryforwards may be limited due to a change in Company ownership that resulted from sales of the Company's Convertible Preferred Stock.

  Minority Interest in Consolidated Subsidiary. The minority interest in consolidated subsidiary represents the equity interest in the operating results of Persist, the Company's majority-owned Spanish subsidiary, held by stockholders of Persist other than the Company. The minority interest in consolidated subsidiary increased to income of $29,000 in the three months ended March 31, 1997 from a loss of $38,000 in the three months ended March 31, 1996. This change was the result of the increased profitability of Persist. At March 31, 1997, the Company held a 63.7% equity interest in Persist compared to a 69.5% equity interest at March 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 REVENUE

  Total revenue increased 3.9% to $19,235,000 in 1996 from $18,505,000 in 1995. This increase was primarily due to the initial licensing of the Company's AutoEnhancer/2000 software in 1996, as well as from an increase in other services revenue, which was offset by a significant decrease in outsourcing services revenue. International revenue increased 66.8% to $1,800,000 in 1996 from $1,079,000 in 1995. As a percentage of total revenue, international revenue increased to 9.4% in 1996 from 5.8% in 1995. Substantially all of the Company's international revenue during 1995 and 1996 was attributable to revenue generated by Persist.

  Outsourcing Services. Outsourcing services revenue decreased 37.9% to $10,190,000 in 1996 from $16,400,000 in 1995. As a percentage of total revenue, outsourcing services revenue decreased to 53.0% in 1996 from 88.6% in 1995. The decrease in outsourcing services revenue was primarily attributable to the recognition of lesser amounts of revenue under the percentage-of-completion method on two significant contracts that were in their later phases. In addition, as the Company began to focus more of its efforts in 1996 on the licensing of its AutoEnhancer/2000 software, the Company did not add a sufficient number of new outsourcing contracts to offset this decline in outsourcing services revenue.

  License. License revenue was $6,526,000 in 1996, or 33.9% of total revenue. License revenue was generated in 1996 from the introduction of the Company's AutoEnhancer/2000 software and was primarily attributable to three licenses, one of which was with a related party.

  Other Services. Other services revenue increased 19.7% to $2,519,000 in 1996 from $2,105,000 in 1995. As a percentage of total revenue, other services revenue increased to 13.1% in 1996 from 11.4% in 1995. The increase in other services revenue was primarily attributable to an increase in technology transfer revenue as well as the introduction of consulting and product training services for the Company's AutoEnhancer/2000 software. These increases were partially offset by a decrease in direct delivery services for one significant pilot year 2000 renovation.

 COST OF REVENUE

  Cost of Outsourcing Services Revenue. Cost of outsourcing services revenue decreased 11.6% to $8,488,000 in 1996 from $9,602,000 in 1995. Cost of outsourcing services revenue increased as a percentage of outsourcing services revenue to 83.3% in 1996 from 58.5% in 1995. Although cost of outsourcing services revenue declined in absolute dollars from 1995 to 1996, the decline did not keep pace with the decreases in outsourcing services revenue. The increase in cost of outsourcing services revenue as a percentage of outsourcing services revenue was due primarily to the underutilization of personnel resulting from the lack of significant new outsourcing contracts in 1996, and, to a lesser extent, to cost overruns associated with a significant contract. In the third and fourth quarters of 1996, the Company re-deployed resources dedicated to outsourcing services from the delivery of those services to client support, consulting support and research and development.

  Cost of License Revenue. Cost of license revenue was $162,000 in 1996, or 2.5% of license revenue. There was no cost of license revenue in 1995. These costs were attributable to the introduction of the Company's AutoEnhancer/2000 software.

  Cost of Other Services Revenue. Cost of other services revenue increased 21.1% to $2,931,000 in 1996 from $2,421,000 in 1995. Cost of other services revenue also increased as a percentage of other services revenue to 116.4% in 1996 from 115.0% in 1995. Costs exceeded revenue in both years as a result of expected cost overruns for one significant pilot direct delivery client, which subsequently became a product licensee, as well as the increase in staffing of both client support and product training in anticipation of future revenue.

 OPERATING EXPENSES

  Sales and Marketing. Sales and marketing expenses increased 46.4% to $3,116,000 in 1996 from $2,129,000 in 1995. As a percentage of total revenue, sales and marketing expenses increased to 16.2% in 1996 from 11.5% in 1995. The increase in sales and marketing expenses during 1996 was primarily attributable to increased staffing, commissions, including an increase of approximately $350,000 in sales referral fees to third parties, and promotional activities in conjunction with the launch of the Company's AutoEnhancer/2000 software, as well as increased staffing to build third-party channels for the Company's products and services.

  Research and Development. Research and development expenses increased 254.3% to $6,033,000 in 1996 from $1,703,000 in 1995. As a percentage of total revenue, research and development expenses increased to 31.4% in 1996 from 9.2% in 1995. The increase in research and development expenses was primarily attributable to significant product development efforts relating to the Company's year 2000 products and services and mass change technologies, including an increase in staffing effected through new hires, the acquisition of Vista in January 1996 and internal transfers. At December 31, 1996, there were 59 full-time employees in research and development compared to 17 at December 31, 1995.

  General and Administrative. General and administrative expenses increased 37.8% to $3,249,000 in 1996 from $2,357,000 in 1995. As a percentage of total revenue, general and administrative expenses increased to 16.9% in 1996 from 12.7% in 1995. The increase in general and administrative expenses was primarily due to additions to the Company's administrative staff to support growth, higher professional fees and increases in other general corporate expenses.

  Interest Income (Expense), Net. Interest expense, net, increased 45.8% to $296,000 in 1996 from $203,000 for 1995. The increase was primarily attributable to increased average borrowings by the Company.

  Provision (Benefit) for Income Taxes. The Company's benefit for estimated income taxes increased to $143,000 in 1996 from $8,000 in 1995. The increase was the result of an increase in gross deferred tax assets, caused primarily by additional net operating loss carryforwards and tax credit carryforwards, which resulted in the reversal of the net deferred tax liability recorded as of December 31, 1995.

  Minority Interest in Consolidated Subsidiary. The minority interest in consolidated subsidiary decreased 44.2% to $24,000 in 1996 from $43,000 in 1995. The decrease was the result of the decreased profitability of Persist, partially offset by a decrease in the Company's equity interest in Persist. At December 31, 1996, the Company held a 63.7% equity interest in Persist compared to a 69.5% equity interest at December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 REVENUE

  Total revenue increased 135.1% to $18,505,000 in 1995 from $7,872,000 in 1994. This increase in revenue was primarily due to increased outsourcing services revenue as well as an increase in other services revenue related to one direct delivery client. International revenue increased 180.3% to $1,079,000 in 1995 from $385,000 in 1994. As a percentage of total revenue, international revenue increased to 5.8% in 1995 from 4.8% in 1994. Substantially all of the Company's international revenue in 1995 was attributable to revenue generated by the Company's Spanish subsidiary.

  Outsourcing Services. Outsourcing services revenue increased 130.0% to $16,400,000 in 1995 from $7,130,000 in 1994. As a percentage of total revenue, outsourcing services revenue decreased to 88.6% in 1995 from 90.6% in 1994. The increase in outsourcing services revenue in absolute dollars was primarily attributable to the addition of two significant outsourcing contracts that commenced in the fourth quarter of 1994.

  Other Services. Other services revenue increased 183.7% to $2,105,000 in 1995 from $742,000 in 1994. As a percentage of total revenue, other services revenue increased to 11.4% in 1995 from 9.4% in 1994. The increase was primarily attributable to the addition of a significant year 2000 pilot direct delivery contract.

 COST OF REVENUE

  Cost of Outsourcing Services Revenue. Cost of outsourcing services revenue increased 104.3% to $9,602,000 in 1995 from $4,700,000 in 1994. Cost of outsourcing services revenue decreased as a percentage of outsourcing services revenue to 58.5% in 1995 from 65.9% in 1994. The increase in costs was primarily attributable to increased staffing to meet the demands of two new outsourcing contracts. As part of one of these contracts, the Company agreed to hire 58 of the client's employees in September 1994 to help deliver services under this contract. The decrease in costs as a percentage of outsourcing services revenue was primarily attributable to increased technical staff productivity, which was partially offset by cost overruns on one contract.

  Cost of Other Services Revenue. Cost of other services revenue increased 658.9% to $2,421,000 in 1995 from $319,000 in 1994. Cost of other services revenue increased as a percentage of other services revenue to 115.0% in 1995 from 43.0% in 1994. The increase in costs was primarily attributable to increased staffing necessary to service a new year 2000 pilot direct delivery contract entered into in the first quarter of 1995 and the expected cost overruns associated with such contract.

 OPERATING EXPENSES

  Sales and Marketing. Sales and marketing expenses increased 481.7% to $2,129,000 in 1995 from $366,000 in 1994. As a percentage of total revenue, sales and marketing expenses increased to 11.5% in 1995 from 4.7% in 1994. The increase in sales and marketing expenses was primarily attributable to increased staffing, commissions and promotional activities to support the Company's rapid growth.

  Research and Development. Research and development expenses increased 204.1% to $1,703,000 in 1995 from $560,000 in 1994. As a percentage of total revenue, research and development expenses increased to 9.2% in 1995 from 7.1% in 1994. The increase in research and development expenses was primarily attributable to an increase in staffing in 1995.

  General and Administrative. General and administrative expenses increased 83.7% to $2,357,000 in 1995 from $1,283,000 in 1994. As a percentage of total revenue, general and administrative expenses decreased to 12.7% in 1995 from 16.3% in 1994. The increase in general and administrative expenses in absolute dollars was primarily the result of additions to the Company's finance, administrative and support staff as well as increases in professional fees and other general corporate expenses to support the Company's growth.

  Interest Income (Expense), Net. Interest expense, net increased 222.2% to $203,000 in 1995 from $63,000 in 1994. The increase was primarily attributable to increased average borrowings by the Company.

  Provision (Benefit) for Income Taxes. The Company's benefit for estimated income taxes increased to $8,000 in 1995 from a tax provision of $179,000 in 1994. The change was a result of lower income before provision for income taxes in 1995, along with an increase in gross deferred tax assets, caused primarily by an increase in tax credit carryforwards.

  Equity in Loss of Less Than Majority-Owned Company; Minority Interest in Consolidated Subsidiary. In 1994, the equity in loss of less than majority-owned company was $97,000. This amount represented the Company's 40.0% share of net losses realized by Persist. In 1995, the Company obtained a majority ownership interest in Persist, requiring the Company to consolidate the entire results of operations of Persist with the results of the Company. Consequently, the share of net income of Persist attributable to its minority stockholders, which was $43,000 in 1995, was included under the heading "Minority Interest in Consolidated Subsidiary."

QUARTERLY RESULTS

  The following tables set forth a summary of the Company's unaudited quarterly consolidated operating results for each of the five quarters in the period ended March 31, 1997. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the Consolidated Financial Statements contained elsewhere in this Prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                  QUARTER ENDED
                                  -----------------------------------------------
                                  MAR. 31,   JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                                    1996      1996      1996      1996     1997
                                  --------  --------- --------- -------- --------
                                                  (IN THOUSANDS)
Revenue:
 Outsourcing services...........  $ 2,244    $ 2,514   $2,611    $2,821   $2,519
 License........................      --          45    2,424     4,057    4,144
 Other services.................      404        701      610       804    1,196
                                  -------    -------   ------    ------   ------
 Total revenue (1)..............    2,648      3,260    5,645     7,682    7,859
                                  -------    -------   ------    ------   ------
Cost of revenue:
 Outsourcing services...........    2,234      2,199    1,977     2,077    2,045
 License........................      --         --        40       122      127
 Other services.................      506        672      816       938    1,289
                                  -------    -------   ------    ------   ------
 Total cost of revenue..........    2,740      2,871    2,833     3,137    3,461
                                  -------    -------   ------    ------   ------
Gross profit (loss).............      (92)       389    2,812     4,545    4,398
                                  -------    -------   ------    ------   ------
Operating expenses:
 Sales and marketing............      654        729      668     1,065    1,383
 Research and development.......    1,360      1,401    1,506     1,766    1,634
 General and administrative.....      748        707      763     1,031      925
                                  -------    -------   ------    ------   ------
 Total expenses.................    2,762      2,837    2,937     3,862    3,942
                                  -------    -------   ------    ------   ------
 Income (loss) from operations..   (2,854)    (2,448)    (125)      683      456
Interest expense, net...........      (38)       (61)     (77)     (120)      27
                                  -------    -------   ------    ------   ------
 Income (loss) before income
  taxes and minority interest...   (2,892)    (2,509)    (202)      563      483
Provision (benefit) for esti-
 mated income taxes.............     (142)       (62)      (1)       62       48
                                  -------    -------   ------    ------   ------
 Income (loss) before minority
  interest......................   (2,750)    (2,447)    (201)      501      435
Minority interest in consoli-
 dated subsidiary...............       38        (18)      (5)      (39)     (29)
                                  -------    -------   ------    ------   ------
 Net income (loss)..............  $(2,712)   $(2,465)  $ (206)   $  462   $  406
                                  =======    =======   ======    ======   ======

                                                  QUARTER ENDED
                                  -----------------------------------------------
                                  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31, MAR. 31,
                                    1996      1996      1996      1996     1997
                                  --------  --------  --------- -------- --------
Revenue:
 Outsourcing services...........     84.7%    77.1%      46.3%    36.7%    32.1%
 License........................      --       1.4       42.9     52.8     52.7
 Other services.................     15.3     21.5       10.8     10.5     15.2
                                   ------    -----      -----    -----    -----
 Total revenue (1)..............    100.0    100.0      100.0    100.0    100.0
                                   ------    -----      -----    -----    -----
Cost of revenue:
 Outsourcing services...........     84.4     67.5       35.0     27.0     26.0
 License........................      --       --         0.7      1.6      1.6
 Other services.................     19.1     20.6       14.5     12.2     16.4
                                   ------    -----      -----    -----    -----
 Total cost of revenue..........    103.5     88.1       50.2     40.8     44.0
                                   ------    -----      -----    -----    -----
Gross profit (loss).............     (3.5)    11.9       49.8     59.2     56.0
                                   ------    -----      -----    -----    -----
Operating expenses:
 Sales and marketing............     24.7     22.4       11.8     13.9     17.6
 Research and development.......     51.4     43.0       26.7     23.0     20.8
 General and administrative.....     28.2     21.6       13.5     13.4     11.8
                                   ------    -----      -----    -----    -----
 Total expenses.................    104.3     87.0       52.0     50.3     50.2
                                   ------    -----      -----    -----    -----
 Income (loss) from operations..   (107.8)   (75.1)      (2.2)     8.9      5.8
Interest expense, net...........     (1.4)    (1.9)      (1.4)    (1.6)     0.3
                                   ------    -----      -----    -----    -----
 Income (loss) before income
  taxes and minority interest...   (109.2)   (77.0)      (3.6)     7.3      6.1
Provision (benefit) for esti-
 mated income taxes.............     (5.4)    (1.9)       --       0.8      0.6
                                   ------    -----      -----    -----    -----
 Income (loss) before minority
  interest......................   (103.8)   (75.1)      (3.6)     6.5      5.5
Minority interest in consoli-
 dated subsidiary...............      1.4     (0.5)       --      (0.5)    (0.4)
                                   ------    -----      -----    -----    -----
 Net income (loss)..............   (102.4)%  (75.6)%     (3.6)%    6.0%     5.1%
                                   ======    =====      =====    =====    =====

--------
(1) Revenue (in thousands) from related parties in each of the five quarters in the period ended March 31, 1997 was $1,179, $1,327, $2,753, $1,184 and
    $975, respectively, which represents 44.5%, 40.7%, 48.8%, 15.4% and 12.4%
    of total revenue, respectively. See the Company's Consolidated Financial Statements.

  The Company's quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. A significant portion of the Company's revenue in any quarter is typically derived from a limited number of large client transactions. In addition, the sales cycle associated with these transactions is lengthy and is subject to a number of uncertainties, including clients' budgetary constraints, the timing of clients' budget cycles and clients' internal approval processes. Accordingly, the timing of significant transactions is unpredictable and, as a result, the Company's revenue and results of operations for any particular period are subject to significant variability. The complexity of certain projects and the requirements of generally accepted accounting principles can also result in a deferral of revenue recognition, in whole or in part, on a particular contract during a quarter, even though the contract has been executed or payment has actually been received by the Company. Quarterly fluctuations may also result from other factors such as new product and service introductions or announcements of new products and services by the Company's competitors, changes in the Company's or its competitors' pricing policies, changes in the mix of distribution channels through which the Company's products and services are sold, the timing and nature of sales and marketing expenses, changes in operating expenses, the financial stability of major clients, changes in the demand for software maintenance products and services, foreign currency exchange rates and general economic conditions. See "Certain Transactions-- Potential Fluctuations in Quarterly Performance."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has experienced significant growth since 1992, with its revenue growing from $863,000 in 1992 to $19,235,000 in 1996. During this period, the Company financed its operations and capital expenditures primarily with the proceeds from sales of the Company's Convertible Preferred Stock and Common Stock, borrowings, advance payments for services from clients and internally generated cash flows. The Company's cash balances were $5,022,000, $7,388,000, $264,000 and $339,000 at March 31, 1997 and December 31, 1996, 1995 and 1994,
respectively. The Company's working capital was $8,406,000, $8,218,000, $2,218,000 and $1,267,000 at March 31, 1997 and December 31, 1996, 1995 and
1994, respectively.

  The Company's operating activities used cash of $1,851,000, $2,342,000 and $1,097,000 during the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively, and provided $41,000 during the year ended December 31, 1994. The Company's use of cash during the three months ended March 31, 1997 was primarily caused by a decrease in deferred revenue of $2,356,000 and a reduction of other accrued expenses and current liabilities of $485,000. These decreases were partially offset by net income of $406,000, plus non-cash depreciation and amortization expense of $262,000. The Company's use of cash in 1996 was primarily caused by operating losses of $4,921,000, net of $854,000 of non-cash depreciation and amortization expense, and a net increase in accounts receivable and unbilled revenue totaling $3,090,000. These uses of cash during 1996 were offset somewhat by an increase in deferred revenue of $3,262,000 and an increase in other accrued expenses and current liabilities of $949,000. The use of cash in 1995 was principally caused by an increase in accounts receivable and in net costs and earnings in excess of billings on uncompleted contracts of $2,480,000, which was partially offset by net income of $55,000, plus non-cash depreciation and amortization expense of $443,000 and an increase in operating liabilities of $958,000. The cash provided by operations during 1994 was attributable to net income of $305,000, plus non-cash depreciation and amortization expense of $228,000, an increase in operating liabilities of $519,000 and an increase in deferred taxes of $179,000. These increases were partially offset by an increase in accounts receivable and in net costs and earnings in excess of billings on uncompleted contracts totaling $1,295,000.

  The Company used cash of $448,000, $1,059,000, $972,000 and $125,000 for investing activities during the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Investing activities have consisted principally of the acquisition of property and equipment, most notably computer equipment and software to support the growing employee base and corporate infrastructure. Although the Company has no significant commitments for capital expenditures in 1997, the Company expects to continue to purchase property and equipment to further develop its infrastructure. The Company's cash flows from investing activities in 1996 also included net cash of $174,000 provided by the acquisition of Vista.

  The Company's financing activities used cash of $60,000 during the three months ended March 31, 1997 and provided cash of $10,555,000, $1,994,000 and $421,000, during the years ended December 31, 1996, 1995 and 1994, respectively. In March and October 1996, the Company raised aggregate net proceeds of $11,684,000 in private placements of the Company's Convertible Preferred Stock and Common Stock. Net proceeds from the sales of such shares were used for the Company's general working capital needs, to make scheduled debt payments and for treasury stock acquisitions. In 1995 and 1994, financing activities consisted primarily of borrowings from banks and other lending institutions.

  In May 1995, the Company issued a secured subordinated note payable for approximately $924,000 with a face value of $1,000,000 and interest payable at 10% per annum. The note is subordinate to any bank debt and is collateralized by a second security interest in all of the assets of the Company. In addition, the note carries a prepayment premium and contains various restrictive covenants including, but not limited to, minimum earnings and limitations on certain interest coverage, debt and equity ratios. The note also included warrants with an ascribed value of approximately $76,000 for the purchase of up to 312,500 shares of Common Stock for $1.60 per share. The warrants expire on June 30, 2000. The Company intends to use a portion of the net proceeds of this offering to repay in full the note. See "Certain Transactions" and "Use of Proceeds."

  In September 1996, the Company obtained a revolving line of credit facility from a bank which bears interest at the bank's prime rate plus 0.5% (9.0% at March 31, 1997). The maximum borrowing under this line of credit is $3,500,000 and is limited to 75% of certain receivables plus 50% of costs and estimated earnings in excess of billings on uncompleted contracts, as defined by the line of credit agreement. The line of credit expires and all borrowings are payable in full on June 30, 1997. In addition to this line of credit, the Company also entered into an equipment financing agreement in September 1996. Under this agreement, the bank agreed to provide up to $1,500,000 for the purchase of certain equipment (as defined by the agreement) through June 30, 1997. Ratable principal and interest payments are payable during the period July 1, 1997 through June 1, 2000, and bear interest at the bank's prime rate plus 1% (9.5% at March 31, 1997). Both of these agreements require the Company to comply with certain financial covenants and are secured by all of the assets of the Company. As of March 31, 1997, there were no borrowings outstanding under the revolving credit facility and $562,000 was outstanding, and $825,000 remained available, under the equipment financing agreement. The Company and the bank are negotiating an extension of the line of credit agreement beyond June 30, 1997. However, there can be no assurance that the agreement will be extended.

  To date, the Company has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. Cash has been and the Company contemplates that it will continue to be invested in interest-bearing, investment grade securities.

  The Company believes that the net proceeds from the sale of Common Stock offered by this Prospectus, together with cash generated from operations and existing cash balances and advances available under its credit line agreements will be adequate to finance its capital requirements for at least the next twelve months. To the extent that such amounts are insufficient to finance the Company's capital requirements, the Company will be required to raise additional funds through equity or debt financing. No assurance can be given that such financing will be available on terms acceptable to the Company, and, if available, such financing may result in further dilution to the Company's stockholders and higher interest expense.

ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued SFAS 128, Earnings per Share. SFAS 128 specifies modifications to the calculation of earnings per share from those currently utilized by the Company. Under SFAS 128, "basic" earnings per share will be calculated based upon the weighted average number of common shares actually outstanding, and "diluted" earnings per share will be calculated based upon the weighted average number of common shares and dilutive potential common shares. SFAS 128 is effective in the Company's fourth quarter of 1997 and will be adopted at that time. The adoption of SFAS 128 will have no effect on the reporting of the Company's results of operations, as the Company has not been required to report historical earnings per share. In addition, the adoption of SFAS 128 will have no effect on the Company's financial position or cash flows.

                                    BUSINESS

OVERVIEW

  The Company provides software products and services that enable organizations to improve the productivity, quality and effectiveness of their IT systems maintenance or software evolution functions. The Company's solution, which employs software tools, methodologies and processes, is designed to automate the typically labor-intensive processes involved in conducting mass change and other software maintenance tasks. In 1996, the Company released its first commercially available product, its AutoEnhancer/2000 software, which is aimed at the industry's most pervasive mass change challenge, the year 2000 problem. The Company also provides on a fixed-fee basis software maintenance outsourcing services that employ the Company's proprietary software tools, methodologies and processes to generate productivity gains through the automation of the software evolution process.

  The Company has entered into agreements with a number of leading value added integrators and distributors, including Bull, a related party, CIBER, Inc., Computer Sciences Corp., IBM Global Services and Keane, Inc., which license the Company's software tool for use in serving their clients. In addition, the Company licenses its AutoEnhancer/2000 software directly to end users, which include Met Life and Merrill Lynch. Representative outsourcing clients of the Company include Advanced Micro Devices, Inc., Computervision, MicroAge Computer Center, Inc., NYNEX and Stratus. In June 1997, the Company entered into a joint marketing agreement with VIASOFT to form a joint marketing arrangement that would combine complementary product and services offerings in a "best practice" suite of year 2000 solutions.

INDUSTRY BACKGROUND

  With the globalization of markets and increased competitive pressures to reduce operating costs, shorten time to market, improve product quality and increase customer responsiveness, large organizations throughout the world have become increasingly dependent on IT to organize and manage their businesses and serve their customers. Many of these organizations utilize large mainframe computer systems, client/server systems or a combination thereof for the information processing requirements of their enterprises. These IT systems contain the core knowledge and processes that support mission-critical operations, and maintaining the investment in these IT systems is a requirement for organizations worldwide.

  A key challenge facing organizations has been to modify, update and adapt their IT systems and evolve their software to respond to a changing and more competitive business environment. This challenge has increased with the broadening complexity of IT and the continued evolution of mainframe systems, as well as the advent of distributed, client/server computing and the proliferation of third-party enterprise software applications. At the same time, the pace of change in business environments has accelerated, requiring organizations to continually evolve their IT systems and environments to adapt to changing business conditions and processes. This software evolution process is typically time-consuming, labor-intensive and expensive, and consists not only of fixing bugs and maintaining the current level of software performance and functionality, but also making enhancements, implementing mass changes to the code and migrating applications to new computing platforms.

  According to its January 1993 ADM Research Note, Gartner Group, Inc. estimated that, within the established worldwide IT infrastructure, up to 200 billion lines of COBOL software code have been written to support applications, many of which are mission-critical. In addition, between 60% to 80% of the average annual IT application development budget is spent on the maintenance of legacy systems. Although the maintenance function within IT departments has received little management attention historically, the impending year 2000 problem, with an estimated cost of between $300 and $600 billion to fix, represents the most significant IT maintenance challenge to date.

  One of the most crucial software evolution challenges currently facing IT departments is the cost-effective implementation of mass changes to application systems and their associated databases. A mass change software modification initiative is the process of effecting a change to the way a basic variable is interpreted and acted upon by a computer program and associated databases in which the variable may appear or be used thousands, or even millions, of times. The primary goal of a mass change initiative is to allow organizations to evolve their applications to accommodate changes in business practices or conditions by modifying frequently occurring variables without altering or impacting the underlying logic or function of the program. In large mainframe computing environments, a typical mass change initiative may involve sorting through hundreds of millions of lines of code to locate and then correct the targeted variables. Mass change problems have become more acute for businesses with the increase in the complexity and volume of computer data, coupled with the use of disparate IT platforms, operating systems and languages.

  Examples of mass change problems include the year 2000 problem, which is the inability of certain computer systems to properly interpret dates for the year 2000 and beyond; the European Union's expected conversion to the euro currency; the anticipated increase in the number of digits in Japan's telephone numbers; the increase in the number of characters in Australia's medical account classification codes; and the extension of the number of digits or other characters in zip codes, product codes for manufactured goods and account numbers for service providers. Additional mass change needs are being driven by internationalization and localization requirements, weights and measures standardization, identity-code changes, mergers and acquisitions and privatization of government agencies.

  Presently, the most pervasive mass change problem is the year 2000 problem, which will affect IT systems in organizations worldwide. To make mission-critical applications "year 2000 compliant," organizations will be required over the next several years to devote considerable IT resources, including investment in software tools and processes, personnel, time and other resources, to undertake large-scale mass change initiatives.

  A typical year 2000 renovation project includes: an ASSESSMENT PHASE, where an enterprise performs an inventory of its code, analyzes the impact and exposure of the year 2000 problem on its business and plans the renovation of the affected code; a CORRECTION PHASE, which entails the implementation of source code renovation, including the identification of all date-sensitive variables, correction of the code, and generation of bridges and data converters so the corrected code will still function with non-compliant code, and verification of the corrected code; and a TESTING PHASE, which ensures the integrity of a year 2000 renovation by performing unit and systems tests prior to re-deploying the code into production. To date, most large organizations that have begun to address the year 2000 problem have focused on the initial assessment phase, and relatively few have begun the more critical correction and testing phases. The Company's AutoEnhancer/2000 software focuses on the correction phase of a year 2000 renovation project with links to third-party assessment tools on the front of the process and third-party testing tools on the back.

  To respond to the foregoing challenges in software evolution, many large organizations are seeking to improve the software evolution process. With the lack of internal resources to incorporate new and developing technologies, select and train personnel and develop efficient methodologies to improve IT applications, many large organizations are seeking ways to outsource their IT requirements, particularly on a fixed-price, fixed-time frame basis in order to minimize the risks and costs associated with such large-scale technology requirements. In addition, industry analysts acknowledge that there is a growing shortage of IT professionals, which is being exacerbated by the year 2000 problem. These trends have resulted in increased demand for automated software tools that supplement traditional, mostly manual, maintenance methods that are often tedious, time-consuming and error-prone.

  Historically, software development tools have been targeted to address the front end of the software development cycle--the analysis, design and coding of an application--rather than on the maintenance or evolution of the application. Existing tools and processes to address the software evolution and mass change needs of organizations typically provide limited functionality, lack a high degree of automation and are not designed to address the full scope of the maintenance process. In addition, many existing solutions do not emphasize productivity and do not address the broad range of requirements needed to manage the software evolution process across heterogeneous computing environments.

  With software evolution becoming an increasing burden in the operation of mission-critical systems, organizations are actively seeking solutions that:
(i) provide comprehensive software evolution capabilities to accommodate continually changing business needs; (ii) automate and streamline the software evolution function; (iii) provide a comprehensive solution to mass change initiatives, including the year 2000 problem; (iv) are compatible with multiple platforms, operating systems and programming languages; and (v) provide measurable productivity gains.

PERITUS SOLUTIONS

  Peritus offers comprehensive products and services that enable organizations to improve the productivity, effectiveness and quality of the software evolution process. The Company's solutions employ a combination of tools, processes, skilled professionals and methodologies. The Company's underlying technology consists of its Peritus Intermediate Language ("PIL") and proprietary tools that can be implemented to address mass change or other software maintenance challenges.

 MASS CHANGE SOLUTIONS

  Proven Technology for Mass Change. The Company's Mass Change Engine, which is based on PIL and other proprietary technologies, converts source code from a variety of programming languages into PIL in order to perform analysis, correction and testing on the code during mass change maintenance initiatives. The Mass Change Engine is designed to automate the labor-intensive code maintenance function, thereby increasing productivity, and can be customized to provide function-specific mass change capabilities. The Mass Change Engine operates across multiple platforms, languages and operating systems.

  Comprehensive Year 2000 Renovation Tool. The Company's year 2000 products and services provide a comprehensive renovation solution for organizations seeking to address the year 2000 problem. The Company's AutoEnhancer/2000 software, which is based on its Mass Change Engine, is also designed to provide flexibility in addressing the critical identification, correction and verification components of a year 2000 renovation. The AutoEnhancer/2000 software is designed to be interoperable with third-party assessment, extraction and testing tools.

 SERVICE OFFERING COMPONENTS

  Comprehensive Software Evolution Services. The Company's service offerings are designed to address software evolution needs through tools and processes that provide productivity gains by automating and improving the software evolution process. These services are generally offered on a fixed-fee basis, and the client can realize the resulting productivity gains in the form of reductions in internal IT costs, increases in throughput, improved turn-around time and/or improved software quality. The Company's current service offerings include outsourcing, in which Peritus assumes responsibility for the evolution of a client's software, and technology transfer services, in which Peritus provides its methodologies and tools to clients in-house, enabling them to implement enhanced, repeatable processes for software evolution.

  Team-Based Process Methodologies. The Company employs team-based methodologies in its service offerings. Teams typically consist of both Company and client employees, with a Company project manager supervising the process. In the delivery of its services, the Company combines concepts from disciplines such as scientific inquiry, operations research and psychology with engineering "best practices" (such as formal inspections, cross functional teams and quality initiatives) to create a workflow paradigm that optimizes a team's ability to leverage its combined talent, knowledge and experience.

  Advanced Technology Platform. The Company has developed its core technologies through the use of advanced mathematical algorithms and techniques. To achieve productivity gains, the Company utilizes proprietary tools that better enable maintenance teams to rapidly locate and fix bugs and provide software enhancements. These tools include a software maintenance assistance tool designed to automate the process of logical code analysis, a business rules extraction tool and a groupware tool designed to facilitate workflow coordination.

STRATEGY

  The Company's objective is to establish leadership in providing tools, processes and services that significantly increase productivity and quality in software evolution. The Company's strategy includes the following key elements:

  Establish Leadership in Software Evolution Technology. The Company intends to continue to develop its core technologies by enhancing its Peritus Intermediate Language and related technologies in the areas of mass change, business rules extraction, verification, testing and code analysis. The Company is currently developing specific versions of its Mass Change Engine to address mass change market opportunities in addition to the year 2000 problem.

  Leverage Year 2000 Opportunities. The Company has focused a significant portion of its recent research and development expenditures on enhancing current products and technologies designed to address year 2000 market opportunities. The Company intends to continue marketing its year 2000 products and services through both direct and indirect channels. The Company believes that the year 2000 problem has heightened industry concerns regarding software maintenance. The Company anticipates that these concerns will serve as a catalyst in helping organizations to view software maintenance as a dynamic, evolutionary process capable of addressing mass change problems and enabling organizations to improve the productivity, effectiveness and quality of their software maintenance. In addition, the Company intends to leverage the relationships developed through its year 2000 products and services into long-term outsourcing engagements and future mass change sales opportunities.

  Develop Multiple Distribution Channels. The Company currently markets its products through a combination of direct and indirect channels. The Company believes that indirect channels are an important part of its distribution strategy and plans to continue to develop these channels. Currently, the Company has agreements with 22 value added integrators and distributors that license its AutoEnhancer/2000 software. The Company's value added integrators operate on a worldwide basis, and its distributors are currently located in the United States, Canada, Italy and Japan. During 1997, the Company expects to enter into additional value added integrator and distribution agreements, including agreements with additional government systems integrators to penetrate state, federal and foreign government agencies. The Company also intends to work with several complementary software and services providers to create a "best practice" suite of year 2000 solutions. In June 1997, the Company entered into a joint marketing agreement with VIASOFT to form a joint marketing arrangement that would combine complementary product and service offerings. The Company also intends to continue to expand its direct sales organization.

  Leverage Existing Client Base. The Company has established strong long-term client relationships, which often involve multiple contracts over several years. The Company intends to leverage existing client relationships by cross-selling other products and services to its clients. For example, the Company believes that clients that purchase year 2000 products and services will likely have other mass change and software evolution needs, which the Company intends to target.

  Continue to Expand Service Offerings. The Company intends to expand its service offerings by introducing insourcing services to organizations interested in retaining the maintenance function in-house and by continuing to offer outsourcing and technology transfer services. Through its resources in the United States, Spain and India, the Company has developed "virtual" outsourcing teams that provide outsourcing coverage and support 24 hours a day. The Company intends to increase productivity and capacity among its virtual outsourcing teams by hiring additional overseas personnel during 1997.

  Pursue Strategic Opportunities. Although the Company's growth to date has occurred principally through internally developed products and services, the Company is pursuing additional strategic alliances with value added integrators to enhance the scope of the products and services offered to end users. In addition, the Company believes that the opportunity exists to expand its products and services through the acquisition of complementary businesses and technologies. Although the Company currently has no commitments or agreements with respect to any such acquisition, management intends to analyze potential acquisitions and to pursue those opportunities that complement or supplement its business strategy.

TECHNOLOGY

  The Company's core technologies consist of its Peritus Intermediate Language, its Mass Change Engine, other computer-based tools and formal mathematical techniques.

  The Peritus Intermediate Language. The Company has developed its Peritus Intermediate Language to support accurate diagnosis of why a program functions incorrectly. PIL is based on the mathematical theory that all computations can be expressed in a small number of abstract instructions into which existing computer languages can be translated. PIL consists of 13 abstract instructions, and currently the COBOL, RPG, C and PL/1 programming languages have been translated by the Company into PIL. When data enter a computer program, their paths can be traced by the values assigned to them by the instructions in that program. In contrast, PIL can be used to trace the paths of all data that fall into mathematically describable classes. As a result, if the data are in a certain state when a program completes or aborts, it is possible, using PIL, to determine the initial conditions of these data before the program was executed. In addition, the use of PIL allows tools to be built that can verify that a program is logically correct by specifying pre and post conditions of classes of data rather than relying on the traditional method of testing, which is based on trial and error using selected data points.

  Mass Change Engine. The Company's Mass Change Engine is designed to address mass changes to IT systems (such as expansion of data fields or changes in product or part identifiers) by accepting as input the identified data structure and desired rules of transformation. The Mass Change Engine then examines the entire set of computer programs to trace all related data and instructions, computes the necessary changes that are the result of that simple change requirement and makes corresponding adjustments in all programs and data so that only the desired change occurs without impacting the underlying logic. These tasks are accomplished through the use of an adaptive seed generator based on neural network technology, the creation of a repository of relationships between the data and instructions using PIL and the use of propagations that determine the relationship between variables and seeds using a set of identification rules and information embedded in the repository. The Company's Mass Change Engine can be adapted to address specific mass change needs. The Company's AutoEnhancer/2000 software is an example of an extension of the Mass Change Engine.

  Other Computer-Based Tools. The Company's software maintenance tools have been specifically designed to address the needs of the software maintenance practitioner and are used primarily by the Company's outsourcing teams. The Company anticipates that certain of its tools may be released as commercial products in the future. The Company's current computer-based tools include:

  . Peritus Code Analyzer ("PCA")--PCA is a software maintenance assistance tool designed to automate the process of logical code analysis. The tool is used to discover and correct defects, implement enhancements, verify properties of software (such as database integrity or security properties), migrate from one language to another and update systems or programs and data for specific enhancements (such as those required by the year 2000 problem).

  . Business Rules Extraction--The Company's business rules extraction tool analyzes complex data structures and computer instructions within an information system and determines and distills the business rules that are embedded throughout the system. The extraction of business rules decreases the effort involved in porting, migrating, reengineering, simplifying and evolving software.

  . Peritus Control System ("PCS")--PCS is a workflow and productivity-enhancing groupware tool designed to support the Peritus model for workflow coordination and accumulation of maintenance-related knowledge and experience.

  Formal Mathematical Techniques. Peritus has developed a discipline that makes the analysis of software a more reliable activity based on the technique of logical code analysis. Logical code analysis facilitates the understanding of unfamiliar code and the isolation of the code specifically related to the maintenance task and executes the required changes without impacting the underlying logic. The Company's formal mathematical techniques are an integral component of its core technologies and serve as the basis for the automation capabilities of those technologies.

PRODUCTS AND SERVICES

  The Company's products and services are designed to deliver increased productivity through tools, processes, skilled professionals and methodologies. The Company initially provides clients with process and methodology before introducing its products and technologies, thus laying the foundation for the successful use of the Company's products. The Company's current product offering includes its AutoEnhancer/2000 software, and its current and proposed service offerings include software maintenance outsourcing, technology transfer and insourcing services.

 AutoEnhancer/2000 Software

  The Company's AutoEnhancer/2000 software is a comprehensive solution designed to address the correction phase of a year 2000 renovation. This software tool currently processes COBOL, PL/1 and RPG computer languages. It contains a user-friendly graphical user interface ("GUI") and can be easily modified to interoperate with third-party assessment and testing tools. In 1996, the Company began licensing a COBOL version of this product to end users and value added integrators. During 1996 and the three months ended March 31, 1997, revenue from the licensing of the AutoEnhancer/2000 software represented 33.9% and 52.7% of the Company's total revenue, respectively, and the Company expects that such license revenue will continue to represent a significant percentage of its total revenue for the foreseeable future. As of April 30, 1997, the AutoEnhancer/2000 software was installed in more than 45 installations.

  Through a series of integrated and automated functions, the Company's AutoEnhancer/2000 software identifies date-sensitive variables and corrects the source code using date-field expansion or windowing techniques. In addition, the tool generates bridges, wrappers, and data conversion programs that enable the modified code to interface with remaining non-renovated programs and data. The modifications are then verified through the use of logical code analysis techniques to facilitate the extensive testing requirements.

  In order to increase the accurate identification of lines of affected software code, the AutoEnhancer/2000 software traces and propagates variables that a user has identified as date-sensitive to identify interrelated variables. The AutoEnhancer/2000 software also uses a pattern matching program that identifies variables that were named by a user in such a manner as to suggest that they may be date-sensitive variables. This pattern matching program uses "neural net" concepts, logical principles, user input and user feedback to attempt to learn and adjust the patterns searched so as to improve accuracy in determining which variations to encompass as variables of interest.

  The following table highlights the various steps in which the AutoEnhancer/2000 software addresses the correction phase of a year 2000 renovation:

                           AUTOENHANCER/2000 SOFTWARE

     FUNCTION                   FEATURES                             BENEFITS
-------------------------------------------------------------------------------------------
  SEGMENTATION    . Load source code into program        . EBCDIC to ASCII encoded accurately
                  . Perform pre-renovation compile         and recoverably
                  . Establish source code boundary       . Strict source code control
                  . Identify print and display outputs     environment established
                  . Perform dataset name unification     . Source code completeness verified
                                                         . Source code compliability
                                                           validated
                                                         . Data synonyms established
-------------------------------------------------------------------------------------------
  IDENTIFICATION  . Convert source code into PIL         . Logic of code unraveled for
                  . Perform record name unification        automated analysis
                  . Select bridging strategies           . Record synonyms established
                  . Find the date-sensitive items        . Bridging strategies specified
                    through  propagation                 . Date-sensitive variables and
                  . Resolve ambiguous identification       constants  identified
                    conditions                           . Procedure-division uses of date-
                  . Facilitate identification              sensitive  items identified
                    completeness using Adaptive Seed     . Accuracy and completeness of
                    Generator                              identification verified
-------------------------------------------------------------------------------------------
  CORRECTION      . Create and apply correction          . Source code corrected
                    transactions
                  . Create and apply harmonization       . Redefines realigned
                    transactions                         . All identified uses of date-
                  . Resolve correction warnings            sensitive items corrected
-------------------------------------------------------------------------------------------
  BRIDGE          . Generate bridge programs by          . Interoperability of renovated and
                    building wrappers, filters and         unrenovated code established
                    converters
-------------------------------------------------------------------------------------------
  ADAPTATION      . Identify Job Control Language        . Date-sensitive JCL identified and
                    (JCL) date-sensitive issues            corrections suggested
                  . Identify record size changes
                  . Create JCL correction plan
-------------------------------------------------------------------------------------------
  VERIFICATION    . Reconcile planned and implemented    . Intended and actual changes
                    corrections                            reconciled
                  . Perform post-renovation compile and  . Verification to ensure that
                    compare to pre-renovation compile      changes do not impact compiler
                    results                                results
-------------------------------------------------------------------------------------------
  PACKAGING       . Package renovated source code and    . Source code returned to facilitate
                    generated source code for return       replacement and testing
                    to client

--------------------------------------------------------------------------------

  Peritus offers extensive training and support to its software licensees. The licensee's renovation engineers participate in both formal and on-the-job training supported by the Company's expert renovation engineers. This training and support facilitates successful implementation and deployment of AutoEnhancer/2000 software in the licensee's environment. The Company also provides licensees with client technical support as well as on-site or remote consulting.

  The Company licenses its AutoEnhancer/2000 software directly and indirectly (via distributors) to end users and to value added integrators for their use in addressing the year 2000 needs of their clients. License fees to end users are fixed, with the amount of the fee based on the estimated total lines of code to be processed, and license fees to value added integrators and distributors are generally royalties based on lines of code processed or to be processed.

 Outsourcing Services

  The Company offers customized software maintenance outsourcing services to clients. In an outsourcing project, the Company assumes responsibility for the evolution of a client's software, including bug fixing, enhancements, applications migration and porting. The Company's outsourcing services address the maintenance needs of application software, system software, embedded software and software products and are designed to provide productivity gains regardless of platform, operating system, language or software function. In the delivery of its outsourcing services, the Company uses a number of proprietary technologies. Compared to traditional software maintenance methods, the Company's technologies allow faster de-bugging by identifying and excluding irrelevant variables and by tracing the cause of errors from the known output resulting from such errors. In addition, the Company may from time to time directly provide year 2000 renovation services for its clients.

  Outsourcing services are performed at both Company and client locations with a team of Company employees, or a team comprising Company and client employees. Formal training, support and continuous improvement are part of every outsourcing service offering. The Company's self-directed outsourcing teams understand and exploit organizational dynamics, workflow management and proprietary technology to enhance the productivity, responsiveness and quality of the software evolution process. Individual team members develop a deep and broad understanding of many programming languages and applications, as well as maintenance technologies and de-bugging methodologies.

  In connection with the delivery of its outsourcing services, the Company assesses the IT costs of a client and in general agrees to provide IT services at a price targeted at 30% below the client's IT costs that are identified during a detailed upfront assessment. This savings is often realized in the first year. In addition, the Company's outsourcing services are designed to:

  . Re-deploy key resources to mission-critical applications

  . Enhance control of the maintenance function

  . Improve turnaround time and quality of response

  . Reduce dependency on specific individuals and specific domain knowledge

  A typical outsourcing engagement represents a multi-million dollar, multi-year, fixed-price contract that specifies service rather than staffing levels.

 Technology Transfer Services

  The Company offers technology transfer services to assist organizations that seek to increase the productivity of their software evolution activities while keeping their software maintenance activities in-house. This technology transfer program transfers the organizational model and workflow methodology of the Company's software maintenance outsourcing solutions to enable clients to implement enhanced, repeatable processes for software evolution.

  With respect to technology transfer services, the Company targets an increase in client productivity of 25% within six months. Productivity gains are measured against pre-determined metrics that are established during a detailed upfront assessment of the client's applications and workflow. A typical technology transfer engagement consists of training multiple teams of client personnel in the Company's methodology. Engagements have a duration of four to six months with approximately 14 days of on-site delivery and coaching.

  During 1997, the Company plans to introduce insourcing services, which will combine the Company's technology transfer services with on-site management of the Peritus-trained client teams. In an insourcing engagement, the Company will participate with the client management to ensure that the teams accurately implement the Company's approach and perform at expected productivity levels. Typical insourcing engagements are expected to have two revenue components: a fee for services and a royalty tied to the client's productivity gains.

SALES AND MARKETING

  The Company offers its products and services to clients through both direct and indirect channels, which include relationships with value added integrators that use the Company's technology as an integral part of their overall solutions, as well as domestic and international distributors. As of May 31, 1997, the Company had 18 full-time employees in sales and marketing.

 Direct Sales

  The Company sells and supports its products and services directly through its sales force located in Billerica, Massachusetts; Trumbull, Connecticut; Schaumburg, Illinois; Denver, Colorado; Ontario, Canada and Barcelona, Spain. The Company plans a significant expansion of its sales force through regional offices in the Northeast, Mid-Atlantic, West and Midwest regions of the United States.

 Indirect Sales

  The Company currently has agreements with 22 value added integrators and distributors. The Company's value added integrators include large systems integrators, IT consulting organizations and other providers of IT services and solutions that use the Company's AutoEnhancer/2000 software to perform year 2000 renovation projects for their clients. The Company regularly offers sales training to its value added integrators. The Company's distributors are located in the United States, Canada, Italy and Japan and are authorized by Peritus to sublicense the Company's products and/or services to end users or system integrators in their respective territories. In June 1997, the Company entered into a joint marketing agreement with VIASOFT to form a joint marketing arrangement that would combine complementary product and service offerings in a "best practice" suite of year 2000 solutions. See "Risk Factors--Dependence on Third-Party Channels; Potential for Channel Conflict."


  Below is a list of the Company's value added integrators and distributors with which the Company has agreements as of June 15, 1997:

  Analyst International Corporation       Integris, a Bull Company
  ACTC Technologies, Inc.                 I-NET, Inc.
  Bell Communications Research, Inc.      Japan Third Party Co., Ltd.
  BFL Software Limited                    Keane, Inc.
  CIBER, Inc.                             LGS Group, Inc.
  Complete Business Solutions, Inc.
  Computer Sciences Corp.                 MCSI Technologies, Inc.
                                          Netsiel S.p.A.
  Comtex Information Systems, Inc.        PKS Systems Integration, Inc.
  Coritel, S.L.                           PRT Corp. of America
  Datamatics Ltd.                         Stratagem, Inc.
  IBM Global Services                     Vital Computer Service
                                          International, Inc.

 Marketing

  The Company's marketing organization works closely with the sales organization in the development of Company marketing literature, market research to assist in strategic planning and tactical decision making, trade show programs and exhibit planning, advertising and public relations support. In 1997, the Company began "Powered by Peritus," a new marketing and advertising campaign. It comprises several programs, including a direct mail initiative aimed at potential year 2000 end-user licensees, new channel candidates and outsourcing prospects. The Company is also conducting a significant advertising campaign for its year 2000 products.

CLIENTS

  The Company offers its products and services to end users in a number of industries. Below is a partial list of the Company's clients, each of which has accounted for at least $200,000 of revenue since January 1, 1995:

  Advanced Micro Devices, Inc.               Metropolitan Life Insurance
  Bell Communications Research, Inc.         Company
  Bull HN Information Systems Inc.           MicroAge Computer Center, Inc.
  Computervision Corporation                 Microcom, Inc.
  The First National Bank of Boston          NYNEX
  Jostens Learning Corporation               Prudential Life Insurance
                                             Stratus Computer, Inc.
  Merrill Lynch, Pierce, Fenner
    & Smith Incorporated

  To date, the Company's revenue has been dependent on a few major clients, including Bull, Stratus, Computervision, Met Life, IBM and Merrill Lynch. During the three months ended March 31, 1997, Merrill Lynch, Met Life and IBM represented approximately 26.1%, 14.0% and 10.6% of the Company's total revenue, respectively. During 1996, Bull, Merrill Lynch and Stratus represented approximately 29.0%, 14.6% and 12.1% of the Company's total revenue, respectively. During 1995, Bull, Stratus and Computervision represented approximately 50.3%, 12.9% and 11.0% of the Company's total revenue, respectively. During 1994, Bull and Computervision represented approximately 51.7% and 29.3% of the Company's total revenue, respectively. In addition, the Company's ten largest clients represented approximately 82.2%, 77.9%, 90.5% and 92.1% of the Company's total revenue in the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. See "Risk Factors--Concentration of Clients and Credit Risk."

  While each client engagement differs, the following examples illustrate the types of business needs the Company has addressed:

  Merrill Lynch--AutoEnhancer/2000 Licensee. Merrill Lynch, a global financial services concern, evaluated the Company's AutoEnhancer/2000 software in 1996 as part of its process of developing a comprehensive solution to its year 2000 renovation efforts. Along with a number of other vendors, Peritus was invited to conduct two pilot programs, which were designed to demonstrate the tool's ability to automate the identification and correction tasks of a year 2000 conversion. In December 1996, Merrill Lynch entered into a direct end-user license for the AutoEnhancer/2000 software to support its data expansion renovation efforts. Merrill Lynch notified the Company that the tool was among those selected based upon the accuracy of its identification function and the level of automation provided. Merrill Lynch has established a renovation center in New York that provides divisions with remote access to perform the renovations, and Peritus has trained more than 35 of Merrill Lynch's renovation engineers.

  Computer Sciences Corp.--AutoEnhancer/2000 Value Added Integrator. Computer Sciences Corp. ("CSC"), an international provider of IT services, provides a dedicated national practice that addresses the year 2000 problem. CSC's Catalyst 2000(R) service includes a renovation center designed to process large amounts of code through the correction phase. To achieve the desired throughput, the CSC renovation center sought tools that would automate the process. After evaluating several tools and technologies, CSC chose the Company's AutoEnhancer/2000 software for its center and signed a strategic agreement that provided for a usage-based license. Since the initiation of the agreement, Peritus has trained CSC renovation engineers to work with the Peritus technology in this renovation center. See "Certain Transactions."

  NYNEX--Outsourcing Engagement. In mid-1995, NYNEX began exploring ways to reduce costs and improve the process of maintaining its IT applications. Peritus was invited to bid on an outsourcing engagement that involved the maintenance of a budget and planning application. After a competitive process, NYNEX awarded the contract to Peritus for a number of reasons, including the fixed-price nature of the bid and the commitment to improved productivity. In April 1996, NYNEX extended the contract to include additional applications.

CLIENT TECHNICAL SUPPORT

  In connection with the licensing of its products, the Company provides its clients with technical support and advice, including problem resolution, installation assistance, error corrections and product enhancements released during maintenance. The Company believes that a high level of service and support is critical to its success and represents an important competitive advantage. Furthermore, the Company believes that a close and active service and support relationship is important to client satisfaction and provides the Company with important information regarding evolving client requirements. The Company provides each of its significant clients with a dedicated client technical support representative whose primary responsibility is to resolve questions and concerns and act as a liaison between the client and the Company. In addition, the Company provides toll-free telephone support, as well as access to electronic bulletin boards and other forms of electronic communication to provide clients with the latest information regarding the Company's products and services. Client technical support fees related to the Company's year 2000 products are typically 15% of license fees and are capped at $200,000 annually per direct licensee. As of May 31, 1997, the Company's client technical support organization consisted of 12 full-time employees.

RESEARCH AND PRODUCT DEVELOPMENT

  The Company believes that its future success depends in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of client requirements. The Company plans to continue to enhance its products and develop new products, including the development of new versions of its mass change software and the commercialization of its internally used outsourcing tools and methodologies.

  As of May 31, 1997, the Company's research and development organization consisted of 56 full-time employees, 15 of whom were located at the Company's facility in Schaumburg, Illinois and 41 of whom were located at the Company's Billerica, Massachusetts headquarters. In January 1997, the Company began research and development activities in Bangalore, India. The Company's research and development expenses were $6,033,000, $1,703,000 and $560,000, or 31.4%, 9.2% and 7.1% of total revenue, for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company has generally relied on internal efforts and resources to develop its software and methodologies. However, in some limited cases, the Company has contracted with various firms, certain of which are located in India and Canada, to develop materials, processes, software or portions of software for and on behalf of the Company. In January 1996, the Company acquired Vista to gain additional technologies in user interface and software behavior modeling.

COMPETITION

  The market for the Company's software products and services, including its solutions for the year 2000 problem, is intensely competitive and characterized by rapid changes in technology and user needs and the frequent introduction of new products. The Company's competitors include year 2000 software vendors, year 2000 service providers and outsourcing service providers.

  Vendors of year 2000 software products generally focus on a particular phase of a year 2000 renovation, such as assessment, correction or testing. The Company's AutoEnhancer/2000 software primarily addresses the correction phase of a year 2000 renovation. The Company believes that the principal competitive factors affecting competition in the year 2000 software market include product functionality, degree of automation, speed of throughput, product performance and reliability, ability to respond to changing client needs, ease of use, training, quality of support and price. The Company's principal and potential competitors in the market for year 2000 software include Computer Associates International, Inc., Compuware Corporation, Micro Focus Group Public Limited Company, Platinum Technology, Inc., SEEC, Inc. and VIASOFT.

  The Company provides year 2000 services primarily through its relationships with value added integrators. Peritus believes that these value added integrators compete on the basis of service, the expertise and experience of the service personnel, the ability of such personnel to provide solutions to application problems and price. Principal competitors in this market include AMDAHL, Cap Gemini America, Computer Horizons Corp. and Information Management Resources, Inc. Many smaller local and regional organizations also compete in the year 2000 services market.

  The Company also faces competition in the provision of its software maintenance outsourcing services. The Company believes that the principal competitive factors in the market for outsourcing services include price, the ability to provide productivity guarantees, strong client relationships, comprehensive delivery methodologies, responsiveness to client needs, depth of technical skills and reputation. The Company's principal competitors in this market include not only in-house IT departments and systems integrators such as the Big Six accounting firms but also outsourcing service providers such as Computer Sciences Corp., Electronic Data Systems Corporation, IBM Global Services, Keane, Inc. and PKS.

  A number of the Company's competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company and certain of the Company's value added integrators and distributors. Moreover, other than the need for technical expertise, there are no significant proprietary or other barriers to entry in the year 2000 industry. There can be no assurance that the Company's products and services or the solutions offered by the Company's value added integrators and distributors will compete effectively with those of their respective competitors. The Company's value added integrators and distributors may also offer or develop products and services that compete with the Company's products and services. There can be no assurance that those clients will not give higher priority to the sales of these or other competitive products and services.

INTELLECTUAL PROPERTY

  The Company relies on a combination of copyright, trade secret, patent, service mark, and trademark laws and license agreements to protect its proprietary rights in technology. In addition, the Company currently requires its employees and consultants to enter into nondisclosure and assignment of invention agreements to limit use of, access to and distribution of its proprietary information.

  The Company's business includes the maintenance, evolution, repair and development of software applications, system software and other deliverables, including written specifications and documentation in connection with specific client engagements. Ownership of software and associated deliverables created for clients is generally retained by or assigned to the client, and the Company does not retain an interest in such software or deliverables. The source code for the Company's proprietary software is generally protected as trade secrets and as unpublished copyrighted works. However, the Company has entered into source code escrow agreements with a limited number of its licensees requiring release of source code in certain circumstances. Such source code escrow agreements usually limit the use and disclosure of such source code in the event that it is released.

  In addition, the Company has entered into license agreements with a limited number of clients that allow these clients access to and use of the Company's AutoEnhancer/2000 software source code for certain purposes. Access to the source code may increase the likelihood of misappropriation or misuse by third parties.

  The Company's business also includes licensing of the Company's proprietary software, methodologies and related services to end users, as well as to value added integrators and distributors authorized to provide services to third parties. In general, such licensing of the Company's proprietary software, methodologies and related services to a licensee is a limited term, limited use, non-exclusive license that contains restrictions on copying, disclosure, usage, decompiling and transferability. In particular cases, however, a license agreement may have certain provisions that are exclusive in some manner. Within these licensing agreements the Company seeks to avoid disclosure of its trade secrets, including, but not limited to, generally requiring those persons with access to the Company's proprietary information to execute confidentiality agreements restricting use of and access to the Company's confidential information.

  The Company generally relies on internal efforts in order to develop its software and methodologies. However, in some limited cases the Company has contracted with various firms, certain of which are located in India and Canada, to develop software or portions of software for and on behalf of the Company. Software development by a contractor for the Company is done pursuant to agreements that generally assign all rights to the Company and contain nondisclosure provisions. Such software developed by a contractor may be merged with software that the Company has developed using its internal employees. In January 1996, the Company acquired Vista and was assigned all of Vista's intellectual property rights, consisting mainly of unregistered copyrights.

  The Company has filed two patent applications with the United States Patent and Trademark Office pertaining to technologies, processes and methodologies used by the Company's software. Neither of these patents has been granted and there can be no assurance that a patent will be issued pursuant to either of these applications or that, if granted, such patent would survive a legal challenge to its validity or provide meaningful or significant protection to the Company. Some competitors of the Company have announced the filing with the United States Patent and Trademark Office of patent applications relating to fixing and assessing the year 2000 problem. The Company expects that the risk of infringement claims against the Company might increase because its competitors might successfully obtain patents for software products and processes or because as the number of competitors providing software and software related services addressing year 2000 problem increases, new and overlapping processes and methodologies used in such services will become more pervasive, increasing the likelihood of infringement.

  There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate. The laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by the Company to protect its proprietary rights, it may be possible for unauthorized third parties to copy aspects of the Company's products, reverse engineer, develop similar technology independently, or obtain and use information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not develop technologies similar or superior to the Company's technology or design around the proprietary rights owned by the Company. However, the Company believes that, because of the rapid pace of technological change in the software industry, patent, trade secret and copyright protection is less significant to the Company's competitive position than factors such as the knowledge, ability and experience of its personnel, new product development, frequent product enhancements, name recognition and ongoing product maintenance support with regard to developing, establishing and maintaining a technology leadership position.

EMPLOYEES

  As of May 31, 1997, the Company employed 263 full-time employees, including 56 in research and development, 18 in sales and marketing, 165 in professional services and support and 24 in finance, administration and corporate support. The success of the Company depends on its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense in the computer software industry, particularly for software developers, service consultants, and sales and marketing personnel. There can be no assurance that the Company will be able to attract and retain qualified personnel in the future.

  The Company's employees are not represented by any labor unions. The Company considers its relations with its employees to be good.

FACILITIES

  The Company is headquartered in Billerica, Massachusetts, where it leases approximately 45,000 square feet under a lease expiring in January 1999. In addition, the Company leases office space of approximately 8,000 square feet in Trumbull, Connecticut, which it currently uses to provide some outsourcing and software evolution services and approximately 23,000 square feet in Westboro, Massachusetts, where the Company also provides outsourcing and software evolution services. These leases expire in January 1999 and December 1999, respectively.

  The Company also maintains a research and development facility in Schaumburg, Illinois, of approximately 5,000 square feet, the lease for which expires in September 1998. The Company leases additional facilities and offices in Phoenix, Arizona; Denver, Colorado; Ontario, Canada and Bangalore, India. The Company's majority-owned subsidiary, Persist, leases facilities in Barcelona, Spain. The Company believes its facilities are in good condition. The Company expects that additional space will be required as it expands its business. It believes it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company as of May 31, 1997 are as follows:

          NAME           AGE                          POSITION
          ----           ---                          --------
Dominic K. Chan.........  48 Chairman of the Board of Directors and Chief Executive
                             Officer
Douglas A. Catalano.....  46 President, Chief Operating Officer and Director
Allen K. Deary..........  38 Vice President, Finance, Chief Financial Officer, Clerk and
                             Director
Adarsh K. Arora.........  44 Vice President, Research and Development
Andrea C. Campbell......  45 Vice President, Outsourcing Operations
Leonard Miller..........  57 Vice President, Strategic Programs
Robert D. Savoia........  54 Vice President, Business Development and Marketing
John E. MacPhee.........  36 Director of Finance and Treasurer
Arthur Carr(1)..........  65 Director
John Giordano(2)........  40 Director
W. Michael                45 Director
 Humphreys(1)...........
Axel Leblois(2).........  48 Director
Henry F. McCance(1).....  54 Director
Roland Pampel(2)........  62 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Dr. Chan co-founded Peritus in 1991 and served as its President and a director from inception to December 1996. Since December 1996, Dr. Chan has served as the Company's Chief Executive Officer and Chairman of the Board of Directors. Prior to co-founding the Company, Dr. Chan held the position of Executive Vice President of Research and Development for Bull, a manufacturer of computer products. He holds a patent for a voice and data integration device. Dr. Chan received a B.S. in Mathematics from Wake Forest University and an M.S. and a Ph.D. in Mathematics from the University of Wisconsin.

  Mr. Catalano joined Peritus in December 1996 as President and Chief Operating Officer and as a director. From November 1982 to December 1996, Mr. Catalano held various positions at Computer Sciences Corp., a company which provides systems integration services, where he most recently served as President of CSC Consulting, Inc. ("CSC"). Mr. Catalano holds a B.S. in Finance from Northeastern University.

  Mr. Deary co-founded Peritus in 1991, and has served as its Vice President, Finance and Chief Financial Officer and as a director since inception. Mr. Deary previously served as Director, Product Life Cycle Process at Bull, where his primary focus was to develop and implement worldwide cross-functional product teams. Mr. Deary received his B.S. in Accounting from Northeastern University.

  Dr. Arora joined Peritus in January 1996 as Vice President, Research and Development. Prior to joining Peritus, he co-founded and served as President and Chief Executive Officer from January 1986 to January 1996 of Vista Technologies Incorporated, a manufacturer of high-end computer aided engineering and computer aided software engineering products. Dr. Arora received a B.S. in Mathematics at Lucknow University in India, and an M.S. and a Ph.D. in Computer Science at Northwestern University.

  Ms. Campbell co-founded Peritus and served as Vice President, Consulting and Technology Transfer Services from September 1992 to June 1996. Since June 1996, Ms. Campbell has served as Vice President, Outsourcing Operations. Ms. Campbell was previously employed as Human Resources Director at Bull Worldwide Information Services, Inc., a manufacturer of computer products, from March 1990 to August 1992. Ms. Campbell received her B.A. from Kalamazoo College and her M.A. in Psychology from Western Michigan University.

  Mr. Miller joined Peritus in September 1996 as Vice President, Strategic Programs. Mr. Miller was previously employed from January 1964 to August 1996 at Metropolitan Life Insurance Company, most recently as its Chief Information Officer of Individual Business. He received a B.A. in Business Management from Boston University.

  Mr. Savoia joined Peritus in January 1997 as Vice President, Business Development and Marketing. Prior to joining Peritus, he served as Vice President and Managing Partner of CSC from 1989 to December 1996. During his eight years at CSC, he was a member of the Operating and Executive Committees, Vice President of Business Development, and was the partner in charge of the New York consulting practice. Mr. Savoia received a B.S. in Management Science from Northeastern University.

  Mr. MacPhee joined Peritus in July 1996 as Director of Finance and as Treasurer. Prior to joining Peritus, Mr. MacPhee served as Corporate Controller at Bachman Information Systems, Inc., a manufacturer of computer aided software engineering products, from April 1986 to June 1996. He received a B.A. in Management and Accounting from the University of Massachusetts, Amherst.

  Mr. Carr has served on the Board of Directors of the Company since November 1995. Mr. Carr has been a private investor since December 1993. From 1991 to November 1993, Mr. Carr served as Chairman, President and Chief Executive Officer of Bytex Corporation, a manufacturer of data communications equipment. He is a director of Bay Networks, Inc., a manufacturer of computer network systems.

  Mr. Giordano has served on the Board of Directors of the Company since March 1997. Mr. Giordano has been employed at Bull since 1978, most recently as Vice President, Chief Financial Officer and Treasurer since February 1997. He received a B.S. in Business Administration from Boston College.

  Mr. Humphreys has served on the Board of Directors of the Company since March 1996. Mr. Humphreys has been a partner of Matrix Partners, a private venture capital firm, since 1982. Prior to his association with Matrix Partners, he was a general partner of Hellman, Ferri Investment Associates, a private venture capital partnership. Mr. Humphreys is a director of GeoTel Communications Corporation, a developer of telecommunications software, as well as several privately held companies. He received a B.S. from the University of Oregon and an M.B.A. from the Harvard Graduate School of Business Administration.

  Mr. Leblois has served on the Board of Directors of the Company since February 1995. Since January 1996, Mr. Leblois has served as the Chairman of World Times Inc., a publishing company. From May 1991 to December 1995, he served as President and Chief Executive Officer of Bull. Mr. Leblois is a director of Wang Laboratories, Inc., a software and services provider, and Boston Private Bank & Trust Company, a private banking and asset management firm. He received a BAC in Science and Politics from IEP Paris, an M.B.A. from the European Institute of Business Administration and a License de Philosophie from the University of Paris.

  Mr. McCance has served on the Board of Directors of the Company since March 1996. Mr. McCance has been a general partner of Greylock, a private venture capital firm, since 1973. He is Chairman of the Board, President and Secretary of Greylock Management Corporation, the service organization to the Greylock venture capital partnerships. Mr. McCance is a director of Shiva Corporation, a manufacturer of remote access products, and of several privately held companies. He received a B.A. in Economics from Yale University and an M.B.A. from the Harvard Graduate School of Business Administration.

  Mr. Pampel has served on the Board of Directors of the Company since November 1995. Mr. Pampel is recently retired. From March 1994 to January 1997, Mr. Pampel held the positions of President, Chief Executive Officer and director of Microcom, Inc. ("Microcom"), a manufacturer of computer equipment. Prior to joining Microcom, Mr. Pampel was President and Chief Executive Officer of Nicolet Instrument Inc., a manufacturer of medical instruments, from October 1991 to September 1993. He currently serves on the Board of Directors of Microcom, Infinium Software, Inc., a provider of client-server business software applications, and Cayenne Software, Inc., a provider of computer-aided software engineering products. Mr. Pampel holds a B.S. in Electrical Engineering from the University of Connecticut.

  Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of three Class I Directors (Messrs. Catalano, Giordano and McCance), three Class II Directors (Messrs. Deary, Humphreys and Pampel) and three Class III Directors (Messrs. Carr, Chan and Leblois). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1998, 1999 and 2000, respectively.

  On May 29, 1992, the Company entered into an agreement (the "1992 Bull Agreement") with Bull, a principal stockholder of the Company, in which the Company issued Bull 575,000 shares of Common Stock in exchange for the transfer and assignment by Bull of certain items of equipment and other personal property. Under the 1992 Bull Agreement, the Company agrees to use its best efforts to elect one representative of Bull to the Board of Directors for so long as Bull holds 50% of the shares of Common Stock purchased under the 1992 Bull Agreement, and that in the event no representative of Bull is elected to the Board of Directors, Bull has a right of representation at meetings of the Board for so long as Bull holds 25% of the shares of Common Stock purchased under the 1992 Bull Agreement. To date, Bull has not sold any of the shares of Common Stock acquired by it under the 1992 Bull Agreement, and, after giving effect to this offering and assuming the Underwriters' over-allotment option is exercised in full, Bull will still hold over 50% of the shares of Common Stock acquired by it under such agreement. Pursuant to the 1992 Bull Agreement, the Company is also obligated to hold meetings of its Board of Directors at least four times per year. John Giordano, the Vice President, Chief Financial Officer and Treasurer of Bull, currently serves as Bull's representative on the Board of Directors. See "Principal and Selling Stockholders" and "Certain Transactions."

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has a Compensation Committee composed of Messrs. Carr, Humphreys and McCance, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee composed of Messrs. Giordano, Leblois and Pampel, which reviews the results and scope of the audit and other services provided by the Company's independent public accountant.

DIRECTOR COMPENSATION

  All of the directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings. See "--Executive Compensation--1997 Director Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth the total compensation paid or accrued for the year ended December 31, 1996 for the Company's Chief Executive Officer and its three other most highly compensated executive officers in 1996 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                  LONG-TERM
                                                 COMPENSATION
                                              ------------------
                         ANNUAL COMPENSATION        AWARDS
                         -------------------- ------------------
        NAME AND                                  SECURITIES        ALL OTHER
 PRINCIPAL POSITION(1)     SALARY     BONUS   UNDERLYING OPTIONS COMPENSATION(2)
 ---------------------   ---------- --------- ------------------ ---------------
Dominic K. Chan ........ $  202,613 $  40,000          --            $3,131
 Chairman of the Board
 and
 Chief Executive Officer
Allen K. Deary..........    147,903    40,000       14,200            3,002
 Vice President, Finance
 and
 Chief Financial Officer
Adarsh Arora............    120,891    40,000       51,192            1,395
 Vice President,
 Research
 and Development
Andrea C. Campbell......    111,499    40,000       17,085            2,112
 Vice President,
 Outsourcing Operations

--------
(1) Douglas A. Catalano joined the Company as President and Chief Operating Officer in December 1996. See "--Employment Agreements."
(2) Consists of the Company's matching contributions to the Company's 401(k) Plans.

  The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 1996. No stock appreciation rights ("SARs") were granted during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                                                                 POTENTIAL
                                                                             REALIZABLE VALUE
                         NUMBER OF  PERCENT OF TOTAL                            AT ASSUMED
                         SECURITIES     OPTIONS                               ANNUAL RATES OF
                         UNDERLYING    GRANTED TO    EXERCISE OR                STOCK PRICE
                          OPTIONS     EMPLOYEES IN    BASE PRICE  EXPIRATION APPRECIATION FOR
  NAME                    GRANTED     FISCAL YEAR    PER SHARE(1)    DATE     OPTION TERM(2)
  ----                   ---------- ---------------- ------------ ---------- -----------------
                                                                                5%      10%
                                                                                --      ---
Dominic K. Chan.........      --          --              --             --       --       --
Allen K. Deary..........   14,200         0.9%          $2.80     11/22/2006 $ 25,005 $ 63,367
Adarsh Arora............   51,192         3.3            2.80     11/22/2006   90,144  228,443
Andrea C. Campbell......    2,885         0.2            2.80     10/17/2006    5,080   12,874
                           14,200         0.9            2.80     11/22/2006   25,005   63,367

--------
(1) All options were granted pursuant to the Company's Long-Term Incentive Plan at fair market value as determined by the Board of Directors of the Company on the date of the grant.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

  The following table sets forth certain information regarding stock options exercised during 1996 and stock options held by each of the Named Executive Officers on December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

                                                   NUMBER OF SHARES
                         NUMBER OF              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                          SHARES                   OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                         ACQUIRED                      YEAR-END               AT FISCAL YEAR-END
                            ON        VALUE    ------------------------- ----------------------------
  NAME                   EXERCISE  REALIZED(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
  ----                   --------- ----------- ------------------------- ----------------------------
Dominic K. Chan.........     --        --            18,750/--                 $46,875/$ --
Allen K. Deary..........     --        --           286,983/24,802             894,530/14,522
Adarsh Arora............     --        --                --/51,192                  --/25,596
Andrea C. Campbell......   5,000     $16,006        165,673/75,979             518,969/182,645

--------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise or at fiscal year end, as the case may be, as determined by the Board of Directors of the Company.

STOCK PLANS

 1997 Director Stock Option Plan

  The Company's 1997 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1997. Under the terms of the Director Plan, directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive nonstatutory options to purchase shares of Common Stock. A total of 200,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan.

  Pursuant to the Director Plan, each non-employee director at the time of the effective date of this offering (each, an "IPO Director") will receive an option to purchase 15,000 shares of Common Stock at a price per share equivalent to the initial public offering price. In addition, each IPO Director will receive an option to purchase 3,000 shares of Common Stock at the annual meeting of stockholders to be held in 1998, and at each annual meeting of stockholders thereafter, at an exercise price per share equal to the closing price of a share of Common Stock on the date of grant. Each director, other than the IPO Directors, will receive an option to purchase 15,000 shares of Common Stock on the date of his or her initial election to the Board of Directors and an option to purchase 3,000 shares of Common Stock on the date of each annual meeting of stockholders after his or her election. The exercise price per share of such options will be the closing price of a share of Common Stock on the date of the grant. All options granted under the Director Plan vest at a rate of one-third of the shares per year over a period of three years from the date of grant so long as the optionee remains a director of the Company.

 1992 Long-Term Incentive Plan and 1997 Stock Incentive Plan

  The Company's Long-Term Incentive Plan (the "Long-Term Incentive Plan") was adopted by the Board of Directors and approved by the stockholders of the Company on January 24, 1992. Amendments to the Long-Term Incentive Plan increased the number of authorized shares under the Plan to 4,409,820 shares of Common Stock as of February 1997. As of May 31, 1997, options to purchase 3,025,613 shares of Common Stock at a weighted average exercise price of $2.28 per share were outstanding under the Long-Term Incentive Plan. No additional option grants will be granted under the Long-Term Incentive Plan after May 28, 1997.

  The Company's 1997 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1997. The Incentive Plan is intended to replace the Company's Long-Term Incentive Plan. Up to 1,950,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Incentive Plan. As of May 31, 1997, options to purchase 469,500 shares of Common Stock at an exercise price of $10.00 per share were outstanding under the Incentive Plan.

  The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively, "Awards").

  Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the Incentive Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the Incentive Plan may not exceed 1,000,000 shares per calendar year.

  Optionees may receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The Incentive Plan permits the Board to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any combination of the permitted forms of payment.

  As of May 31, 1997, approximately 269 persons were eligible to receive Awards under the Incentive Plan, including the Company's eight executive officers and six non-employee directors. The granting of Awards under the Incentive Plan is discretionary.

  The Incentive Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions thereof. Pursuant to the terms of the Incentive Plan, the Board of Directors may delegate authority under the Incentive Plan to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee, or any other committee or executive officer to whom the Board delegates authority, as the case may be, selects the recipients of Awards, may amend, modify or terminate any outstanding Award and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

  In the event of a merger, liquidation or other Acquisition Event (as defined in the Incentive Plan), the Board of Directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted for, to accelerate the Awards to make them fully exercisable prior to consummation of the Acquisition Event.

  No Award may be made under the Incentive Plan after May 2007, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Incentive Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.

 1997 Employee Stock Purchase Plan

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1997. The Purchase Plan authorizes the issuance of up to a total of 200,000 shares of Common Stock to participating employees.

  All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of May 31, 1997, approximately 260 of the Company's employees would have been eligible to participate in the Purchase Plan.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's base pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the average market price (as defined) per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which exceeds the number of shares determined by dividing $12,500 by the average market price of a share of Common Stock on the commencement date of the Offering Period. The Purchase Plan provides for four consecutive six-month Offering Periods beginning with the six-month period extending from October 1, 1997 through March 31, 1998.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  Because participation in the Purchase Plan is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment agreement with Mr. Catalano on December 30, 1996, pursuant to which Mr. Catalano will serve as President and Chief Operating Officer of the Company. Although the employment agreement has no set term, it is terminable (i) by the Company or Mr. Catalano without cause upon 45 days' prior notice, (ii) by either party pursuant to a breach of the employment agreement by the other party and failure to remedy the breach by such party after 30 days' prior notice, or (iii) immediately by the Company with cause (as defined). The agreement provides that Mr. Catalano is entitled to receive a base salary of $250,000 in 1997 and is eligible to receive a bonus in an amount to be determined by the Board of Directors, an appropriate committee or a designee thereof. Mr. Catalano's base salary will be reviewed annually thereafter. The Company granted Mr. Catalano, and Mr. Catalano subsequently exercised, an option to purchase 151,515 shares of Common Stock at an exercise price of $3.30 per share. The Company also granted Mr. Catalano an incentive stock option to purchase an additional 149,212 shares of Common Stock (the "ISO"), which was exercised as to 27,999 shares on the date of grant, and a nonstatutory stock option to purchase an additional 630,788 shares of Common Stock (the "NSO"), both at an exercise price of $3.30 per share. The ISO and NSO will become exercisable as to 30,303 and 157,697 shares of common stock, respectively, on December 30, 1997. The ISO and NSO will then both vest as to the remaining shares in 12 equal portions, the first of which will become exercisable on the last day of the first calendar quarter of 1998, and the remaining of which will become exercisable on the last day of each succeeding calendar quarter. Mr. Catalano's options will be fully vested as of the fourth anniversary of the employment agreement. If his employment is terminated by the Company without cause (as defined), Mr. Catalano will be entitled to receive severance compensation for 52 weeks thereafter in an amount equal to the base salary which would otherwise be payable to Mr. Catalano during that period. In addition, upon any such termination, the ISO and NSO options will become exercisable as to that number of shares which would have become exercisable if Mr. Catalano's employment had terminated one year after the actual date of termination. Throughout the term of this employment agreement, the Chairman of the Board of the Company agrees to nominate Mr. Catalano as a candidate for election to the Board of Directors of the Company. The Agreement also contains a non-solicitation covenant and a non-competition covenant pursuant to which Mr. Catalano is prohibited, during the term of his employment, from engaging in any business activity that would compete directly or indirectly with the products or services of the kind or type developed by the Company. The non-competition covenant extends for a one-year period after termination, but is limited during this period to prohibit Mr. Catalano from engaging in business activities competitive with the Company's products or services related to the Company's year 2000 business activities.

  In January 1997, the Company and Mr. Savoia entered into an employment agreement providing for the employment of Mr. Savoia as a Vice President of the Company. Although the employment agreement has no set term, it is terminable (i) by the Company or Mr. Savoia without cause upon 45 days' prior notice, (ii) by either party pursuant to a breach of the employment agreement by the other party and failure to remedy the breach by such party upon 30 days' prior notice, or (iii) immediately by the Company with cause (as defined). The agreement provides for an annual base salary of $200,000 as well as annual incentive compensation in an amount determined by the Board of Directors of the Company, an appropriate committee or a designee thereof. If his employment is terminated by the Company without cause (as defined), Mr. Savoia will be entitled to receive severance compensation for 52 weeks in an amount equal to the base salary otherwise payable to Mr. Savoia during such period. In addition, upon any such termination any options to purchase shares of Common Stock granted to Mr. Savoia within six months of January 27, 1997 will become exercisable as to that number of shares which would have become exercisable if Mr. Savoia's employment had terminated one year after the actual date of termination. This employment agreement also contains a non-solicitation covenant and a non-competition covenant pursuant to which Mr. Savoia, during the term of his employment, is prohibited from engaging in any business activity that would compete directly or indirectly with products or services of the kind or type developed by the Company. The non-competition covenant extends for a one-year period after termination, but is limited during this period to prohibit Mr. Savoia from engaging in business activities competitive with the Company's products or services related to the Company's year 2000 business activities.

  On August 15, 1996, the Company entered into a letter agreement with Leonard Miller providing for the employment of Mr. Miller in accordance with the terms of the letter agreement. Pursuant to the letter agreement, the term of Mr. Miller's employment extends from September 1, 1996 through August 31, 2000. The letter agreement provides for an annual base salary of $200,000 as well as an annual bonus to be determined in accordance with the Company's policies. In connection with the commencement of his employment, the Company granted Mr. Miller an option to purchase 200,000 shares of Common Stock at an exercise price of $2.80 per share. The option was exercisable with respect to 50,000 shares on the date of commencement of Mr. Miller's employment and is exercisable as to an additional 50,000 shares on each of August 31, 1997, 1998 and 1999. In the event that Mr. Miller's employment by the Company is terminated without cause, any of the 200,000 shares subject to this option that remain unvested as of the date of termination will vest immediately upon termination. In addition, upon termination without cause Mr. Miller shall receive severance compensation paid biweekly for a period of one year thereafter in an amount equal to one year's base salary at the time of the letter agreement. In the event that the Company is liquidated, all of Mr. Miller's unvested options will vest immediately prior to liquidation.

  In connection with the issuance and sale of shares of the Company's Series A Convertible Preferred Stock and Common Stock, the Company entered into a Non-Competition Agreement with Dominic K. Chan which commenced on March 15, 1996 and terminates on the first anniversary of the date on which Mr. Chan's employment with the Company terminates. The Non-Competition Agreement provides for severance payments to Mr. Chan in quarterly installments over a one-year period following termination, in an aggregate amount not to exceed the amount paid to Mr. Chan by the Company in combined salary and bonus for the 12-month period immediately preceding the date of termination. The Company's obligation to pay such severance is conditional upon Mr. Chan's continued compliance with the terms of the Non-Competition Agreement. The Non-Competition Agreement prohibits Mr. Chan, during the term thereof, from engaging in any business activity that is directly or indirectly competitive in the United States with any of the products or services being developed or otherwise provided by the Company at the date of his termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Compensation Committee are Messrs. Carr, Humphreys and McCance. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

                             CERTAIN TRANSACTIONS

  On May 29, 1992, the Company entered into an agreement (the "1992 Bull Agreement") with Bull, a principal stockholder of the Company, in which the Company issued Bull 575,000 shares of Common Stock in exchange for the transfer and assignment by Bull of certain items of equipment and other personal property. Under the 1992 Bull Agreement, the Company agrees to use its best efforts to elect one representative of Bull to the Board of Directors for so long as Bull holds 50% of the shares of Common Stock purchased under the 1992 Bull Agreement, and that in the event no representative of Bull is elected to the Board of Directors, Bull has a right of representation at meetings of the Board for so long as Bull holds 25% of the shares of Common Stock purchased under the 1992 Bull Agreement. To date, Bull has not sold any of the shares of Common Stock acquired by it under the 1992 Bull Agreement, and, after giving effect to this offering and assuming the Underwriters' over-allotment option is exercised in full, Bull will still hold over 50% of the shares of Common Stock acquired by it under such agreement. Pursuant to the 1992 Bull Agreement, the Company is also obligated to hold meetings of its Board of Directors at least four times per year. John Giordano, the Vice President, Chief Financial Officer and Treasurer of Bull, currently serves as Bull's representative on the Board of Directors. Other than the Board seat, right of representation and meeting requirements described above, the Company's obligations under the 1992 Bull Agreement will terminate upon consummation of this offering. See "Principal and Selling Stockholders."

  Pursuant to a follow-on agreement dated September 1, 1994, the Company granted Bull, among other things, an option to purchase up to 15% of the authorized shares of Common Stock of the Company before December 31, 1995 at a price not to exceed $1.48 per share. On October 31, 1995, Bull exercised this option and acquired 512,500 shares of Common Stock at a price of $1.48 per share. The September 1, 1994 agreement was amended and restated in its entirety by an Agreement of Amendment between the Company and Bull, dated March 15, 1996, pursuant to which Bull received certain rights of participation and the right to request that the Company assign its rights and obligations under a certain Master Services Agreement between the Company and Bull, to a third party in the event that a direct competitor of Bull or of any of its affiliates acquired a controlling interest in all or substantially all of the assets of the Company. The Agreement of Amendment terminates upon the consummation of this offering. Prior to co-founding the Company, Dominic K. Chan, the Company's Chairman of the Board and Chief Executive Officer, was employed by Bull, most recently in the position of Executive Vice President of Research and Development, and Allen K. Deary, the Company's Vice President, Finance and Chief Financial Officer, was employed by Bull as its Director of Product Life Cycle Process. Axel Leblois, a director of the Company, was President and Chief Operating Officer of Bull from May 1991 to December 1995. See "Management--Executive Officers and Directors."

  On February 3, 1992, the Company entered into a Master Software Services Agreement with Bull pursuant to which the Company agreed to provide maintenance and professional services to Bull in accordance with certain Statements of Work entered into between the parties. The Company derived revenue of $4,069,741, $9,313,118 and $4,079,375 from the agreement in 1994,
1995 and 1996, respectively. On July 29, 1996, the Company licensed its AutoEnhancer/2000 software to Bull, by and through Bull's Integris division, pursuant to a License Agreement, as amended September 27, 1996, pursuant to which Bull acts as both a value added integrator and distributor. As of April 30, 1997, Bull had incurred license and maintenance fees to the Company pursuant to the License Agreement in excess of $1,500,000. See Note 8 of Notes to the Company's Consolidated Financial Statements.

  In connection with the establishment by the Company of certain credit facilities in the aggregate amount of $942,000 with Danvers Savings Bank on August 16, 1993, April 28, 1994 and August 5, 1994, Dominic K. Chan gave an unlimited guaranty of all of the Company's obligations to Danvers Savings Bank. Mr. Chan's guaranty was secured by a pledge of Mr. Chan's life insurance policy in the amount of $200,000. On September 13, 1996, in connection with the establishment of credit facilities with Fleet National Bank, the Company repaid all outstanding principal and interest on the Danvers Savings Bank Loans, and Danvers Savings Bank released Mr. Chan's guaranty.

  On November 18, 1994, the Company entered into a DOS Engineering Development Agreement with Microcom, Inc. ("Microcom") pursuant to which the Company provides certain software enhancement and maintenance services to Microcom. The Company derived revenue of $110,891, $402,354 and $136,755 from the Agreement in 1994, 1995 and 1996, respectively. Roland Pampel, a director of the Company, held the positions of President, Chief Executive Officer and director of Microcom from March 1994 to January 1997.

  On January 3, 1995, the Company entered into a General Computer Consulting Services Agreement, with Met Life pursuant to which the Company provided certain software conversion services to Met Life. In connection with the General Computer Consulting Services Agreement, the Company entered into two Authorization Letters with Met Life, dated January 3, 1995 and November 27, 1995, respectively. On October 1, 1996, the Company entered into a License Agreement with Met Life providing for the grant of non-exclusive licenses to use certain proprietary software products developed by the Company, as specified in certain subsequent purchase orders entered into between the Company and Met Life. Leonard Miller, the Company's Vice President, Strategic Programs, was previously employed at Met Life from January 1964 to August 1996, most recently in the position of Chief Information Officer of Individual Business. The Company derived revenue of $162,000, $1,716,901 and $1,501,434 from Met Life in 1994, 1995 and 1996, respectively.

  Under a Note and Warrant Purchase Agreement dated May 30, 1995 (the "Warrant Agreement"), the Massachusetts Capital Resource Company ("MCRC") loaned $1,000,000 to the Company, evidenced by a Secured Subordinated Note (the "MCRC Note"). The aggregate indebtedness under the MCRC Note was $1,000,000 on April 30, 1997, and the interest rate on the MCRC Note is 10% per annum. The MCRC Note matures on June 30, 2002, subject to the Company's option to prepay subject to certain prepayment premiums, in whole or in part, the principal amount of the MCRC Note and the accrued interest thereunder at any time after July 1, 1996. Beginning on September 30, 1998, and on the last day of December, March, June and September in each year thereafter, up to and including June 30, 2002, the Company is required to redeem, without premium, $62,500 in principal amount of the MCRC Note, together with interest thereon. The Company's obligations under the MCRC Note are secured by equipment, inventory and certain other intangible personal property of the Company pursuant to a Security Agreement of the same date between the Company and MCRC. The Security Agreement terminates upon repayment of the MCRC Note in full. The Company currently intends to use a portion of the proceeds of this offering to repay in full the MCRC Note. See "Use of Proceeds."

  Upon execution of the Warrant Agreement, MCRC received a warrant (the "Warrant") to purchase 312,500 shares of Common Stock, as adjusted for stock splits, distributions and other dilutive actions taken by the Company, at an exercise price of $1.60 per share. The Warrant may be exercised until the later of (i) June 30, 2002 or (ii) repayment of the MCRC Note. MCRC currently does not intend to exercise the Warrant prior to the commencement of this offering. On May 30, 1995, the Company also entered into a Voting Agreement with Dominic K. Chan and MCRC (the "MCRC Voting Agreement") pursuant to which MCRC agrees to vote as directed by Mr. Chan with respect to the election of members of the Board of Directors of the Company. The MCRC Voting Agreement will terminate upon the consummation of this offering.

  The Company issued an unsecured promissory note, dated September 1991, in the amount of $62,000 payable to Vista Technologies Incorporated ("Vista"), an entity of which Adarsh K. Arora, the Company's Vice President, Research and Development, was the principal owner. The note incurred interest at 7% per annum. In July 1995, the Company repaid all outstanding principal and interest on the note.

  On January 29, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Vista and its stockholders, including its President and Chief Executive Officer and principal stockholder, Adarsh K. Arora, pursuant to which Vista merged with and into the Company. Upon consummation of the merger, each share of capital stock of Vista was converted into 0.5437 shares of Common Stock of the Company (the "Conversion Ratio"). Mr. Arora, as the duly appointed representative of the Vista stockholders, and Mr. Chan, the Company's President and Chief Executive Officer at the time of the merger, determined the Conversion Ratio and other terms of the Merger Agreement. In determining the terms of the Merger Agreement, the Company conducted its own analysis of Vista, including a review of the financial condition of Vista and the strategic value of Vista to the Company. At the time of the Merger Agreement, Mr. Arora was unaffiliated with the Company. In connection with the Merger Agreement, the Company employed certain employees of Vista, including Mr. Arora.

  On March 15, 1996, the Company issued an aggregate of 1,903,525 shares of Series A Convertible Preferred Stock (described below) to nine purchasers at a price of $2.80 per share. Of these shares, Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P., of which W. Michael Humphreys, a director of the Company, is a general partner, purchased 795,761 and 41,882 shares, respectively; Greylock Equity Limited Partnership, of which Henry F. McCance, a director of the Company, is a general partner, purchased 837,643 shares; Arthur Carr, a director of the Company, purchased 18,300 shares; MCRC purchased 196,083 shares; Thomas Deary and Therese Deary, the parents of Allen
K. Deary, purchased 1,830 shares; Michael Deary and Lauri Deary, the brother and sister-in-law of Allen K. Deary, purchased 3,660 shares; and James Carroll and Mary Carroll, the father-in-law and mother-in-law of Allen K. Deary, purchased 1,830 shares. On the same date, the Company issued 71,775 shares of Common Stock to MCRC for consideration in the amount of $200,970. In connection with the sale of Series A Convertible Preferred Stock, the Company entered into a Voting Agreement (the "Voting Agreement") with Matrix Partners IV, L.P., Matrix IV Entrepreneurs Fund, L.P., Greylock Equity Limited Partnership and MCRC providing, among other things, that one representative of Matrix Partners IV, L.P. and one representative of Greylock Equity Limited Partnership would be elected by the holders of the Series A Convertible Preferred Stock to the Board of Directors of the Company. The Voting Agreement will terminate upon the consummation of this offering. In addition, the Company entered into a Stock Restriction Agreement with Dominic K. Chan and his wife, Marsha C. Chan (together, the "Chans"), Bull, Matrix Partners IV, L.P., Matrix IV Entrepreneurs Fund, L.P., Greylock Equity Limited Partnership and MCRC (together, the "Investors") providing, among other things, that the Chans would execute a lock-up agreement in the event of an underwritten public offering of Common Stock and grant a right of first refusal in favor of the Company and a right of participation in favor of the Investors with respect to any sale of shares of Common Stock held by the Chans. The Stock Restriction Agreement will terminate upon consummation of this offering. Also in connection with this financing, on March 15, 1996, the Company repurchased 159,588 shares of Common Stock at a price of $2.80 per share from certain stockholders of the Company and sold 71,775 shares of Common Stock to certain purchasers of the Series A Convertible Preferred Stock for consideration of $200,970. Also in connection with this financing, Dominic K. Chan sold 625,000 shares of the Company's Common Stock to certain purchasers of the Series A Convertible Preferred Stock, and the Company granted certain redemption rights in connection with the shares of Common Stock sold by the Company and Dr. Chan. In conjunction with any redemption of the Series A Convertible Preferred Stock by the Company, holders of the Series A Convertible Preferred Stock must surrender for redemption, at a redemption price equal to $2.80 per share,
0.366 shares of the Common Stock acquired by such holders in this financing. See Note 10 of Notes to the Company's Consolidated Financial Statements.

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Convertible Preferred Stock are entitled to receive, on a pro-rata basis, $3.825 per share, plus all accrued and unpaid dividends. In addition to voting with the holders of Common Stock, the holders of Series A Convertible Preferred Stock, voting separately as a class, are entitled to elect two members of the Board of Directors of the Company, and the Company may not, without the consent of at least two-thirds of the outstanding Series A Convertible Preferred Stock, increase the size of the Board of Directors in excess of nine members. The holders of Series A Convertible Preferred Stock are entitled to receive cumulative annual dividends in the amount of $0.3825 per share, plus 10% of previously accrued and unpaid dividends, whether or not such dividends are declared by the Board of Directors. These dividends are payable upon liquidation, dissolution or winding up of the Company, or upon redemption of the Series A Convertible Preferred Stock. In addition, the holders of Series A Convertible Preferred Stock have a right of redemption exercisable on March 15 of each of the years 2001, 2002 and 2003, pursuant to which the Company is required to redeem 33 1/3%, 50% and 100% of the Series A Convertible Preferred Stock at a redemption price equal to $2.80 per share, plus accrued and unpaid dividends through the redemption date. All shares of Series A Convertible Preferred Stock will convert into shares of Common Stock upon the closing of this offering.

  On March 15, 1996, the Company entered into a Stock Option Agreement with the Chans granting the Company the right to purchase, upon the death of Dominic K. Chan, a certain percentage of the shares of Common Stock held by the Chans as set forth in the Stock Option Agreement. The Stock Option Agreement will terminate upon the consummation of this offering.

  Pursuant to a Registration Rights Agreement, dated March 15, 1996, between the Company and certain persons and entities (the "Rightsholders"), including Matrix IV Partners, L.P., Matrix IV Entrepreneurs Fund, L.P., Greylock Equity Limited Partnership, Bull, Arthur Carr, Virginia L. Carr, Thomas Deary and Therese Deary, Michael Deary and Lauri Deary and MCRC, the Rightsholders are entitled to certain rights with respect to registration under the Securities Act of 1933, as amended, of certain shares of Common Stock, including shares of Common Stock that may be acquired pursuant to the conversion of Convertible Preferred Stock or the exercise of warrants. For a description of such rights, see "Shares Eligible for Future Sale."

  On May 1, 1996, the Company entered into a License and Alliance Agreement with CSC providing for the grant of a non-exclusive license to CSC to use the Company's AutoEnhancer/2000 software and related services, and for the collaboration of the Company and CSC in connection with providing year 2000 services to CSC's clients. The Company derived revenue of $190,000 in 1996 under the License and Alliance Agreement. The initial term of the License and Alliance Agreement terminated May 1, 1997. On March 15, 1997, the Company executed an Amendment to the License and Alliance Agreement--Agreement for the Purchase of a Special Inventory Package (the "Amendment") providing for the grant of a usage-based license. Prior to joining the Company as President and Chief Operating Officer and as a director, Mr. Catalano was employed by CSC from November 1982 to December 1996, and most recently served as its President. Mr. Savoia served as Vice President and Managing Partner of CSC from 1989 to December 1996 before joining the Company in the position of Vice President, Business Development and Marketing.

  On October 28, 1996, the Company issued an aggregate of 1,818,182 shares of Series B Convertible Preferred Stock to 25 purchasers at a price of $3.30 per share, including the sale of 8,000 shares to Axel Leblois, 10,000 shares to Arthur Carr and 10,000 shares to Virginia L. Carr, the wife of Arthur Carr. The Company entered into an Amendment No. 1 to the Stock Restriction Agreement and an Amendment No. 1 to the Registration Rights Agreement to provide that the purchasers of the Series B Convertible Preferred Stock would become parties to such agreements. Messrs. Leblois and Carr are directors of the Company.

  For a description of certain employment and other arrangements between the Company and its executive officers, see "Management--Executive Compensation-- Employment Agreements."

  The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of May 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each of the directors of the Company, (ii) each of the Named Executive Officers, (iii) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (iv) all directors and executive officers as a group and (v) each of the other Selling Stockholders. Except as indicated below, none of these entities has a relationship with the Company or, to the knowledge of the Company, any Underwriters of this offering or their respective affiliates. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

                           SHARES BENEFICIALLY
                              OWNED PRIOR TO    NUMBER OF  BENEFICIAL OWNERSHIP
                               OFFERING(1)        SHARES   AFTER OFFERING(1)(2)
                           --------------------   BEING    --------------------
NAME OF BENEFICIAL OWNER    NUMBER   PERCENTAGE OFFERED(3)  NUMBER   PERCENTAGE
------------------------   --------- ---------- ---------- --------- ----------
Dominic K. Chan(4).......  3,013,763    30.1%        --    3,013,763    23.5%
 c/o Peritus Software
 Services, Inc.
 304 Concord Road
 Billerica, MA 01821-3485
Greylock Equity Limited
Partnership(5)...........  1,144,258    11.4%        --    1,144,258     8.9%
 One Federal Street
 Boston, MA 02110
Henry F. McCance(5)......  1,144,258    11.4%        --    1,144,258     8.9%
 c/o Greylock Equity
 Limited Partnership
 One Federal Street
 Boston, MA 02110
Matrix Partners IV,
 L.P.(6).................  1,144,258    11.4%        --    1,144,258     8.9%
 Bay Colony Corp. Center
 1000 Winter Street
 Suite 4500
 Waltham, MA 02154
W. Michael Humphreys(7)..  1,144,258    11.4%        --    1,144,258     8.9%
 c/o Matrix Partners IV,
 L.P.
 Bay Colony Corp. Center
 1000 Winter Street
 Suite 4500
 Waltham, MA 02154
Bull HN Information
 Systems Inc.(8).........  1,087,500    10.9%    100,000     987,500     7.7%
 300 Concord Road
 Billerica, MA 01821
John Giordano(8).........  1,087,500    10.9%    100,000     987,500     7.7%
 c/o Bull HN Information
 Systems Inc.
 300 Concord Road
 Billerica, MA 01821
Y2K Partners, Ltd.(9)....    606,061     6.1%        --      606,061     4.7%
 c/o EFO Holdings, Inc.
 1111 West Mockingbird
 Lane
 Suite 1400
 Dallas, TX 75247
Douglas A. Catalano......    179,515     1.8%        --      179,515     1.4%
Arthur Carr(10)..........     30,625       *         --       30,625       *
Axel Leblois(11).........     11,125       *         --       11,125       *
Roland Pampel(12)........     80,212       *         --       80,212       *
Allen K. Deary(13).......    386,247     3.8%        --      386,247     3.0%
Adarsh K. Arora..........    148,808     1.5%        --      148,808     1.2%
Andrea C. Campbell(14)...    250,986     2.5%        --      250,986     1.9%
All executive officers
 and directors, as
 a group (15
 persons)(15)............  6,428,352    60.8%    100,000   6,328,352    47.3%

--------

 * Less than 1% of outstanding Common Stock.
 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of May 31, 1997 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) In the event that the over-allotment option is exercised in full, Dominic
     K. Chan, Bull, Allen K. Deary and Andrea Campbell will offer to sell 200,000, 185,000, 30,000 and 20,000 shares of Common Stock, respectively, to the Underwriters. As a result of such exercise, Dominic K. Chan, Bull, Allen K. Deary and Andrea Campbell will beneficially own 2,813,763, 802,500, 356,247 and 230,986 shares of Common Stock, or 21.9%, 6.3%, 2.7%
     and 1.8% of the outstanding shares, respectively, after this offering.


 (4) Includes 18,750 shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of May 31, 1997; 2,795,013 shares of Common Stock held jointly with his wife, Marsha C. Chan; and 200,000 shares of Common Stock held in the name of the Chan Family Irrevocable Trust of which Julian Chan, Marsha C. Chan and Theodore Tedeschi are trustees and of which Dominic K. Chan's present and future offspring are beneficiaries and as to which shares Dominic K. Chan disclaims beneficial ownership. Julian Chan is Dominic Chan's son.
 (5) Mr. McCance, a general partner of Greylock Equity GP Limited Partnership ("Greylock"), the general partner of Greylock Equity Limited Partnership, is a director of the Company. Mr. McCance, together with the other general partners of Greylock, shares voting and investment power with respect to the shares owned by Greylock. Mr. McCance does not own any shares of the Company in his individual capacity and disclaims beneficial ownership of the shares held by Greylock Equity Limited Partnership, except to the extent of his pecuniary interest therein. See "Certain Transactions."
 (6) Includes 57,213 shares held by Matrix IV Entrepreneurs Fund, L.P.
 (7) Mr. Humphreys, a general partner of Matrix IV Management Co. L.P., the general partner of Matrix Partners IV, L.P. ("Matrix") and the general partner of Matrix IV Entrepreneurs Fund, L.P., is a director of the Company. Mr. Humphreys, together with the other managing members of Matrix, shares voting and investment power with respect to the shares owned by Matrix. Mr. Humphreys does not own any shares of the Company in his individual capacity and disclaims beneficial ownership of shares owned by Matrix, except to the extent of his pecuniary interest therein. See "Certain Transactions."
 (8) Mr. Giordano is a director of the Company and Vice President, Chief Financial Officer and Treasurer of Bull. Mr. Giordano, together with certain other officers of Bull, shares investment and voting power with respect to the shares owned by Bull. Mr. Giordano does not own any shares of the Company in his individual capacity and disclaims beneficial ownership of shares owned by Bull, except to the extent of his pecuniary interest therein. See "Certain Transactions."
 (9) GPW Partners Limited is the general partner of Y2K Partners, Ltd. John P. Watters, the President and Chairman of Cross Matrix Corporation, the general partner of GPW Partners Limited, has sole investment and voting power over the shares held by Y2K Partners, Ltd., as to which shares Mr. Watters disclaims beneficial ownership.
(10) Includes 3,125 shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of May 31, 1997. Also includes 10,000 shares of Common Stock held by Virginia L. Carr, Mr. Carr's wife, and 5,000 shares of Common Stock held by a trust, of which Virginia L. Carr is sole trustee, as to which shares Mr. Carr disclaims beneficial ownership.
(11) Includes 3,125 shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of May 31, 1997.
(12) Includes 28,125 shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of May 31, 1997.
(13) Includes 186,983 shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of May 31, 1997. Also includes 10,713 shares held by Mr. Deary's wife and two children, as to which Mr. Deary disclaims beneficial ownership.
(14) Includes 218,798 shares of Common Stock subject to outstanding stock options which are exercisable within 60 days of May 31, 1997. Also includes 1,563 shares of Common Stock held by Ms. Campbell's husband and 13,125 shares of Common Stock subject to outstanding stock options which are exercisable by her husband within 60 days of May 31, 1997, as to which Ms. Campbell disclaims beneficial ownership.
(15) Includes an aggregate of 565,781 shares of Common Stock subject to outstanding options which are exercisable within 60 days of May 31, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  After giving effect to the amendment and restatement of the Company's Articles of Organization (the "Restated Articles") to be effected upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of May 31, 1997 (assuming the conversion of all outstanding shares of Convertible Preferred Stock and Class B Common Stock into Common Stock), there were outstanding (i) 10,009,648 shares of Common Stock held by 136 stockholders of record, (ii) stock options for the purchase of 3,495,113 shares of Common Stock and (iii) warrants for the purchase of 312,500 shares of Common Stock.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Certain holders of Common Stock have the right to require the Company to effect the registration of their shares of Common Stock in certain circumstances. The shares of Common Stock have been approved for quotation on the Nasdaq National Market under the symbol "PTUS." See "Shares Eligible for Future Sale."

PREFERRED STOCK

  Under the terms of the Restated Articles, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any shares of Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

  As of May 31, 1997, the Company had an outstanding warrant to purchase an aggregate of 312,500 shares of Common Stock at an exercise price of $1.60 per share. This warrant expires on the later of (i) June 30, 2002 or (ii) upon the payment in full of the principal amount of the MCRC Note and the interest due thereon. See "Certain Transactions."

  MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND AMENDED AND RESTATED BY-LAWS

  The Restated Articles provide that the Company will be subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law, following this offering. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder.

  Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Company's Restated By-Laws contain provisions which give effect to Section 50A. See "Management--Executive Officers and Directors."

  The Restated By-Laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's Restated By-Laws at any time to subject the Company to this statute prospectively.

  The Restated By-Laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 80% of the voting power of the Company. Any stockholder seeking to solicit requests to call a special meeting of stockholders (the "Call") must notify the Company by notice in writing setting forth the reasons for the Call and the purposes of such special meeting. No solicitation of stockholder requests for a Call may be made before the record date determining those stockholders entitled to request a Call, or during the period of 90 days following the most recent meeting of stockholders of the Company. All requests for a Call shall be delivered to the Company no later than the 30th day (the "Delivery Date") after the record date for the Call request. If, in response to a Call solicitation, the holders of record of at least 80% of the voting power submit requests for a Call, the Board of Directors must call a special meeting no earlier than 60 days and no later than 90 days after the Delivery Date. The Board of Directors is not obligated to fix a meeting date or to hold any meeting of stockholders within 60 days of the next scheduled meeting of the stockholders of the Company.

  The Restated Articles provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized legal dividends or redemptions or derived an improper personal benefit from their action as directors.

  The Restated Articles provide that any amendment to the Restated Articles, the sale, lease or exchange of all or substantially all of the Company's property and assets, or the merger or consolidation of the Company into or with any other corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles have been met.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, based upon the number of shares outstanding at May 31, 1997, there will be 12,809,648 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or options outstanding under the Company's stock option plans). Of these shares, the 2,900,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 9,909,648 shares of Common Stock are deemed "restricted securities" under Rule 144. Of the restricted securities, approximately 174,252 shares of Common Stock, which are not subject to the 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act. Approximately 139,231 additional shares of Common Stock, which are not subject to Lock-Up Agreements, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus (and assuming no exercise of any outstanding options), approximately 9,596,165 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

  The officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold approximately 10,707,071 shares of Common Stock (including 1,080,906 shares of Common Stock that may be acquired pursuant to the exercise of vested options held by them and exercisable within 60 days of June 30, 1997) on the date of this Prospectus, have agreed that, for a period of 180 days after the date of this Prospectus, they will not sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any shares convertible into or exchangeable for shares of Common Stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of Montgomery Securities.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (128,096 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Securities issued in reliance on Rule 701 (such as shares of Common Stock acquired pursuant to the exercise of certain options granted under the Company's stock plans) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than Affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS

  The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Long-Term Incentive Plan, Incentive Plan, Director Plan and Purchase Plan. The Company intends to file registration statements on Form S-8 with respect to the shares of Common Stock issuable under the Director Plan and the Purchase Plan promptly following the consummation of this offering, but has agreed with the Underwriters that it will not file any registration statements on Form S-8 relating to the Long-Term Incentive Plan and the Incentive Plan until at least 90 days after the effective date of the Registration Statement of which this Prospectus is a part. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-up Agreements noted above, if applicable.

REGISTRATION RIGHTS

  Pursuant to a Registration Rights Agreement, dated March 15, 1996, between the Company and certain persons and entities (the "Rightsholders"), including Matrix IV Partners, L.P., Matrix IV Entrepreneurs Fund, L.P., Greylock Equity Limited Partnership, Bull and MCRC, are entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 5,719,112 shares of Common Stock (the "Registerable Stock"). The Registration Rights Agreement generally provides that, in the event the Company proposes to register any of its securities under the Securities Act, the Rightsholders shall be entitled to include Registerable Stock in such registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of shares of Registerable Stock included in such "piggyback" registration.

  The Rightsholders have the right, exercisable upon the request of holders of at least 40% of the aggregate outstanding shares of Registerable Stock, to require the Company to prepare and file registration statements under the Securities Act with respect to Registerable Stock at any time after the earliest of (i) six months after the effective date of any registration statement covering a public offering of securities of the Company, other than on Form S-8, (ii) six months after the Company becomes a reporting company under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (iii) June 30, 1997; provided, however, that (a) such demand requests the registration of Registerable Stock representing at least 20% of the aggregate outstanding shares of Registerable Stock if the Rightsholder requests the registration of less than all the shares of Registerable Stocks (b) the Company need only effect one such demand registration and (c) the Company is not required to file a demand registration statement if the previous registration with respect to which the Rightsholders were entitled to registration pursuant to their piggyback or Form S-3 registration rights became effective less than 180 days prior to such request.

EFFECT OF SALES OF SHARES

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Wessels, Arnold & Henderson, L.L.C. and H.C. Wainwright & Co., Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain terms and conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Montgomery Securities..............................................
   Wessels, Arnold & Henderson, L.L.C.................................
   H.C. Wainwright & Co., Inc.........................................
                                                                       ---------
     Total............................................................ 2,900,000
                                                                       =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $
per share, and the Underwriters may allow, and any such dealers may reallow, a
concession of not more than $    per share to certain other dealers. After the
initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  Certain Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 435,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  Each director and officer of the Company and certain other of its stockholders prior to this offering, as well as certain other holders of options, warrants or other rights to purchase Common Stock, who immediately following this offering (assuming no exercise of the over-allotment option) collectively will beneficially own 10,707,071 shares of Common Stock, have agreed not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any rights with respect to any shares of Common Stock, any options or warrants to purchase Common Stock, or any securities convertible or exchangeable for Common Stock, owned directly by such holders or with respect to which they have the power of disposition for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed not to sell, offer to sell, contract to sell or otherwise sell or dispose of any shares of Common Stock or any rights to acquire Common Stock, other than pursuant to its stock plans or upon the exercise of outstanding options and warrants, for a period of 180 days after the date of this Prospectus without the prior consent of Montgomery Securities. See "Shares Eligible for Future Sale."

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including civil liabilities, under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilization, syndicate covering transactions and imposition of penalty bids. In an over-allotment, the Underwriters would allot more shares of Common Stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreement. Stabilizing means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with this offering. Pursuant to a penalty bid, Montgomery Securities, on behalf of the Underwriters, would be able to reclaim a selling concession from an Underwriter if shares of Common Stock originally sold by such Underwriter are purchased in syndicate covering transactions. These transactions may result in the price of the Common Stock being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

  The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the present state of the Company's development, the prospects for future earnings of the Company, the prevailing market conditions at the time of this offering, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The Company's financial statements as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions to these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                        PERITUS SOFTWARE SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheet as of December 31, 1995 and 1996, March 31,
 1997 (unaudited) and pro forma March 31, 1997 (unaudited)................  F-3
Consolidated Statement of Operations for the three years ended December
 31, 1996, and the three months ended March 31, 1996 and 1997
 (unaudited)..............................................................  F-4
Consolidated Statement of Changes in Stockholders' Equity for the three years ended December 31, 1996 and the three months ended March 31, 1997
 (unaudited)..............................................................  F-5
Consolidated Statement of Cash Flows for the three years ended December
 31, 1996 and the three months ended March 31, 1996 and 1997 (unaudited)..  F-6
Notes to Consolidated Financial Statements................................  F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Peritus Software Services, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Peritus Software Services, Inc. and its subsidiary at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts

May 14, 1997

                        PERITUS SOFTWARE SERVICES, INC.

                           CONSOLIDATED BALANCE SHEET
                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                             DECEMBER 31,              PRO FORMA
                                            ---------------  MARCH 31, MARCH 31,
                                             1995    1996      1997      1997
                                            ------  -------  --------- ---------
                                                                       (NOTE 10)
                                                                 (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents................  $  264  $ 7,388   $ 5,022
 Accounts receivable, net of allowance for
  doubtful accounts of $30, $30 and $30
  and including amounts receivable from
  related parties of $1,131, $260 and
  $341, respectively......................   2,325    4,163     4,661
 Costs and estimated earnings in excess of
  billings on uncompleted contracts,
  including amounts on uncompleted
  contracts with related parties of
  $1,369, $562 and $431, respectively.....   2,696    2,195     1,962
 Unbilled license revenue from related
  parties.................................     --     1,400     1,200
 Prepaid expenses and other current
  assets..................................     266      119       238
                                            ------  -------   -------
 Total current assets.....................   5,551   15,265    13,083
Property and equipment, net...............   1,340    1,970     2,042
Other assets..............................     288      490       587
                                            ------  -------   -------
                                            $7,179  $17,725   $15,712
                                            ======  =======   =======
LIABILITIES, REDEEMABLE STOCK AND
 STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Line of credit...........................  $  400  $   --    $   --
 Demand notes payable.....................     150      --        --
 Current portion of capital lease
  obligations.............................     112       74        74
 Current portion of long-term debt........     115      225       225
 Accounts payable.........................     708      497       856
 Billings in excess of costs and estimated
  earnings on uncompleted contracts.......     710      902     1,014
 Deferred revenue.........................     --     3,262       906
 Other accrued expenses and current
  liabilities.............................   1,138    2,087     1,602
                                            ------  -------   -------
 Total current liabilities................   3,333    7,047     4,677
Capital lease obligations.................     231      201       170
Long-term debt............................   1,561    1,337     1,306
Deferred income taxes.....................     186      --        --
                                            ------  -------   -------
 Total liabilities........................   5,311    8,585     6,153
                                            ------  -------   -------
Minority interest in consolidated
 subsidiary...............................      66      155       173
                                            ------  -------   -------
Commitments (Note 17).....................     --       --        --
                                            ------  -------   -------
Redeemable convertible preferred stock, no
 par value:
 Series A--1,903,525 shares authorized,
  issued and outstanding at issuance cost
  plus accretion and accrued dividends
  (liquidation preference $7,281,000) at
  December 31, 1996 and March 31, 1997; 0
  shares authorized, issued and
  outstanding pro forma March 31, 1997....     --     5,912     6,094   $   --
 Series B--1,818,182 shares authorized,
  issued and outstanding at issuance cost
  plus accretion and accrued dividends
  (liquidation preference $6,000,000) at
  December 31, 1996 and March 31, 1997;
  0 shares authorized, issued and
  outstanding pro forma March 31, 1997....     --     6,107     6,158       --
Redeemable common stock right.............     --       268       294       --
                                            ------  -------   -------   -------
                                               --    12,287    12,546       --
                                            ------  -------   -------   -------
Stockholders' equity (deficit):
 Class A common stock, no par value;
  13,295,000 shares authorized; 5,525,075,
  6,033,614, 6,156,114 and 0 shares issued
  and 5,523,288, 6,033,614, 6,156,114 and
  0 shares outstanding, respectively......   1,216    2,207     2,209       --
 Class B non-voting common stock, no par
  value; 275,000 shares authorized;
  99,912, 101,196, 101,196 and 0 shares
  issued and 99,287, 101,196, 101,196 and
  0 shares outstanding, respectively......     160      164       164       --
 Common stock, $.01 par value; 50,000,000
  shares authorized; 9,979,023 shares
  issued and outstanding, pro forma March
  31, 1997................................     --       --        --        100
 Additional paid-in capital...............     --       --        --     14,819
 Accumulated earnings (deficit)...........     430   (5,593)   (5,446)   (5,446)
 Note receivable from stockholder.........     --       (58)      (58)      (58)
 Treasury stock, at cost, 1,787 shares and
  625 shares of Class A and Class B common
  stock, respectively.....................      (4)     --        --        --
 Cumulative translation adjustment........     --       (22)      (29)      (29)
                                            ------  -------   -------   -------
 Total stockholders' equity (deficit).....   1,802   (3,302)   (3,160)  $ 9,386
                                            ------  -------   -------   -------
                                            $7,179  $17,725   $15,712
                                            ======  =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        PERITUS SOFTWARE SERVICES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                                             THREE MONTHS
                                                                ENDED
                           YEAR ENDED DECEMBER 31,            MARCH 31,
                          ----------------------------  -------------------
                           1994    1995       1996       1996       1997
                          ------  -------  -----------  -------  ----------
                                                           (UNAUDITED)
Revenue:
 Outsourcing services,
  including $3,951,
  $10,114, $4,943,
  $1,179 and $975 from
  related parties,
  respectively..........  $7,130  $16,400  $    10,190  $ 2,244  $    2,519
 License, including
  $1,500 from related
  parties for 1996......     --       --         6,526      --        4,144
 Other services,
  including $366, $10,
  $0, $0 and $0 from
  related parties,
  respectively..........     742    2,105        2,519      404       1,196
                          ------  -------  -----------  -------  ----------
 Total revenue..........   7,872   18,505       19,235    2,648       7,859
                          ------  -------  -----------  -------  ----------
Cost of revenue:
 Cost of outsourcing
  services including
  $1,428, $3,318,
  $1,984, $482 and $373
  from related parties,
  respectively..........   4,700    9,602        8,488    2,234       2,045
 License, including $6
  from related parties
  for 1996..............     --       --           162      --          127
 Cost of other services
  including $153, $3,
  $0, $0 and $0 from
  related parties,
  respectively..........     319    2,421        2,931      506       1,289
                          ------  -------  -----------  -------  ----------
 Total cost of revenue..   5,019   12,023       11,581    2,740       3,461
                          ------  -------  -----------  -------  ----------
Gross profit (loss).....   2,853    6,482        7,654      (92)      4,398
                          ------  -------  -----------  -------  ----------
Operating expenses:
 Sales and marketing....     366    2,129        3,116      654       1,383
 Research and
  development...........     560    1,703        6,033    1,360       1,634
 General and
  administrative........   1,283    2,357        3,249      748         925
                          ------  -------  -----------  -------  ----------
 Total operating
  expenses..............   2,209    6,189       12,398    2,762       3,942
                          ------  -------  -----------  -------  ----------
 Income (loss) from
  operations............     644      293       (4,744)  (2,854)        456
Interest income.........       3       18           48       22          73
Interest expense........     (66)    (221)        (344)     (60)        (46)
                          ------  -------  -----------  -------  ----------
 Income (loss) before
  income taxes, minority
  interest and equity in
  loss of less than
  majority-owned
  company...............     581       90       (5,040)  (2,892)        483
Provision (benefit) for
 estimated income
 taxes..................     179       (8)        (143)    (142)         48
                          ------  -------  -----------  -------  ----------
 Income (loss) before
  minority interest and
  equity in loss of less
  than majority-owned
  company...............     402       98       (4,897)  (2,750)        435
Minority interest in
 consolidated
 subsidiary.............     --       (43)         (24)      38         (29)
Equity in loss of less
 than majority-owned
 company................     (97)     --           --       --          --
                          ------  -------  -----------  -------  ----------
 Net income (loss)......  $  305  $    55       (4,921) $(2,712)        406
                          ======  =======               =======
Accrual of dividends on
 Series A and B
 preferred stock........                          (689)                (233)
Accretion to redemption
 value of redeemable
 stock..................                          (413)                 (26)
                                           -----------           ----------
Net income (loss)
 available for common
 stockholders...........                   $    (6,023)          $      147
                                           ===========           ==========
Unaudited pro forma net
 income (loss) per share
 assuming conversion of
 convertible preferred
 stock (Note 2).........                   $     (0.46)          $     0.03
                                           ===========           ==========
Shares used in computing
 unaudited pro forma net
 income (loss) per
 share..................                    10,695,276           12,711,198
                                           ===========           ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PERITUS SOFTWARE SERVICES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                              CLASS A            CLASS B
                            COMMON STOCK       COMMON STOCK                                                    TOTAL
                          -----------------  ----------------                      RECEIVABLE  CUMULATIVE  STOCKHOLDERS'
                           NUMBER             NUMBER          ACCUMULATED TREASURY    FROM     TRANSLATION    EQUITY
                          OF SHARES  AMOUNT  OF SHARES AMOUNT   DEFICIT    STOCK   STOCKHOLDER ADJUSTMENT    (DEFICIT)
                          ---------  ------  --------- ------ ----------- -------- ----------- ----------- -------------
Balance, December 31,
 1993...................  4,865,950  $  428       --    $--     $    70    $ --       $--         $--         $   498
Issuance of common
 stock..................    145,375      64                                                                        64
Net income..............                                            305                                           305
                          ---------  ------   -------   ----    -------    -----      ----        ----        -------
Balance, December 31,
 1994...................  5,011,325     492       --     --         375      --        --          --             867
Purchase of 95,537
 shares of Class A
 common stock for
 treasury...............                                                    (153)                                (153)
Issuance of common
 stock..................                        4,375      7                                                        7
Sale of common stock
 pursuant to employee
 stock purchase plan....                       95,537    153                                                      153
Purchase of 625 shares
 of Class B common stock
 for treasury...........                                                      (1)                                  (1)
Effect of accelerating
 vesting of certain
 common stock options...                 36                                                                        36
Issuance of common stock
 warrants...............                 76                                                                        76
Sale of common stock
 pursuant to
 stock agreement........    512,500     758                                                                       758
Sale of common stock
 pursuant to exercise of
 stock options..........      1,250    (146)                                 150                                    4
Net income..............                                             55                                            55
                          ---------  ------   -------   ----    -------    -----      ----        ----        -------
Balance, December 31,
 1995...................  5,525,075   1,216    99,912    160        430       (4)      --          --           1,802
Purchase of 189,588
 shares of Class A
 common stock for
 treasury...............                                                    (531)                                (531)
Issuance of common
 stock..................    431,515   1,027                                  201                                1,228
Exercise of employee
 stock options,
 including related
 receivable
 from stockholder.......     36,250      58                                            (58)                       --
Effect of accelerating
 vesting of certain
 common stock options...                118                                                                       118
Sale of common stock
 pursuant to exercise of
 stock options..........    158,587     118     1,909      5                   3                                  126
Retirement of treasury
 stock..................   (117,813)   (330)     (625)    (1)                331                                  --
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock and accretion to
 redemption value on
 redeemable stock.......                                         (1,102)                                       (1,102)
Cumulative translation
 adjustment.............                                                                           (22)           (22)
Net loss................                                         (4,921)                                       (4,921)
                          ---------  ------   -------   ----    -------    -----      ----        ----        -------
Balance, December 31,
 1996...................  6,033,614   2,207   101,196    164     (5,593)     --        (58)        (22)        (3,302)
Sale of common stock
 pursuant to exercise of
 stock options
 (unaudited)............    122,500       2                                                                         2
Accrual of cumulative
 dividends on redeemable
 convertible preferred
 stock and accretion to
 redemption value on
 redeemable stock
 (unaudited)............                                           (259)                                         (259)
Cumulative translation
 adjustment
 (unaudited)............                                                                            (7)            (7)
Net income (unaudited)..                                            406                                           406
                          ---------  ------   -------   ----    -------    -----      ----        ----        -------
Balance at March 31,
 1997 (unaudited).......  6,156,114  $2,209   101,196   $164    $(5,446)   $ --       $(58)       $(29)       $(3,160)
                          =========  ======   =======   ====    =======    =====      ====        ====        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        PERITUS SOFTWARE SERVICES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                                                       THREE MONTHS
                                                                          ENDED
                                           YEAR ENDED DECEMBER 31,      MARCH 31,
                                           -------------------------  ---------------
INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                 1994     1995     1996     1996     1997
------------------------------------       -------  -------  -------  -------  ------
                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................... $   305  $    55  $(4,921) $(2,712) $  406
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   for) operating activities:
    Non-cash sale of services and other
     non-cash expenses....................      (7)      12      --       --      --
    Depreciation and amortization.........     228      443      854      137     262
    Minority interest in consolidated
     subsidiary...........................     --        43       24      (38)     18
    Equity in loss of less than
     majority-owned company...............      97      --       --       --      --
    Non-cash employee compensation........      37       83      118      118     --
    Changes in assets and liabilities, net
     of effects from acquisitions:
      Accounts receivable.................    (435)  (1,354)  (1,690)    (536)   (498)
      Costs and estimated earnings in
       excess of billings on uncompleted
       contracts..........................  (1,061)  (1,635)     501      871     233
      Unbilled license revenue from
       related parties....................     --       --    (1,400)     --      200
      Prepaid expenses and other current
       assets.............................     (22)    (218)     184      (45)   (119)
      Other assets........................     --       --        (7)     (29)     17
      Accounts payable....................     202      226     (222)     (90)    359
      Billings in excess of costs and
       earnings on uncompleted contracts..     201      509      192      (25)    112
      Deferred revenue....................     --       --     3,262      116  (2,356)
      Other accrued expenses and current
       liabilities........................     317      732      949      (36)   (485)
      Deferred income taxes...............     179        7     (186)     (57)    --
                                           -------  -------  -------  -------  ------
        Net cash provided by (used for)
         operating activities.............      41   (1,097)  (2,342)  (2,326) (1,851)
                                           -------  -------  -------  -------  ------
Cash flows from investing activities:
  Acquisition of business for cash, net of
   cash acquired..........................     --       (43)     --       --      --
  Cash of business acquired for common
   stock, net of costs paid in cash.......     --       --       174      174     --
  Investment in less than majority-owned
   company................................     (32)     --       --       --     (161)
  Partial sale of investment in consoli-
   dated subsidiary.......................     --       --         8      --      --
  Purchases of property and equipment.....     (93)    (824)  (1,240)    (250)   (287)
  Acquisition of patents..................     --      (105)      (1)     --      --
                                           -------  -------  -------  -------  ------
        Net cash used in investing
         activities.......................    (125)    (972)  (1,059)     (76)   (448)
                                           -------  -------  -------  -------  ------

  The accompanying notes are an integral part of these consolidated financial statements.

                        PERITUS SOFTWARE SERVICES, INC.

                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                                                  THREE MONTHS
                                          YEAR ENDED DECEMBER        ENDED
                                                  31,              MARCH 31,
                                          ---------------------  ---------------
                                          1994   1995    1996     1996    1997
                                          ----  ------  -------  ------  -------
                                                                  (UNAUDITED)
Cash flows from financing activities:
  Proceeds from (principal payments on)
   short-term borrowings, net...........   --      550     (440)   (400)     --
  Proceeds from long-term debt..........   500   1,000      450     --       --
  Principal payments on long term debt..   (65)   (198)    (686)   (162)     (31)
  Principal payments on capital lease
   obligations..........................   (14)   (110)    (107)    (19)     (31)
  Proceeds from exercise of stock op-
   tions................................   --        4      126       6        2
  Proceeds from sale of common stock
   pursuant to purchase agreement.......   --      746      --      --       --
  Proceeds from sale of redeemable
   convertible preferred stock and
   redeemable common stock..............   --      --    11,184   5,408      --
  Proceeds from sale of common stock....   --      156      500     --       --
  Proceeds from sale of subsidiary com-
   mon stock............................   --      --        59     --       --
  Treasury stock acquired...............   --     (154)    (531)   (531)     --
                                          ----  ------  -------  ------  -------
        Net cash provided by (used for)
         financing activities...........   421   1,994   10,555   4,302      (60)
                                          ----  ------  -------  ------  -------
Effects of exchange rates on cash and
 cash equivalents.......................   --      --       (30)    (13)      (7)
                                          ----  ------  -------  ------  -------
Net increase (decrease) in cash and cash
 equivalents............................   337     (75)   7,124   1,887   (2,366)
Cash and cash equivalents, beginning of
 period.................................     2     339      264     264    7,388
                                          ----  ------  -------  ------  -------
Cash and cash equivalents, end of peri-
 od.....................................  $339  $  264  $ 7,388  $2,151  $ 5,022
                                          ====  ======  =======  ======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
  Cash paid for income taxes............  $ 11  $   31  $   --   $  --   $   --
  Cash paid for interest................    57     227      327      60       46

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

  In the years ended December 31, 1994, 1995 and 1996, the Company incurred capital lease obligations of $52, $399 and $39, respectively.

  In the year ended December 31, 1996, the Company issued 280,005 shares of Class A common stock valued at $728 and paid cash of $87 to acquire all of the outstanding shares of Vista Technologies Incorporated (Note 3).

  In the year ended December 31, 1996, the Company issued 36,250 shares of common stock to a stockholder in exchange for a note receivable of $58 from the stockholder.

  The accompanying notes are an integral part of these consolidated financial statements.

                        PERITUS SOFTWARE SERVICES, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS

  Peritus Software Services, Inc. (the "Company") was incorporated in Massachusetts in August, 1991. The Company provides software products and services that enable organizations to improve the productivity, quality and effectiveness of their information technology systems maintenance, or "software evolution," functions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Persist Servicios Software, S.A. ("Persist"), a Spanish software services entity (Note 3). All significant intercompany balances and transactions are eliminated.

 Revenue Recognition

  Revenue associated with performance under contracts to provide outsourced software maintenance, reengineering and development services is recognized utilizing the percentage-of-completion method in the ratio that labor-hours incurred to date bear to estimated total labor-hours at completion, provided that collection of the related receivable is probable. Adjustments to contract cost estimates are made in the periods in which the facts which require such revisions become known. When the revised estimates indicate a loss, such loss is provided for currently in its entirety. The costs of providing warranties and follow-on customer support related to services performed are not significant and have been accrued. Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenue recognized.

  Revenue from end-user licenses is recognized when an agreement has been executed, software and methodologies have been delivered, all significant contractual obligations have been met and collection of the related receivable is probable. Revenue from usage-based licenses is recognized when licensed software has been delivered, the fee is fixed or determinable, all significant contractual obligations have been met and collection of the related receivable is probable.

  Post contract customer support revenue, including that bundled with initial license fees, is deferred and recognized ratably over the contractual periods the services are provided. Revenue from consulting and training services is recognized as the services are provided.

 Significant Customers

  Revenue from two customers accounted for 52% and 29% of the Company's total revenue for the year ended December 31, 1994. Revenue from three customers accounted for 50%, 13% and 11% of the Company's total revenue for the year ended December 31, 1995. At December 31, 1995, the Company had amounts receivable from the first customer, a related party, of $991,000 for billed accounts receivable and $1,291,000 for costs and estimated earnings in excess of billings on uncompleted contracts (Note 8). At December 31, 1995, the Company had amounts receivable from the second customer of $52,000 for billed accounts receivable and $439,000 for costs and estimated earnings in excess of billings on uncompleted contracts, and from the third customer of $133,000 for billed accounts receivable and $856,000 for costs and estimated earnings in excess of billings on uncompleted contracts.

  Revenue from three customers accounted for 29%, 15% and 12% of the Company's total revenue for the year ended December 31, 1996. At December 31, 1996, the Company had amounts receivable from the first

                        PERITUS SOFTWARE SERVICES, INC.

customer, a related party, of $123,000 for billed accounts receivable, $501,000 for costs and estimated earnings in excess of billings on uncompleted contracts and $1,400,000 for unbilled license revenue (Note 8). At December 31, 1996, the Company had amounts receivable from the second customer of $115,000 for billed accounts receivable and from the third customer of $17,000 for billed accounts receivable and $797,000 for costs and estimated earnings in excess of billings on uncompleted contracts.

 Concentration of Credit Risk

  Financial instruments which potentially expose the Company to concentrations of credit risk include trade accounts receivable. The Company primarily sells to Fortune 1000 companies and therefore, generally does not require collateral. Reserves for potential credit losses are maintained and such losses, in the aggregate, have not exceeded management's expectations.

 Fair Value of Financial Instruments

  The Company's financial instruments consist of cash, line of credit borrowings, demand notes payable, long-term debt and redeemable convertible preferred stock. The carrying amounts of these instruments at December 31, 1996 approximate their fair values.

 Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash primarily in money market accounts. Accordingly, these investments are subject to minimal credit and market risk. The Company had no cash equivalents in any period presented except for the three months ended March 31, 1997.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets or, where applicable, over the lease term.

 Software Development Costs

  The Company capitalizes qualifying software development costs after technological feasibility of the software has been established. Costs incurred prior to the completion of a working model, which is the Company's basis for determining technological feasibility, are charged to research and development expense. Capitalized software costs are amortized ratably over the estimated useful life of the software, generally three years, and are charged to cost of revenue. During the years ended December 31, 1994, 1995 and 1996, costs subject to capitalization were not significant and therefore, were not capitalized. At December 31, 1996, the Company had $104,000 in acquired unamortized capitalized software costs obtained in the Vista Technologies Incorporated ("Vista") acquisition (Note 3). Amortization expense related to capitalized software costs for the years ended December 31, 1994 and 1995 was $63,000 in each year. Amortization expense related to capitalized software costs for the year ended December 31, 1996 was $108,000, including $45,000 related to the capitalized software acquired from Vista.

 Patent Costs

  Costs associated with obtaining patents are capitalized as incurred and will be amortized using the straight-line method over their estimated economic lives beginning when each patent is issued. Pending such issuance, the Company did not record amortization expense relating to capitalized patent costs during the years ended December 31, 1994, 1995 or 1996.

                        PERITUS SOFTWARE SERVICES, INC.

 Accounting for Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No such significant impairments have occurred through December 31, 1996.

 Foreign Currency

  Assets and liabilities of the Company's majority-owned foreign subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Accumulated net translation adjustments are included in stockholders' equity.

 Accounting for Stock-Based Compensation

  Awards under the Company's employee stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, ("SFAS 123"), "Accounting for Stock-Based Compensation" (Note 14).

 Unaudited Pro Forma Net Income (Loss) Per Share

  Unaudited pro forma net income (loss) per share is determined by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock and common stock equivalents outstanding during the period, assuming the conversion of all convertible preferred stock and the redeemable common stock right which will occur upon the closing of a qualified public offering of the Company's common stock (Note
10).

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents, regardless of their anti-dilutive impact, issued at prices below the offering price per share during the twelve months preceding the initial filing of the Company's Registration Statement and through the effective date of the initial public offering of the Company's common stock have been included in the calculation of unaudited pro forma net income (loss) per share using the treasury stock method as if outstanding since the beginning of each period presented.

  Historical net income (loss) per share has not been presented on the basis that it is irrelevant due to the significant change in the Company's capital structure and resultant earnings or loss per share which will result upon conversion of the convertible preferred stock. Supplemental net income (loss) per share, giving effect to the use of a portion of the net proceeds of this offering to repay the secured subordinated note payable, is not presented since it does not differ materially from unaudited pro forma net income (loss) per share.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Areas particularly subject to estimation include revenue based on percentage-of-completion and the valuation allowance on deferred tax assets. Actual amounts could differ from those estimates.

                        PERITUS SOFTWARE SERVICES, INC.

 Interim Financial Data

  The interim financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited; however, in the opinion of the Company, the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the interim periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.

3. ACQUISITIONS

  At December 31, 1994, the Company owned a 40% voting interest in Persist, a Spanish corporation which provides software maintenance services, and used the equity method to account for the investment. In 1995, the Company made additional investments in Persist in the form of cash of $11,000 and forgiveness by the Company of accounts receivable owed by Persist of $180,000, of which $123,000 related to 1995 billings and $57,000 related to 1994 billings. Consequently, the Company's ownership was increased to approximately 69%, resulting in a change in financial reporting from the equity method to consolidation beginning January 1, 1995. As a result of equity transactions during 1996, the Company's ownership was reduced to approximately 64%.

  The Persist acquisition was accounted for under the purchase method of accounting in 1995. Accordingly, the purchase price was allocated based on the estimated fair value of assets purchased and liabilities assumed upon acquisition. The excess of cost over the fair value of net assets acquired of $74,000 is being amortized over five years. The Company's results of operations for the years ended December 31, 1995 and 1996 include the operating results of Persist.

  In January 1996, the Company issued 280,005 shares of its Class A common stock valued at $728,000 and incurred $87,000 for transaction costs in exchange for all of the outstanding shares of Vista. Vista is a developer of computer-aided engineering software.

  The Vista merger has been accounted for under the purchase method. Accordingly, the purchase price was allocated based on the estimated fair value of the assets purchased and liabilities assumed upon acquisition. No value was allocated to in-process research and development. The excess of cost over fair value of the net assets acquired of $173,000 is being amortized over three years. Pro forma results of operations have not been presented because the effect of this acquisition was not significant.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                              ESTIMATED
                                             USEFUL LIVES
                                               (YEARS)       1995       1996
                                             ------------ ---------- ----------
   Equipment...............................      3-7      $1,369,000 $2,406,000
   Furniture and fixtures..................      5-7         577,000    787,000
   Leasehold improvements..................        5          89,000    149,000
                                                          ---------- ----------
                                                           2,035,000  3,342,000
   Less: Accumulated depreciation and amor-
    tization...............................                  695,000  1,372,000
                                                          ---------- ----------
                                                          $1,340,000 $1,970,000
                                                          ========== ==========

  Equipment under capital leases at December 31, 1995 and 1996 was $200,000 and $239,000, respectively, with related accumulated depreciation of $72,000 and $151,000, respectively. Furniture and fixtures under capital leases at December 31, 1995 and 1996 was $271,000, with related accumulated depreciation of $26,000 and $77,000, respectively. Depreciation expense related to assets under capital leases was $11,000, $79,000 and

                        PERITUS SOFTWARE SERVICES, INC.

$130,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Depreciation expense on all fixed assets amounted to $228,000, $376,000 and $677,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

5. OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

  Other accrued expenses and current liabilities consist of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
   Accrued bonus and commissions......................... $  434,000 $1,280,000
   Other accrued expenses and current liabilities........    704,000    807,000
                                                          ---------- ----------
                                                          $1,138,000 $2,087,000
                                                          ========== ==========

6. BORROWINGS

 Revolving Line of Credit

  In September 1996, the Company repaid a revolving line of credit facility with a bank with proceeds obtained from the Company's new line of credit described below. The repaid line of credit allowed for a maximum borrowing of $1,500,000, payable on demand, and would have expired on May 30, 1997. Interest was payable monthly in arrears at the bank's prime rate plus 1%.

  In September 1996, the Company entered into a new revolving line of credit facility (the "Revolver") with a bank which bears interest at the bank's prime rate plus 0.5% (8.75% at December 31, 1996). The maximum borrowing under the Revolver is $3,500,000 and is limited to 75% of certain receivables plus 50% of costs and estimated earnings in excess of billings as defined in the Revolver agreement. Borrowings are collateralized by all of the assets of the Company. Interest is payable monthly in arrears. The Revolver expires and all outstanding amounts thereunder are payable on June 30, 1997. Under the Revolver agreement, the Company is required to comply with certain financial covenants. There were no borrowings outstanding, and $3,500,000 was available, under the Revolver at December 31, 1996. The Company and the bank are negotiating an extension of the line of credit agreement beyond June 30, 1997.

 Equipment Line of Credit

  In September 1996, the Company entered into an equipment financing agreement (the "Equipment Line") with a bank to provide financing of up to $1,500,000 for the purchase through June 30, 1997 of certain equipment as defined in the Equipment Line. Ratable principal and interest payments on any borrowings under the Equipment Line are payable during the period July 1, 1997 through June 1, 2000. Borrowings under the Equipment Line bear interest at the bank's prime rate plus 1% (9.25% at December 31, 1996). Borrowings are collateralized by the assets of the Company. Under the Equipment Line, the Company is required to comply with certain financial covenants. Borrowings under the Equipment Line were $619,000, and $825,000 remained available, at December 31, 1996.

 Demand Note Payable

  In September 1995, the Company obtained $150,000 of financing through a demand note payable from a bank. Interest was payable monthly in arrears at the bank's prime rate plus 1.0%. In January 1996, the Company repaid all outstanding principal and interest on this note.

                        PERITUS SOFTWARE SERVICES, INC.

7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
Notes payable to bank in monthly principal installments
 with interest at prime plus 2.5%, due in August 2000
 through August 2001, secured by all assets of the
 Company, the personal guarantee of the largest
 stockholder, and the guarantee of the U.S. Small
 Business Administration. These notes were retired in
 September 1996.........................................  $  746,000 $      --
Secured subordinated note payable to bank (described
 further below), with interest only payable quarterly
 through June 30, 1998 at 10% per annum. Beginning
 September 30, 1998, principal installments of $63,000
 plus interest are payable quarterly through June 30,
 2002...................................................     930,000    943,000
Term loan payable to bank in monthly principal
 installments of $18,750, with interest at prime plus 1%
 (9.25% at December 31, 1996), through September 1999,
 secured by all assets of the Company. Under the term
 loan, the Company is required to comply with certain
 financial covenants. The Company was in violation of
 certain of these covenants at December 31, 1996,
 however, a waiver of the violations was granted by the
 creditor...............................................         --     619,000
                                                          ---------- ----------
                                                           1,676,000  1,562,000
Less--Current portion...................................     115,000    225,000
                                                          ---------- ----------
                                                          $1,561,000 $1,337,000
                                                          ========== ==========

 Secured Subordinated Note Payable

  In May 1995, the Company issued a secured subordinated note payable for $924,000, having a face value of $1,000,000 with interest payable at 10% per annum. The note is subordinate to the bank debt and is collateralized by a second security interest in all assets of the Company. In addition, the note contains various restrictive covenants including, but not limited to, minimum earnings and limitations on certain interest coverage, debt and equity ratios. The Company was in violation of certain of these covenants at December 31, 1995 and 1996, however, a waiver of the violations was granted by the note holder.

  The note also included detachable warrants with an ascribed value of $76,000 for purchase of up to 312,500 shares of common stock for $1.60 per share. The warrants expire on the later of June 30, 2000 or the repayment of the Note. The Company has reserved 312,500 shares of common stock in the event of exercise of the warrants. The warrant value was recorded as a discount from the face value of the note. Amortization of this discount for the years ended December 31, 1995 and 1996 was $6,000 and $13,000, respectively, which amounts are included in interest expense.

                        PERITUS SOFTWARE SERVICES, INC.

 Maturities

  The future aggregate annual principal payments on long-term debt for each of the years ended December 31 are as follows:

1997................................................................. $  225,000
1998.................................................................    342,000
1999.................................................................    406,000
2000.................................................................    241,000
2001.................................................................    245,000
Thereafter...........................................................    103,000
                                                                      ----------
                                                                      $1,562,000
                                                                      ==========

8. RELATED PARTY TRANSACTIONS

  For the years ended December 31, 1994, 1995 and 1996, the Company recorded revenue of $4,070,000, $9,313,000 and $5,579,000, respectively, related to outsourcing and license agreements with a corporation, Bull HN Information Systems Inc. ("Bull"), owning 18% of the outstanding stock of the Company at December 31, 1996. At December 31, 1995 and 1996, $991,000 and $123,000,
respectively, is included in accounts receivable from related parties with respect to this stockholder, and $1,291,000 and $501,000, respectively, is included in costs and estimated earnings in excess of billings on uncompleted contracts with related parties; also, at December 31, 1996, $1,400,000 is included in unbilled license revenue. Bull also had certain stock purchase rights (Note 17).

  For the years ended December 31, 1994, 1995 and 1996, the Company recorded revenue of $111,000, $402,000 and $137,000, respectively, related to software services to a customer. A director of the Company was also an officer and director of the customer from 1994 through 1996.

  For the years ended December 31, 1994, 1995 and 1996, the Company recorded revenue of $162,000, $1,717,000 and $1,501,000, respectively, related to software services and licensing to a customer. An employee and officer of the Company, hired in September 1996, was previously employed by the customer as an employee and officer until August 1996.

  For the year ended December 31, 1996, the Company recorded license revenue of $190,000 from a customer. An employee and officer of the Company, hired in December 1996, was previously employed by the customer as an employee and officer until December 1996.

  The Company had an unsecured note payable with a balance outstanding at December 31, 1994 of $62,000 due to an entity whose principal owner is a stockholder of the Company. In addition, the Company had an unsecured note payable with a balance of $34,000 due to its largest stockholder. Each note incurred interest at 7%. On July 1, 1995, the Company repaid all outstanding principal and interest on these notes.

  During the year ended December 31, 1996, Persist recorded revenue of $776,000 related to outsourcing services to a corporation owning 27% of the outstanding stock of Persist at December 31, 1996 (Note 3). During the year ended December 31, 1994, the Company recorded revenue of $71,000 related to consulting work performed on behalf of Persist, 40% of which was owned at that time by the Company (Note 3).

  In February 1996, the Company accepted a $58,000 note receivable from an employee of the Company in connection with the exercise of employee stock options. This note matures on February 6, 2001, and is secured by the assets of the now former employee. Interest is payable quarterly in arrears and accrues on all outstanding principal plus previously accrued but unpaid interest at the prime rate.

                        PERITUS SOFTWARE SERVICES, INC.

9. INCOME TAXES

  The components of income (loss) before income taxes are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1994     1995       1996
                                                 -------- --------  -----------
   Domestic..................................... $581,000 $(45,000) $(5,141,000)
   Foreign......................................      --   135,000      101,000
                                                 -------- --------  -----------
                                                 $581,000 $ 90,000  $(5,040,000)
                                                 ======== ========  ===========

  The provision (benefit) for estimated income taxes consists of the following:

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1994     1995       1996
                                                -------- --------  -----------
   Current:
    Federal.................................... $    --  $(14,000) $       --
    State......................................      --    (1,000)         --
    Foreign....................................      --       --        43,000
                                                -------- --------  -----------
                                                     --   (15,000)      43,000
                                                -------- --------  -----------
   Deferred:
    Federal.................................... $147,000 $  3,000  $(1,798,000)
    State......................................   32,000    4,000     (435,000)
                                                -------- --------  -----------
                                                 179,000    7,000   (2,233,000)
   Deferred tax asset valuation allowance......      --       --     2,047,000
                                                -------- --------  -----------
                                                 179,000    7,000     (186,000)
                                                -------- --------  -----------
                                                $179,000 $ (8,000) $  (143,000)
                                                ======== ========  ===========

  No current federal or state income taxes were payable in the years ended December 31, 1994, 1995 and 1996 as a result of losses incurred.

  The components of deferred tax assets and liabilities follow:

                                                            DECEMBER 31,
                                                        ----------------------
                                                          1995        1996
                                                        ---------  -----------
   Deferred tax assets:
    Net operating loss carryforwards................... $ 423,000  $ 2,641,000
    Tax credit carryforwards...........................   102,000      531,000
    Deferred revenue...................................       --       238,000
    Nondeductible accrued expenses.....................    51,000       64,000
    Unexercised stock options..........................    56,000       56,000
    Other..............................................    44,000       11,000
                                                        ---------  -----------
   Gross deferred tax assets...........................   676,000    3,541,000
                                                        ---------  -----------
   Deferred tax liabilities:
    Estimated earnings on uncompleted contracts........  (862,000)  (1,317,000)
    Capitalized research and development costs, net....       --       (46,000)
                                                        ---------  -----------
    Gross deferred tax liabilities.....................  (862,000)  (1,363,000)
                                                        ---------  -----------
   Net deferred tax (liabilities) assets...............  (186,000)   2,178,000
   Deferred tax asset valuation allowance..............       --    (2,178,000)
                                                        ---------  -----------
                                                        $(186,000) $       --
                                                        =========  ===========

                        PERITUS SOFTWARE SERVICES, INC.

  A reconciliation between the amount of reported income tax provision (benefit) and the amount determined by applying the U.S. federal statutory rate of 34% to the income (loss) before income taxes, minority interest and equity in loss of less than majority owned company follows:

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1994      1995       1996
                                               --------  --------  -----------
   Income (loss) at statutory rate...........  $198,000  $ 31,000  $(1,699,000)
   Federal research and development credits..       --    (53,000)    (251,000)
   Income (losses) of foreign subsidiary not
    subject to taxation......................   (36,000)   13,000          --
   Permanent differences and other, net......    (4,000)   (3,000)      70,000
   State tax benefit, net of federal effect..    21,000     4,000     (310,000)
   Change in deferred tax asset valuation
    allowance................................       --        --     2,047,000
                                               --------  --------  -----------
                                               $179,000  $ (8,000) $  (143,000)
                                               ========  ========  ===========

  At December 31, 1996, the Company has provided a valuation allowance for the full amount of the net deferred tax assets, since the realization of these future benefits is not sufficiently assured. If the Company achieves profitability, these deferred tax assets may be available to offset future income tax liabilities and expense.

  At December 31, 1996, the Company had available net operating loss carryforwards of approximately $6,659,000 and $6,286,000 for federal and state income tax reporting purposes, respectively. At December 31, 1996, the Company had research and development credit carryforwards of $186,000 and $171,000 available to offset future federal tax and state tax, respectively. The Company also has federal foreign tax credit carryforwards of $175,000. These carryforwards will expire in the years 1999 through 2011 if not utilized.

  In accordance with certain provisions of the Internal Revenue Code, a change in ownership of greater than 50% within a three-year period will place an annual limitation on the Company's ability to utilize its existing federal net operating loss and research and development tax credit carryforwards. The change in ownership that may result from an initial public offering could result in such a limitation.

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

 Issuances

  During March and October 1996, the Company issued 1,903,525 shares of Series A redeemable convertible preferred stock and 1,818,182 shares of Series B redeemable convertible preferred stock ("Series A and B preferred stock") for cash proceeds of $5,207,000 and $5,776,000, respectively, net of issuance costs of $123,000 and $224,000, respectively.

 Conversion

  Each preferred share is convertible into one common share at the option of the preferred stockholder or automatically upon the closing of an initial public offering of the Company's common stock in which proceeds from the public equal or exceed $15,000,000.

  At December 31, 1996, Series A and B preferred stock are convertible into a total of 3,721,707 common shares. The conversion rates are to be adjusted for certain dilutive and anti-dilutive events. The Company has reserved 1,903,525 and 1,818,182 shares of common stock for the conversion of Series A and B preferred stock, respectively.

                        PERITUS SOFTWARE SERVICES, INC.

 Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and B preferred stock are entitled to receive, on a pro-rata basis, $3.825 and $3.30 per share, plus all accrued and unpaid dividends, respectively.

 Voting

  The holders of Series A and B preferred stock are entitled to vote, together with the holders of common stock on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each Series A and B share is convertible at the time of such vote.

 Dividends

  The holders of the Series A and B preferred stock are entitled to receive cumulative annual dividends in the amount of $0.3825 and $0.33 per share plus 10% of previously accrued and unpaid dividends, respectively, whether or not declared by the Board of Directors. These dividends are payable upon liquidation, dissolution or winding-up of the Company, or upon redemption of the respective preferred stock. Cumulative and unpaid dividends on the Series A and B preferred stock at December 31, 1996 were $582,000 and $107,000, respectively.

 Redemption

  On each of the fifth, sixth and seventh anniversaries of the applicable series closing date, the Company is required to redeem 33 1/3 percent of the Series A and B preferred stock at a redemption price equal to $2.80 and $3.30 per share, respectively, plus accrued and unpaid dividends through the redemption date. During 1996, the Company recorded a charge to accumulated deficit of $347,000 to reflect the accretion of Series A and B preferred stock to redemption value. The carrying value of the Series A and B preferred stock reflects the original issuance price, net of issuance costs, plus accrued and unpaid dividends and accretion to redemption value.

 Redeemable Common Stock Right

  In connection with the 1996 issuance of Series A preferred stock, the Company sold from treasury 71,775 shares of its Class A common stock to certain purchasers of the Series A preferred stock for cash proceeds of $201,000. Also in connection with this issuance, an officer of the Company sold 625,000 shares of the Company's Class A common stock to certain purchasers of the Series A preferred stock. In conjunction with any redemption of the Series A preferred stock, the holders of the Series A preferred stock must redeem, at a redemption price equal to $2.80 per share, 0.366 shares of Class A common stock for each redeemed share of the Series A preferred stock. The Company incurred during 1996 a charge to accumulated deficit of $66,000 to reflect the accretion of this Class A common stock to redemption value. The carrying value of the redeemable common stock right reflects the cash proceeds to the Company for the underlying Class A common stock, plus accretion to redemption value.

 Future Redemptions

  Required redemption amounts for the Series A and B preferred stock and the redeemable common stock right, excluding any cumulative and unpaid dividends, are as follows:

                                                                      REDEMPTION
      YEAR                                                              AMOUNT
      ----                                                            ----------
      2001........................................................... $4,427,000
      2002...........................................................  4,427,000
      2003...........................................................  4,427,000

                        PERITUS SOFTWARE SERVICES, INC.

 Unaudited Pro Forma Balance Sheet

  Upon the closing of the Company's initial public offering, all of the outstanding shares of Series A and B preferred stock will automatically convert into 3,721,707 shares of common stock. In addition, the redeemable common stock right also automatically terminates upon the closing of the Company's initial public offering, as its redemption feature is directly associated to the redemption of the Series A preferred stock. These conversions have been reflected in the unaudited pro forma balance sheet as of March 31, 1997.

  In connection with the initial public offering, the Company expects to file Articles of Amendment to the Articles of Organization which will (i) authorize 50,000,000 shares of common stock, $.01 par value, (ii) authorize 5,000,000 shares of Preferred Stock, $.01 par value, under terms that allow the Board of Directors to designate one or more classes of preferred stock and to designate rights, privileges, preferences and limitations of each class, and (iii) redesignate each share of its Class A common stock into one share of Common Stock. The effects of this amendment to the Articles of Organization have been reflected in the unaudited pro forma balance sheet as of March 31, 1997.

11. COMMON STOCK

  In April and March 1995, the Company amended its Articles of Organization to create two classes of common stock, Class A and Class B, with 6,250,000 and 100,000 shares authorized, respectively. Class A and Class B shares maintain identical rights in all respects except that Class B shares are non-voting and convert to Class A common stock upon the closing of an initial public offering with proceeds greater than $10,000,000. Upon adoption of the amended Articles of Organization, each share of common stock then outstanding was converted to one share of Class A common stock.

  In March 1996, the Company effected a two-and-one-half-for-one stock split of the Company's Class A and Class B common stock in the form of a 150% stock dividend. Share amounts in these financial statements have been retroactively adjusted to reflect this stock split.

  On December 31, 1996, the Company retired all Class A and Class B common stock remaining in treasury as a result of various previous repurchases.

12. DIRECTOR STOCK OPTION PLAN

  In May 1997, the Board of Directors authorized the 1997 Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of up to 200,000 options to purchase Common Stock of the Company. Under the Director Plan, each non-employee director of the Company at the time of the effective date of the Company's initial public offering will receive options to purchase 15,000 shares of common stock. Any director elected after the Company's initial public offering will receive an option to purchase 15,000 shares of the Company's common stock upon his or her election to the Board of Directors. In addition, each director will receive an option to purchase 3,000 shares of the Company's common stock at each annual meeting of the stockholders beginning with the 1998 annual meeting. All option grants made under the Director Plan have exercise prices equivalent to the fair market value on the date grant, and will vest in three annual installments beginning on the anniversary date of the grant, so long as the optionee remains a director of the Company.

13. EMPLOYEE STOCK PURCHASE PLANS

  In February 1995, the Company adopted the 1995 Employee Stock Purchase Plan ("1995 Plan") for all employees of the Company. The 1995 Plan allows for the repurchase of up to 100,000 shares of Class A voting common stock from existing stockholders at $1.60 per share and the subsequent issuance of Class B non-voting

                        PERITUS SOFTWARE SERVICES, INC.

common stock. In March 1995, the Company repurchased 95,537 shares of Class A common stock from existing shareholders at $1.60 per share and maintained these shares in treasury at cost. In order to provide substantially all employees an opportunity for equity participation, the Company then sold 95,537 shares of Class B common stock at $1.60 per share to those employees electing to subscribe. The 1995 Plan was no longer effective at December 31, 1995.

  In May 1997, the Board of Directors authorized the 1997 Employee Stock Purchase Plan (the "1997 Plan"). The 1997 Plan authorizes the issuance of up to 200,000 shares of the Company's common stock to eligible employees. Under the 1997 Plan, the Company is authorized to make four consecutive six month offerings during which employees may purchase shares of the Company's common stock through payroll deductions made over the term of the offering. The per share purchase price of each offering is equal to the lesser of 85% of the fair market value at the beginning or end of the offering period (as defined by the 1997 Plan). The first offering period will commence on October 1, 1997.

14. LONG TERM INCENTIVE PLAN

  In January 1992, the Board of Directors established a Long Term Incentive Plan (the "Plan") which allows for the grant of awards in the form of incentive and non-qualified stock options, stock units, restricted common stock and stock appreciation rights to employees, directors, independent contractors and consultants. In 1996, the Board of Directors authorized the issuance of both Class A and Class B common stock under the Plan. The total number of shares which have been reserved under the Plan is 3,388,820, comprised of 3,046,695 shares of Class A and 342,145 shares of Class B common stock. Incentive stock options are granted at an exercise price equal to the fair market value of the Company's common stock as determined by the Board of Directors at the grant date (or no less than 110% of the fair market value in the case of optionees holding more than 10% of the voting stock of the Company) and expire 10 years from the date of grant or upon termination of employment. Non-qualified stock options are granted at an exercise price determined by the Board of Directors and expire 10 years from the date of grant. Both the incentive and non-qualified stock options are exercisable at various dates as determined by the Board of Directors. At December 31, 1995 and 1996, no stock units, restricted stock or stock appreciation rights were issued under the Plan. In May 1997, the Board of Directors authorized the 1997 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan is intended to replace the Company's Long Term Incentive Plan and provides for the issuance of up to 1,950,000 shares of Common Stock.

  Transactions for stock options under the Plan during the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997 are summarized as follows:

                                          YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------
                                                                                      THREE MONTHS ENDED
                                 1994                1995                1996           MARCH 31, 1997
                          ------------------- ------------------- ------------------- -------------------
                                     WEIGHTED            WEIGHTED            WEIGHTED            WEIGHTED
                                     AVERAGE             AVERAGE             AVERAGE             AVERAGE
                                     EXERCISE            EXERCISE            EXERCISE            EXERCISE
                           SHARES     PRICE    SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
                          ---------  -------- ---------  -------- ---------  -------- ---------  --------
                                                                                         (UNAUDITED)
Outstanding at beginning
 of period..............  1,071,575   $0.10   1,356,700   $0.23   1,606,025   $0.64   2,925,667   $1.88
Granted.................    297,875    0.72     455,250    1.96   1,558,292    3.04     255,000    5.67
Exercised...............        --      --      (95,000)   0.05    (198,533)   0.92    (122,500)   0.01
Forfeited...............    (12,750)   0.08    (110,925)   1.58     (40,117)   1.20      (1,923)   2.60
                          ---------           ---------           ---------           ---------
Outstanding at end of
 period.................  1,356,700    0.23   1,606,025    0.64   2,925,667    1.88   3,056,244    2.27
                          =========           =========           =========           =========
Options exercisable at
 end of period..........    454,927    0.07     692,462    0.21   1,030,036    0.47     982,991    0.75
                          =========           =========           =========           =========

                        PERITUS SOFTWARE SERVICES, INC.

  The following summarizes information regarding stock options outstanding under the Plan at December 31, 1996:

                                                    OPTIONS OUTSTANDING
                                             ---------------------------------
                                                           WEIGHTED
                                                           AVERAGE    WEIGHTED
                                                          REMAINING   AVERAGE
                                               NUMBER    CONTRACTUAL  EXERCISE
   RANGE OF EXERCISE PRICES                  OUTSTANDING LIFE (YEARS)  PRICE
   ------------------------                  ----------- ------------ --------
   $0.01-0.10...............................    675,875      5.9       $0.07
    0.15-0.24...............................    174,075      6.5        0.23
    0.48-0.80...............................    291,900      7.5        0.66
    1.60....................................     93,750      8.2        1.60
    2.60-3.30...............................  1,690,067      9.8        3.00
                                              ---------
                                              2,925,667                 1.88
                                              =========

                                                    OPTIONS EXERCISABLE
                                             ---------------------------------
                                                           WEIGHTED
                                                           AVERAGE    WEIGHTED
                                                          REMAINING   AVERAGE
                                               NUMBER    CONTRACTUAL  EXERCISE
   RANGE OF EXERCISE PRICES                  EXERCISABLE LIFE (YEARS)  PRICE
   ------------------------                  ----------- ------------ --------
   $0.01-0.10...............................    577,125      5.8       $0.07
    0.15-0.24...............................    174,075      6.5        0.23
    0.48-0.80...............................    155,888      7.5        0.65
    1.60....................................     28,125      8.1        1.60
    2.60-3.30...............................     94,823      9.3        2.70
                                              ---------
                                              1,030,036                 0.47
                                              =========

  The following summarizes information regarding stock options outstanding under the Plan at March 31, 1997 (unaudited):

                                                    OPTIONS OUTSTANDING
                                             ---------------------------------
                                                           WEIGHTED
                                                           AVERAGE    WEIGHTED
                                                          REMAINING   AVERAGE
                                               NUMBER    CONTRACTUAL  EXERCISE
   RANGE OF EXERCISE PRICES                  OUTSTANDING LIFE (YEARS)  PRICE
   ------------------------                  ----------- ------------ --------
   $0.01-0.10...............................    553,375      5.6       $0.08
    0.15-0.24...............................    174,075      6.2        0.23
    0.48-0.80...............................    291,900      7.2        0.66
    1.60....................................     93,750      7.9        1.60
    2.60-3.30...............................  1,693,144      9.5        3.00
    4.65....................................    175,000      9.8        4.65
    8.20....................................     75,000      9.8        8.20
                                              ---------
                                              3,056,244                 2.27
                                              =========

                        PERITUS SOFTWARE SERVICES, INC.

                                                    OPTIONS EXERCISABLE
                                             ---------------------------------
                                                           WEIGHTED
                                                           AVERAGE    WEIGHTED
                                                          REMAINING   AVERAGE
                                               NUMBER    CONTRACTUAL  EXERCISE
   RANGE OF EXERCISE PRICES                  EXERCISABLE LIFE (YEARS)  PRICE
   ------------------------                  ----------- ------------ --------
   $0.01-0.10...............................   454,625       5.5       $0.08
    0.15-0.24...............................   174,075       6.2        0.23
    0.48-0.80...............................   167,644       7.2        0.66
    1.60....................................    40,625       7.8        1.60
    2.60-3.30...............................   102,272       9.0        2.70
    4.65....................................    43,750       9.8        4.65
    8.20....................................       --        9.8         --
                                               -------
                                               982,991                  0.75
                                               =======

  In accordance with APB 25, the Company recognized $83,000 and $118,000 in compensation expense under the Plan for the years ended December 31, 1995 and 1996, respectively. Had compensation cost for the Plan been determined based upon the fair value of options at their grant dates, as prescribed in SFAS 123, the Company's net income (loss) would have been as follows:

                                             YEAR ENDED       THREE MONTHS ENDED
                                            DECEMBER 31,        MARCH 31, 1997
                                         -------------------  ------------------
                                          1995      1996
                                         ------- -----------     (UNAUDITED)
   As reported.......................... $55,000 $(4,921,000)      $406,000
   Pro forma............................  36,000  (5,049,539)       196,000

  The fair value of options at date of grant was estimated using the minimum value method with the following weighted average assumptions:

                                              YEAR ENDED     THREE MONTHS ENDED
                                             DECEMBER 31,      MARCH 31, 1997
                                             --------------  ------------------
                                              1995    1996
                                             ------  ------     (UNAUDITED)
   Expected life (years)....................      5       5            5
   Risk-free interest rate..................   7.37%   6.25%        6.20%
   Dividend yield...........................      0%      0%           0%
   Fair value of option grants--exercise
    price equal to the fair value of the
    related stock........................... $ 0.35  $ 0.52        $1.88
   Fair value of option grants--exercise
    price less than the fair value of the
    related stock........................... $ 0.14  $  --         $ --

  Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results applying the provisions of SFAS 123 are not representative of pro forma results for future years.

15. DEFINED CONTRIBUTION PLAN

  The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Under the plan, employees may contribute the lower of up to 20% of their salaries or a dollar amount prescribed by the Internal Revenue Code. The Board of Directors may elect to make a discretionary contribution to the plan. Vesting with respect to the Company's discretionary contribution occurs four years from the date the employee is admitted to the plan. There were no contributions made by the Company to the Plan during the years ended December 31, 1994, 1995 and 1996.

                        PERITUS SOFTWARE SERVICES, INC.

16. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in a single industry segment: software maintenance, tools and services.

  The Company operates in diverse geographic areas. Intercompany sales and transfers between geographical areas are accounted for at prices which are designed to be representative of unaffiliated party transactions. Information by geographic area at December 31, 1995 and 1996, and for the years then ended, is summarized below; the Company operated only in North America during the year ended December 31, 1994.

                                GEOGRAPHIC AREAS
                            ------------------------
                            NORTH AMERICA   EUROPE   ELIMINATIONS    TOTAL
                            ------------- ---------- ------------ -----------
1995
Revenue to unaffiliated
 customers.................  $17,426,000  $1,079,000  $     --    $18,505,000
Intercompany revenue.......      159,000         --    (159,000)          --
                             -----------  ----------  ---------   -----------
  Total revenue............   17,585,000   1,079,000   (159,000)   18,505,000
Income from operations.....      164,000     129,000        --        293,000
Identifiable assets........    6,977,000     430,000   (228,000)    7,179,000
Capital expenditures.......      804,000      20,000        --        824,000
Depreciation and
 amortization..............      441,000       2,000        --        443,000
1996
Revenue to unaffiliated
 customers.................  $17,435,000  $1,800,000  $     --    $19,235,000
Intercompany revenue.......          --       84,000    (84,000)          --
                             -----------  ----------  ---------   -----------
  Total revenue............   17,435,000   1,884,000    (84,000)   19,235,000
Income (loss) from
 operations................   (4,821,000)     77,000        --     (4,744,000)
Identifiable assets........   16,635,000   1,575,000   (485,000)   17,725,000
Capital expenditures.......    1,227,000      13,000        --      1,240,000
Depreciation and
 amortization..............      850,000       4,000        --        854,000

17. COMMITMENTS

 Stock Purchase Agreement

  Pursuant to a stock purchase agreement between a stockholder, Bull (the Company's largest customer--Note 8), and the Company dated May 29, 1992, and a follow-on agreement dated September 1, 1994, the Company granted to the stockholder certain rights and privileges. Among these is the right of first refusal to purchase a pro rata portion of any new securities issued by the Company through the date of closing of the first public offering of the Company's common stock, the right of first refusal to acquire a majority voting interest in the Company should any third party seek to acquire such an interest during the period through September 1, 1999, an option to purchase up to 15% of the authorized common shares of the Company before December 31, 1995 at a price not to exceed $1.48 per share, and the right to purchase at the then fair market value a greater than 15% voting interest if the Company grants to any third party the right to acquire such an interest during the period through September 1, 1999. Under this agreement, in October 1995, the stockholder acquired 512,500 shares of Class A common stock at $1.48 per share resulting in proceeds, net of interest costs of $12,000, of $746,000 to increase their interest in the Company at that time to 15% of the authorized shares.

                        PERITUS SOFTWARE SERVICES, INC.

 Operating and Capital Leases

  The Company leases its operating facilities and certain equipment under noncancelable operating and capital lease agreements. Rent expense for the years ended December 31, 1994, 1995 and 1996 was $282,000, $839,000 and
$999,000, respectively. Future minimum lease payments under noncancelable leases as of December 31, 1996 are as follows:

   YEAR ENDING                                              OPERATING  CAPITAL
   DECEMBER 31,                                               LEASES    LEASES
   ------------                                             ---------- --------
   1997.................................................... $1,022,000 $ 94,000
   1998....................................................    952,000   73,000
   1999....................................................     51,000  133,000
   2000....................................................        --     9,000
   2001....................................................        --     6,000
                                                            ---------- --------
                                                            $2,025,000  315,000
                                                            ==========
   Less--Amount representing interest......................              40,000
                                                                       --------
   Present value of minimum lease payments.................            $275,000
                                                                       ========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  33
Management...............................................................  47
Certain Transactions.....................................................  56
Principal and Selling Stockholders.......................................  60
Description of Capital Stock.............................................  62
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  68
Experts..................................................................  68
Additional Information...................................................  69
Index to Consolidated Financial Statements............................... F-1

                              -------------------

  Until    , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,900,000 SHARES


            [LOGO OF PERITUS SOFTWARE SERVICES, INC. APPEARS HERE]


                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------


                             Montgomery Securities

                          Wessels, Arnold & Henderson

                          H.C. Wainwright & Co., Inc.


                                      , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee............................................ $ 12,128
      NASD filing fee.................................................    4,502
      Nasdaq National Market listing fee..............................   50,000
      Blue Sky fees and expenses......................................   15,000
      Transfer Agent and Registrar fees...............................   10,000
      Accounting fees and expenses....................................  200,000
      Legal fees and expenses.........................................  250,000
      Director and Officer Liability Insurance........................  200,000
      Printing and mailing expenses...................................  100,000
      Miscellaneous...................................................   33,370
                                                                       --------
          Total....................................................... $875,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Articles of Organization, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article 6 of the Registrant's Articles of Organization indemnifies directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Registrant. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all expenses, judgments, fines and amounts paid in settlement of such proceedings, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant.

  The Registrant's Articles of Organization establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification above shall be made unless the Registrant determines that the applicable standard of conduct has not been met. Such a determination may be made by a majority of a quorum of the directors, independent legal counsel, a court of competent jurisdiction or a majority vote of a quorum of the outstanding shares of stock (which quorum shall consist of stockholders who are not parties to the suit). The Board of Directors shall authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

  The Registrant's Articles of Organization also provide that, in the event of a determination by the Registrant that a director or officer did not meet the standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment or an advance of expenses within 60 days after such payment is claimed by a director or officer, such director or officer may petition a court to make an independent determination of whether such director or officer is entitled to indemnification. The Registrant's Articles of Organization explicitly provide for partial indemnification of costs and expenses in the event that a director of officer is not entitled to full indemnification.

  Article 6 of the Registrant's Articles of Organization also eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent such elimination or limitation is prohibited by Chapter 156B of the Massachusetts General Laws.

  The Registrant has purchased and maintains insurance coverage under a policy insuring directors and officers of the Registrant against certain liabilities which they may incur as directors or officers of the Registrant.

  Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order is information regarding the number of shares of Common Stock and Preferred Stock issued, and the number of options granted, by the Registrant since April 1994. All numbers relating to shares of Common Stock reflect (i) a two-and-one-half-for-one split effective March 15, 1996, (ii) the redesignation of the Registrant's Class A Voting Common Stock as Common Stock prior to the effective date of this Registration Statement and
(iii) the conversion of the Registrant's Class B Non-Voting Common Stock into Common Stock upon the closing of the Registrant's initial public offering. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

  1. On April 25, 1995, the Registrant issued an aggregate of 95,537 shares of Common Stock at a purchase price per share of $1.60 to certain of its employees in connection with the Registrant's 1995 Employee Stock Purchase Plan.

  2. On May 30, 1995, the Registrant issued a warrant to purchase 312,500 shares of Common Stock for an aggregate exercise price of $500,000 to Massachusetts Capital Resource Company.

  3. On October 31, 1995, the Registrant issued 512,500 shares of Common Stock to Bull HN Information Systems Inc. for an aggregate purchase price of $758,500.

  4. On January 29, 1996, the Registrant issued 280,005 shares of its Common Stock valued at $728,000 to certain stockholders of Vista Technologies Incorporated ("Vista") in connection with an Agreement and Plan of Merger entered into between the Registrant and Vista.

  5. On March 15, 1996, the Registrant issued an aggregate of 1,903,525 shares of Series A Convertible Preferred Stock for an aggregate consideration of $5,329,870 to the following investors: (i) Matrix Partners IV, L.P., (ii) Matrix IV Entrepreneurs Fund, L.P., (iii) Greylock Equity Limited Partnership,
(iv) Massachusetts Capital Resource Company, (v) Wendy Caplan, (vi) Thomas Deary and Therese Deary, (vii) James Carroll and Mary Carroll, (viii) Arthur Carr and (ix) Michael Deary and Lauri Deary.

  6. On March 15, 1996, the Registrant issued 71,775 shares of Common Stock for consideration of $200,970 to Massachusetts Capital Resource Company.

  7. On October 28, 1996, the Registrant issued an aggregate of 1,818,182 shares of Series B Convertible Preferred Stock to 25 investors for aggregate consideration of $6,000,000.

  8. On December 30, 1996, the Registrant issued 151,515 shares of Common Stock to Douglas A. Catalano at a price per share of $3.30 pursuant to an Employment Agreement, dated December 30, 1996, between the Registrant and Mr. Catalano.

  9. During 1994, 1995, 1996 and the four months ended April 30, 1997, the Registrant granted, pursuant to its 1992 Long-Term Incentive Plan, options to purchase an aggregate of 2,566,417 shares of Common Stock at various exercise prices ranging from $0.48 to $8.20 per share to certain employees of the Registrant. These options were granted pursuant to option agreements subject to certain vesting requirements.

  As of June 20, 1997, options to purchase 3,025,613 shares of Common Stock granted by the Registrant pursuant to the 1992 Long-Term Incentive Plan were outstanding.

  The Registrant's 1997 Stock Incentive Plan, 1997 Employee Stock Purchase Plan and 1997 Director Stock Option Plan were adopted by the Board of Directors and approved by the stockholders of the Company in May 1997. As of June 20, 1997, options to purchase an aggregate of 469,500 shares of Common Stock at an exercise price of $10.00 per share had been granted under these plans.

  The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of Common Stock and shares of Common Stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   *1        Form of Underwriting Agreement.
   *3.1      Articles of Organization of the Registrant, as amended.
   *3.2      Restated Articles of Organization of the Registrant, to be
             effective upon the closing of this offering.
   *3.3      By-Laws of the Registrant, as amended.
   *3.4      Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
   *4        Specimen Certificate for shares of Common Stock.
   *5        Opinion of Hale and Dorr LLP.
  *10.1      Long-Term Incentive Plan (1992).
  *10.2      1997 Stock Incentive Plan.
  *10.3      1997 Director Stock Option Plan.
  *10.4      1997 Employee Stock Purchase Plan.
  *10.5      Lease dated February 1, 1995, as amended, between Wang
             Laboratories, Inc. and the Registrant.
  *10.6      Common Stock Purchase Agreement dated May 29, 1992 between the
             Registrant and Bull HN Information Systems Inc.
  *10.7      Agreement of Amendment dated as of March 15, 1996 between the
             Registrant and Bull HN Information Systems Inc.
  *10.8      Note and Warrant Purchase Agreement dated as of May 30, 1995 between the Registrant and Massachusetts Capital Resource Company.
  *10.9      Common Stock Purchase Warrant, due May 30, 1995.
  *10.10     Secured Subordinated Note due 2002, dated May 30, 1995.
  *10.11     Voting Agreement dated as of May 30, 1995 among the Registrant,
             Dominic K. Chan and Massachusetts Capital Resource Company.
  *10.12     Security Agreement dated as of May 30, 1995 between the Registrant and Massachusetts Capital Resource Company.
  *10.13     Series A Convertible Preferred Stock and Class A Common Stock
             Purchase Agreement dated as of March 15, 1996 among the Registrant and the purchasers named in Schedule I thereto.
  *10.14     Registration Rights Agreement dated as of March 15, 1996, as amended, among the Registrant and the stockholders listed on the signature pages thereto.
  *10.15     Stock Restriction Agreement dated as of March 15, 1996, as amended, among the Registrant, Dominic K. Chan and Marsha C. Chan and the stockholders listed on the signature pages thereto.
  *10.16     Voting Agreement dated as of March 15, 1996 among the Registrant and the stockholders listed in the signature pages thereto.
  *10.17     Stock Option Agreement dated as of March 15, 1996 among the
             Registrant, Dominic K. Chan and Marsha C. Chan.
  *10.18     Non-Competition Agreement dated as of March 15, 1996 between the
             Registrant and Dominic K. Chan.
  *10.19     Series B Convertible Preferred Stock Purchase Agreement dated as of October 28, 1996 among the Registrant and the purchasers named in Schedule I thereto.
  *10.20     Employment Agreement dated as of December 30, 1996 between the
             Registrant and Douglas A. Catalano.
  *10.21     Employment Agreement dated as of January 27, 1997 between the
             Registrant and Robert D. Savoia.
  *10.22     Letter Agreement dated as of August 15, 1996 between the
             Registrant and Leonard Miller.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 *+10.23     Master Software Services Agreement dated as of February 3, 1992 between the Registrant and Bull HN Information Systems Inc.
 *+10.24     License Agreement dated as of July 29, 1996 between the Registrant and Bull HN Information Inc.
 *+10.25     Master License Agreement dated as of October 21, 1996, as amended, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.
 *+10.26     Engineering Consultant Services Agreement, as amended, between
             Stratus Computer, Inc. and the Registrant, dated November 30,
             1993.
  *10.27     Letter Agreement dated September 6, 1996 between the Registrant and Fleet National Bank.
  *10.28     Promissory Note between the Registrant and Fleet National Bank in the amount of $3,500,000, dated September 6, 1996.
  *10.29     Promissory Note between the Registrant and Fleet National Bank in the amount of $675,000, dated September 6, 1996.
  *10.30     Promissory Note between the Registrant and Fleet National Bank in the amount of $825,000, dated September 6, 1996.
  *10.31     Inventory, Accounts Receivable and Intangibles Security Agreement
             between the Registrant and Fleet National Bank, dated September 6,
             1996.
  *10.32     Supplemental Security Agreement between the Registrant and Fleet
             National Bank, dated September 6, 1996.
  *10.33     Security Agreement (Trademarks) between the Registrant and Fleet
             National Bank, dated September 6, 1996.
  *10.34     Security Agreement (Patents) between the Registrant and Fleet
             National Bank, dated September 6, 1996.
  *10.35     Subordination Agreement between Massachusetts Capital Resource
             Company and Fleet National Bank, dated September 6, 1996.
 *+10.36     License and Alliance Agreement dated as of May 1, 1996, as amended, between the Registrant and CSC Consulting, Inc.
  *10.37     Agreement and Plan of Merger among the Registrant, Vista
             Technologies Incorporated and its stockholders, dated January 29,
             1996.
 *+10.38     Letter of Intent dated May 9, 1997 between the Registrant and
             VIASOFT, Inc.
  +10.39     Joint Marketing Agreement effective as of June 12, 1997 between the Registrant and VIASOFT, Inc.
 **11        Computation of earnings per common share.
  *21        Subsidiaries of the Registrant.
   23.1      Consent of Price Waterhouse LLP.
  *23.2      Consent of Hale and Dorr LLP (included in Exhibit 5).
  *24        Power of Attorney.
  *27        Financial Data Schedule.

--------
 * Previously filed.
** Superseding exhibit.
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

  (B) FINANCIAL STATEMENT SCHEDULES

  All financial statement schedules have been omitted because they are not required or because the required information is given in the Registrant's Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Articles of Organization of the Registrant and the laws of the Commonwealth of Massachusetts, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BILLERICA, MASSACHUSETTS, ON THIS 20TH DAY OF JUNE, 1997.

                                          Peritus Software Services, Inc.


                                          By:     /s/ Allen K. Deary
                                              ---------------------------------
                                              ALLEN K. DEARY VICE PRESIDENT,
                                                FINANCE AND CHIEF FINANCIAL
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.





              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
                  *                    Chairman of the          June 20, 1997
-------------------------------------   Board and Chief
           DOMINIC K. CHAN              Executive Officer
                                        (Principal
                                        Executive Officer)

                  *                    President, Chief         June 20, 1997
-------------------------------------   Operating Officer
         DOUGLAS A. CATALANO            and Director

                                       Vice President,          June 20, 1997
       /s/ Allen K. Deary               Finance, Chief
-------------------------------------   Financial Officer
           ALLEN K. DEARY               and Director
                                        (Principal
                                        Financial Officer)

                  *                    Director of Finance      June 20, 1997
-------------------------------------   and Treasurer
           JOHN E. MACPHEE              (Principal
                                        Accounting Officer)

                  *                    Director                 June 20, 1997
-------------------------------------
             ARTHUR CARR

                  *                    Director                 June 20, 1997
-------------------------------------
            JOHN GIORDANO




              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
                  *                     Director                June 20, 1997
-------------------------------------
        W. MICHAEL HUMPHREYS

                  *                     Director                June 20, 1997
-------------------------------------
            AXEL LEBLOIS

                  *                     Director                June 20, 1997
-------------------------------------
            HENRY MCCANCE

                  *                     Director                June 20, 1997
-------------------------------------
            ROLAND PAMPEL


*By:    /s/ Allen K. Deary
    --------------------------------
    ALLEN K. DEARY ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   *1        Form of Underwriting Agreement.
   *3.1      Articles of Organization of the Registrant, as amended.
   *3.2      Restated Articles of Organization of the Registrant, to be
             effective upon the closing of this offering.
   *3.3      By-Laws of the Registrant, as amended.
   *3.4      Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
   *4        Specimen Certificate for shares of Common Stock.
   *5        Opinion of Hale and Dorr LLP.
  *10.1      Long-Term Employee Incentive Plan (1992).
  *10.2      1997 Stock Incentive Plan.
  *10.3      1997 Director Stock Option Plan.
  *10.4      1997 Employee Stock Purchase Plan.
  *10.5      Lease dated February 1, 1995, as amended, between Wang
             Laboratories, Inc. and the Registrant.
  *10.6      Common Stock Purchase Agreement dated May 29, 1992 between the
             Registrant and Bull HN Information Systems Inc.
  *10.7      Agreement of Amendment dated as of March 15, 1996 between the
             Registrant and Bull HN Information Systems Inc.
  *10.8      Note and Warrant Purchase Agreement dated as of May 30, 1995 between the Registrant and Massachusetts Capital Resource Company.
  *10.9      Common Stock Purchase Warrant, due May 30, 1995.
  *10.10     Secured Subordinated Note due 2002, dated May 30, 1995.
  *10.11     Voting Agreement dated as of May 30, 1995 among the Registrant,
             Dominic K. Chan and Massachusetts Capital Resource Company.
  *10.12     Security Agreement dated as of May 30, 1995 between the Registrant and Massachusetts Capital Resource Company.
  *10.13     Series A Convertible Preferred Stock and Class A Common Stock
             Purchase Agreement dated as of March 15, 1996 among the Registrant and the purchasers named in Schedule I thereto.
  *10.14     Registration Rights Agreement dated as of March 15, 1996, as amended, among the Registrant and the stockholders listed on the signature pages thereto.
  *10.15     Stock Restriction Agreement dated as of March 15, 1996, as amended, among the Registrant, Dominic K. Chan and Marsha C. Chan and the stockholders listed on the signature pages thereto.
  *10.16     Voting Agreement dated as of March 15, 1996 among the Registrant and the stockholders listed in the signature pages thereto.
  *10.17     Stock Option Agreement dated as of March 15, 1996 among the
             Registrant, Dominic K. Chan and Marsha C. Chan.
  *10.18     Non-Competition Agreement dated as of March 15, 1996 between the
             Registrant and Dominic K. Chan.
  *10.19     Series B Convertible Preferred Stock Purchase Agreement dated as of October 28, 1996 among the Registrant and the purchasers named in Schedule I thereto.
  *10.20     Employment Agreement dated as of December 30, 1996 between the
             Registrant and Douglas A. Catalano.
  *10.21     Employment Agreement dated as of January 27, 1997 between the
             Registrant and Robert D. Savoia.
  *10.22     Letter Agreement dated as of August 15, 1996 between the
             Registrant and Leonard Miller.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 *+10.23     Master Software Services Agreement dated as of February 3, 1992 between the Registrant and Bull HN Information Systems Inc.
 *+10.24     License Agreement dated as of July 29, 1996 between the Registrant and Bull HN Information Inc.
 *+10.25     Master License Agreement dated as of October 21, 1996, as amended, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.
 *+10.26     Engineering Consultant Services Agreement, as amended, between
             Stratus Computer, Inc. and the Registrant, dated November 30,
             1993.
  *10.27     Letter Agreement dated September 6, 1996 between the Registrant and Fleet National Bank.
  *10.28     Promissory Note between the Registrant and Fleet National Bank in the amount of $3,500,000, dated September 6, 1996.
  *10.29     Promissory Note between the Registrant and Fleet National Bank in the amount of $675,000, dated September 6, 1996.
  *10.30     Promissory Note between the Registrant and Fleet National Bank in the amount of $825,000, dated September 6, 1996.
  *10.31     Inventory, Accounts Receivable and Intangibles Security Agreement
             between the Registrant and Fleet National Bank, dated September 6,
             1996.
  *10.32     Supplemental Security Agreement between the Registrant and Fleet
             National Bank, dated September 6, 1996.
  *10.33     Security Agreement (Trademarks) between the Registrant and Fleet
             National Bank, dated September 6, 1996.
  *10.34     Security Agreement (Patents) between the Registrant and Fleet
             National Bank, dated September 6, 1996.
  *10.35     Subordination Agreement between Massachusetts Capital Resource
             Company and Fleet National Bank, dated September 6, 1996.
 *+10.36     License and Alliance Agreement dated as of May 1, 1996, as amended, between the Registrant and CSC Consulting, Inc.
  *10.37     Agreement and Plan of Merger among the Registrant, Vista
             Technologies Incorporated and its stockholders, dated January 29,
             1996.
 *+10.38     Letter of Intent dated May 9, 1997 between the Registrant and
             VIASOFT, Inc.
  +10.39     Joint Marketing Agreement effective as of June 12, 1997 between the Registrant and VIASOFT, Inc.
 **11        Computation of earnings per common share.
  *21        Subsidiaries of the Registrant.
   23.1      Consent of Price Waterhouse LLP.
  *23.2      Consent of Hale and Dorr LLP (included in Exhibit 5).
  *24        Power of Attorney.
  *27        Financial Data Schedule.

--------
 * Previously filed.
** Superseding exhibit.
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

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